As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6021	20-8627710
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(205) 313-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RICHARD MURRAY, IV

PRESIDENT AND CHIEF EXECUTIVE OFFICER

813 SHADES CREEK PARKWAY, SUITE 100

BIRMINGHAM, ALABAMA 35209

(205) 313-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

W. Clark Goodwin, Esq. J. Ryan Brooks, Esq. Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, Alabama 35203 (205) 254-1000	David W. Ghegan, Esq. Brad R. Resweber, Esq. Troutman Sanders LLP 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308 (404) 885-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and the satisfaction or waiver of all other conditions to the transaction described in the proxy statement-prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)      ☐

Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)      ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value	2,559,323	N/A	$107,033,586	$13,326

(1)

Represents the maximum number of shares of the registrant’s common stock estimated to be issuable in connection with the merger transaction described herein, based on the number of shares of common stock of FirstAtlantic Financial Holdings, Inc. (“FFHI”) outstanding and reserved for issuance under various plans and in connection with outstanding options and warrants to purchase common stock of FFHI and outstanding shares of FFHI restricted stock as of October 6, 2017. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(f)(1) and (3) under the Securities Act, and solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated as follows: the product of (i) $18.24 (the average of the high and low sale prices for a share of FFHI common stock on October 2, 2017, as reported by the OTCQX U.S. Premier Market) and (ii) 6,479,284 (the maximum number of shares of common stock of FFHI that may be canceled and exchanged in the merger), less $11,148,555 (the approximate amount of cash to be paid by the registrant for the common stock of FFHI in the merger).

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. National Commerce Corporation may not issue or sell the securities offered by this proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement-prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2017

PROSPECTUS OF NATIONAL COMMERCE CORPORATION	PROXY STATEMENT OF FIRSTATLANTIC FINANCIAL HOLDINGS, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of FirstAtlantic Financial Holdings, Inc. (“FFHI”) and National Commerce Corporation (“NCC”) have each approved the proposed merger of FFHI with and into NCC, with NCC surviving the merger. The merger agreement provides that the shareholders of FFHI may elect to receive, for each of their shares of FFHI common stock, either (i) 0.44 shares of NCC common stock or (ii) $17.25 in cash, without interest, subject to certain allocation limitations and proration procedures described in the merger agreement. The total amount of cash payable in the merger will be equal as nearly as practicable to $11,148,555; however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Accordingly, elections by shareholders of FFHI to receive a particular form of consideration will be prorated as necessary to cause the aggregate mix of consideration issuable to FFHI shareholders in the merger to comply as nearly as possible with the foregoing allocation limitation, and your ability to receive a particular form of consideration will depend on the election of other FFHI shareholders. Assuming the issuance of 2,559,323 shares of NCC common stock, the maximum possible number of shares issuable in the merger, and based on the closing price for a share of NCC common stock as of [●], 2017, the total merger consideration is expected to be approximately $[●] million. Under these circumstances, following the merger, current NCC stockholders would own approximately 85.2% of the issued and outstanding common stock of NCC, and current FFHI shareholders would own approximately 14.8% of the issued and outstanding common stock of NCC.

A total of 2,559,323 shares of NCC common stock, the maximum number of shares of NCC common stock that may be issued in the merger, are being offered by NCC pursuant to this proxy statement-prospectus. The NCC common stock will be registered under the Securities Act of 1933, as amended. The market price of NCC common stock will fluctuate between the date of this proxy statement-prospectus and the date of the special meeting of FFHI shareholders, and between the date of the special meeting and the closing of the proposed merger. Therefore, the value of the shares of NCC common stock to be received in the merger will not be known at the time that FFHI shareholders vote at the special meeting described below. We urge you to obtain current market quotations for NCC common stock and FFHI common stock. NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM,” and FFHI’s common stock is quoted on the OTCQX U.S. Premier Market under the symbol “FFHD.” The amount of cash per share is fixed at $17.25; however, as described in more detail elsewhere in this proxy statement-prospectus, in the event that the average closing price for NCC common stock for a specified period prior to the closing of the merger is less than $31.84 per share and the decrease in the price of NCC common stock exceeds a specified threshold relative to the decrease in the Nasdaq Bank Index over the same period, FFHI will have the right to terminate the merger agreement unless NCC elects to make a compensating cash payment to FFHI shareholders who have elected to receive shares of NCC common stock.

The merger cannot be completed unless the shareholders of FFHI approve the merger proposal, among other conditions. FFHI will hold a special meeting of shareholders at [●], located at [●], on [●], 2017 at [●] a.m., local time, to consider and vote on the merger proposal and on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies. Whether or not you plan to attend the special meeting, please vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger proposal and FOR the adjournment proposal. If you hold shares of FFHI common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. Shareholders of FFHI have dissenters’ rights in connection with the proposed merger under Florida law, which provides that a dissenting shareholder is entitled to receive the “fair value” of his, her or its shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute.

/s/ Richard Murray, IV	/s/ Mitchell W. Hunt, Jr.
Richard Murray, IV President and Chief Executive Officer National Commerce Corporation	Mitchell W. Hunt, Jr. President and Chief Executive Officer FirstAtlantic Financial Holdings, Inc.

This proxy statement-prospectus describes the special meeting, the merger, the documents related to the merger and related matters. Please carefully read this entire proxy statement-prospectus, including “Risk Factors” beginning on page 12, for a discussion of the risks associated with the proposed merger and with owning NCC common stock. You also can obtain information about NCC from documents that it has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of NCC common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

NCC is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore permitted to take advantage of certain reduced public company reporting requirements.

This proxy statement-prospectus is dated [●], 2017 and is first being mailed to shareholders of FFHI on or about [●], 2017.

ABOUT THIS DOCUMENT

This proxy statement-prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-[●]) filed by NCC with the Securities and Exchange Commission (the “SEC”). It constitutes a prospectus of NCC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of NCC common stock to be issued to shareholders of FFHI in the merger. In addition, it constitutes a notice of meeting and a proxy statement with respect to the special meeting of shareholders of FFHI, at which the FFHI shareholders will consider and vote, among other things, on the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. As used in this proxy statement-prospectus, the terms “NCC” and “FFHI” refer to National Commerce Corporation and FirstAtlantic Financial Holdings, Inc., respectively. Where the context requires, “NCC” may refer to NCC and its subsidiary, National Bank of Commerce, which may be referred to individually as “NBC,” and “FFHI” may refer to FFHI and its subsidiary, FirstAtlantic Bank, which may also be referred to individually as “FirstAtlantic Bank.” Unless the context indicates otherwise, all references to the “Agreement and Plan of Merger” or the “merger agreement” refer to the Agreement and Plan of Merger, dated August 16, 2017, by and between NCC and FFHI, which is attached to the accompanying proxy statement-prospectus as Appendix A.

None of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the SEC or any state securities commission has approved or disapproved of the securities to be issued in connection with the proposed merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

AVAILABLE INFORMATION

As permitted by SEC rules, this document incorporates certain important business and financial information about NCC from other documents filed by NCC with the SEC that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request.

Your requests for documents from NCC should be directed to:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

In order to ensure timely delivery of these documents, you should make your request no later than five (5) business days before the special meeting date, or by [●], 2017.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” on page 82.

FFHI does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

All information in this proxy statement-prospectus concerning NCC and its subsidiaries has been supplied by NCC, and all information in this proxy statement-prospectus concerning FFHI and FirstAtlantic Bank has been supplied by FFHI. Statements contained in this proxy statement-prospectus as to the contents of any contract or other documents referred to in this proxy statement-prospectus are not necessarily complete. Where such documents are filed as exhibits to the registration statement of which this proxy statement-prospectus is a part or incorporated herein by reference, you should refer to the copy of the applicable contract or other document.

NCC and FFHI have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents to which you are referred herein. If someone provides you with other information, please do not rely on it as being authorized by NCC or FFHI. This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of NCC or FFHI since that date that are not reflected in this document. You should assume that the information incorporated by reference into this proxy statement-prospectus is accurate as of the date of such document or such other date as is specified.

FIRSTATLANTIC FINANCIAL HOLDINGS, INC.

1325 Hendricks Avenue

Jacksonville, Florida 32207

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2017

To the Shareholders of FirstAtlantic Financial Holdings, Inc.:

FirstAtlantic Financial Holdings, Inc. (“FFHI”) will hold a special meeting of shareholders at [●], located at [●], on [●], 2017 at [●] a.m., local time, for the following purposes:

1.     To authorize, approve and adopt the Agreement and Plan of Merger dated August 16, 2017, by and between National Commerce Corporation (“NCC”) and FFHI, pursuant to which FFHI will merge with and into NCC on and subject to the terms and conditions contained therein (the “merger proposal”).

2.      To approve one or more adjournments of the special meeting, if necessary or appropriate, in order to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting (the “adjournment proposal”).

3.      To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Shareholders of record at the close of business on [●], 2017, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding common stock of FFHI. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the matter. After careful consideration, the board of directors of FFHI supports the merger and recommends that you vote FOR approval of the merger proposal and the adjournment proposal.

The accompanying proxy statement-prospectus describes the merger proposal in detail and includes, as Appendix A, the complete text of the merger agreement. We urge you to read these materials for a description of the merger agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 12 of the accompanying proxy statement-prospectus for a discussion of certain risk factors relating to the merger.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions in the enclosed proxy card and returning it as soon as possible in the enclosed postage-prepaid envelope. You may revoke your proxy at any time before it is voted in the manner described in the accompanying proxy statement-prospectus. Giving a proxy will not prevent you from attending the special meeting and voting in person if you wish to do so. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Shareholders of FFHI have dissenters’ rights with respect to the merger under Florida law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash. We have described dissenters’ rights under Florida law in the accompanying proxy statement-prospectus, and we have also included a copy of the relevant statutory provisions as Appendix B to the proxy statement-prospectus. We urge any shareholder of FFHI who wishes to assert dissenters’ rights to read the statute carefully and to consult legal counsel before attempting to assert dissenters’ rights.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters in their discretion.

On behalf of the Board of Directors,

[●], 2017

v

APPENDICES

PROXY STATEMENT-PROSPECTUS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

      The following are some questions that you may have about the proposals to be presented at the special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement-prospectus, because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” on page 82.

Q:	Why am I receiving this proxy statement-prospectus?

A:

We are delivering this document to you because it is a proxy statement being used by the FFHI board of directors to solicit proxies from FFHI’s shareholders in connection with approval of the merger proposal and related matters. In order to approve the merger proposal and related matters, FFHI has called a special meeting of its shareholders (which we refer to as the “special meeting”). The completion of the merger is conditioned upon the approval of the merger proposal. This document serves as the proxy statement for the special meeting and describes the proposals to be presented at the special meeting. This document is also a prospectus that is being delivered to FFHI’s shareholders because NCC is offering shares of its common stock to FFHI shareholders in connection with the merger.

This proxy statement-prospectus contains important information about the merger and the other proposal being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	In addition to the merger proposal, what else am I being asked to vote on?

A:

In addition to the merger proposal, FFHI is soliciting proxies from its shareholders with respect to the approval of a proposal providing for one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger proposal at the time of the special meeting. The completion of the merger is not conditioned upon the approval of the adjournment proposal.

Q:	What is the merger?

A:

NCC and FFHI have entered into an Agreement and Plan of Merger, dated August 16, 2017 (which we refer to as the “merger agreement”). Under the merger agreement, FFHI will be merged with and into NCC (which we refer to as the “merger”), with NCC continuing as the surviving corporation. A copy of the merger agreement is included in this proxy statement-prospectus as Appendix A. Immediately following the merger, FFHI’s wholly owned bank subsidiary, FirstAtlantic Bank, will merge with and into NCC’s wholly owned bank subsidiary, NBC (which we refer to as the “bank merger”). NBC will be the surviving bank in the bank merger.

Q:	Why have NCC and FFHI decided to merge?

A:

NCC and FFHI have agreed to merge for strategic reasons that they believe will benefit both parties. The board of directors of NCC believes that the merger will allow NCC to expand its presence in Florida, and the board of directors of FFHI believes that the financial terms of the merger offer an attractive opportunity for shareholders of FFHI. See “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 28 for additional information.

Q:	What will happen to FirstAtlantic Bank as a result of the merger?

A:

If the merger occurs, FirstAtlantic Bank, a wholly owned subsidiary of FFHI, will be merged with and into NBC, a wholly owned subsidiary of NCC, with NBC continuing as the surviving institution. The merger agreement provides that, subject to applicable provisions of law and non-objection from any regulatory authorities, the parties intend that the former banking offices of FirstAtlantic Bank will continue to operate under the trade name “FirstAtlantic Bank, a division of National Bank of Commerce.”

Q:	What vote is required to approve the merger proposal?

A:	Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FFHI common stock as of [●], 2017.

Q:	How does the FFHI board of directors recommend I vote on the merger proposal?

A:	FFHI’s board of directors has unanimously approved and adopted the merger agreement and recommends that the shareholders of FFHI vote FOR the merger proposal.

Q:	Does the merger proposal require the approval of NCC’s stockholders?

A:	No. The merger proposal does not require the approval of the stockholders of NCC.

Q:	What type of consideration will I receive in the merger?

A:

The merger agreement provides that the shareholders of FFHI may elect to receive, for each of their shares of FFHI common stock, either (i) 0.44 shares of NCC common stock or (ii) $17.25 in cash, without interest, subject to certain allocation limitations and proration procedures described in the merger agreement. The merger agreement provides that the total amount of cash payable in the merger will be equal as nearly as practicable to $11,148,555; however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Accordingly, elections by FFHI shareholders to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to the shareholders of FFHI in the merger to comply with the foregoing allocation. In addition, in lieu of any fractional shares of NCC common stock otherwise issuable in accordance with the exchange ratio above, NCC will pay to each former shareholder of FFHI who otherwise would be entitled to receive a fractional share of NCC common stock an amount in cash (without interest) determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two (2) decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger. After the merger is completed, and assuming the issuance of the maximum possible number of shares in the merger, current NCC stockholders would own approximately 85.2% of the issued and outstanding common stock of NCC, and current shareholders of FFHI would own approximately 14.8% of the issued and outstanding common stock of NCC. See “Proposal No. 1 – The Merger; Structure of the Merger” on page 24 and “The Merger Agreement” beginning on page 42 for further explanation.

As described in more detail elsewhere in this proxy statement-prospectus, under the terms of the merger agreement, if the average closing price of NCC common stock over a designated period of time prior to the closing of the merger decreases below certain specified thresholds and other specified conditions are met, the FFHI board of directors would have a right to terminate the merger agreement, unless NCC elects to make a compensating cash payment to FFHI shareholders who have elected to receive shares of NCC common stock. For more information regarding these termination rights and the adjustment that may result to the merger consideration, see “The Merger Agreement; Termination of the Merger Agreement; Termination Fee” beginning on page 55.

Q:	How does the proration work?

A:

A form of election will be provided to the shareholders of FFHI at a later date, and you should carefully review and follow the instructions that will be included with the election form. The deadline to make an election is 5:00 p.m. Eastern Time on the day before the special meeting (or [●], 2017). The number of shares of FFHI common stock to be converted into cash will equal, as closely as possible, but will not exceed, 646,293 shares ($11,148,555 in cash); however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Therefore, the remaining shares of FFHI common stock outstanding will be converted into a right to receive shares of NCC common stock. In addition, shares of FFHI common stock may be converted into a right to receive cash if the aggregate number of shares of FFHI common stock for which an election has been made to receive shares of NCC common stock exceeds the maximum number of shares issuable in accordance with the allocation of consideration contemplated by the merger agreement. In the event that the shareholders of FFHI elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the predetermined allocation, all shareholders who elected to receive such form of consideration will have their elections prorated according to a method to be mutually selected by NCC and FFHI to the extent necessary to cause the aggregate mix of consideration to equal, as nearly as practicable, the allocation described in the merger agreement. Accordingly, shareholders of FFHI may receive a consideration mix that is different from the consideration that they elect to receive, and your ability to receive cash or shares of NCC in exchange for your shares of FFHI common stock in accordance with your election will depend upon the election of other FFHI shareholders. See “The Merger Agreement – Proration Procedures” beginning on page 43 for further explanation.

Q:	What happens if I do not make an election?

A:

If you do not submit a properly completed and signed form of election by the election deadline, you will generally be deemed to have made an election to receive shares of NCC common stock in the merger. However, shares of FFHI common stock for which no election has been made may instead be converted into a right to receive cash if the aggregate number of shares of FFHI common stock for which an election has been made to receive shares of NCC common stock exceeds the maximum number of shares issuable in accordance with the allocation of consideration contemplated by the merger agreement.

Q:	What happens if I transfer my shares after I make an election?

A:

Holders of FFHI common stock as of the record date for the special meeting will receive an election form that will allow them to elect to receive cash or shares of NCC common stock as consideration in the merger, subject to the proration and allocation procedures set forth in the merger agreement and described elsewhere herein. The merger agreement provides that the deadline to make an election with respect to the shares of FFHI common stock that you own is 5:00 p.m. Eastern Time on the day before the special meeting (or [●], 2017) and that elections may be revoked or amended at any time prior to the election deadline. If you transfer your shares before the effective time of the merger (whether before or after the election deadline), then any election you have made with respect to the transferred shares will be deemed to have been revoked. The ability of the transferee of the shares to make an election depends on whether the transfer occurs before or after the election deadline. If the transfer is completed before the election deadline, then the transferee may make a new election by requesting an election form from FFHI and following the instructions therein. However, if the shares are transferred after the election deadline, then the transferee may not make an election with respect to the transferred shares, and the shares will be subject to the default allocation procedures set forth in the merger agreement.

Q:	How was the merger consideration determined?

A:

The consideration to be paid to the shareholders of FFHI in the merger was the result of an arm’s length negotiation between NCC and FFHI. See “Proposal No. 1 – The Merger; Background of the Merger” beginning on page 24 for additional information.

Q:	Will the value of the merger consideration change between the date of this proxy statement-prospectus and the time the merger is completed?

A:

The amount of the cash consideration paid per share will remain $17.25 per share. However, because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive NCC common stock as consideration for all or a portion of your shares of FFHI common stock, the implied value of the stock consideration that you will receive will depend on the market value of the NCC common stock when you receive your shares of NCC common stock. Based on the total number of shares of FFHI common stock outstanding and reserved for issuance under its stock incentive plan, as well as shares of FFHI common stock issuable to holders of warrants and to holders of FFHI restricted stock, NCC could issue a maximum of 2,559,323 shares of its common stock and pay approximately $11.1 million in cash to FFHI shareholders in the aggregate, upon completion of the merger. Based on the closing price for a share of NCC common stock as of [●], 2017, the most recent practicable trading day before the date of this proxy statement-prospectus, and assuming the payment of the maximum possible consideration in the merger, the aggregate value of the consideration to be received by FFHI shareholders would be approximately $[●] million. The value of the stock consideration per share of FFHI common stock, based on NCC’s closing stock price on [●], 2017, the most recent practicable trading day before the date of this proxy statement-prospectus, was $[●] per share, after giving effect to the exchange ratio. No assurance can be given that the current market price of NCC common stock will be equivalent to the market price of NCC common stock on the date that shares of NCC common stock are received by an FFHI shareholder or at any other time. At the time of completion of the merger, the market price of the stock consideration could be greater or less than the value of the cash consideration due to fluctuations in the market price of NCC common stock. You should obtain current market prices for shares of NCC common stock, which is listed on the Nasdaq Global Select Market under the symbol “NCOM,” and for shares of FFHI common stock, which are quoted on the OTCQX U.S. Premier Market (the “OTCQX”) under the symbol “FFHD.”

Q:	How will the merger affect outstanding FFHI stock options?

A:

At the effective time of the merger, each outstanding and unexercised option to purchase shares of FFHI common stock will be automatically cancelled and converted into the right of the holder to receive, with respect to each share of FFHI common stock subject to the option, a cash payment, without interest, equal to the excess, if any, of $17.25 over the exercise price per share of FFHI common stock subject to such option (rounded to the nearest cent), less any required withholding tax.

Q:	How will the merger affect outstanding warrants to purchase FFHI common stock?

A:

The merger agreement provides that NCC will assume all outstanding warrants to purchase FFHI common stock according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. Such warrants will be converted automatically into rights to purchase NCC common stock; however, the exercise price and number of shares issuable upon exercise of such warrants will be adjusted according to the exchange ratio.

Q:	How will the merger affect outstanding shares of FFHI restricted stock?

A:

At the effective time of the merger, each outstanding share of FFHI restricted stock will become fully vested and will be treated as a share of outstanding FFHI common stock for purposes of the election and consideration allocation procedures set forth in the merger agreement.

x

Q:	How many FFHI equity-based awards are currently outstanding?

A:

As of August 16, 2017, the date on which the parties signed the merger agreement, there were options to purchase 348,296 shares of FFHI common stock, warrants to purchase 82,609 shares of FFHI common stock and 16,346 shares of FFHI restricted stock outstanding. As of September 30, 2017, the end of the most recently completed fiscal quarter prior to the date of this proxy-statement prospectus, there were 161,220 options to purchase FFHI common stock, 76,313 warrants to purchase FFHI common stock and 6,563 shares of FFHI restricted stock outstanding. As of the date of this proxy statement-prospectus, there were [●] options to purchase FFHI common stock, [●] warrants to purchase FFHI common stock and [●] shares of FFHI restricted stock outstanding.

Q:	What risks should I consider before I vote on the merger proposal?

A:	You should carefully review the section captioned “Risk Factors” beginning on page 12.

Q:	Will current NCC stockholders receive any shares or cash as a result of the merger?

A:	No. After the merger, NCC stockholders will continue to own the same number of NCC shares that they owned before the merger and will not receive any shares or cash as a result of the merger.

Q:	What are the federal income tax consequences of the merger to me?

A:

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). In connection with the filing of the registration statement of which this proxy statement-prospectus is a part, Maynard, Cooper & Gale, P.C. has delivered to NCC, and Troutman Sanders LLP has delivered to FFHI, their respective opinions that, for U.S. federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, if you are a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38) of FFHI common stock, you will not recognize any gain or loss for U.S. federal income tax purposes upon your exchange of shares of FFHI common stock for shares of NCC common stock in the merger. However, to the extent that you receive cash, whether as a result of an election to receive cash as your consideration in the merger, as a result of proration, upon your exercise of dissenters’ rights, or in lieu of fractional shares, you may recognize gain or loss for U.S. federal income tax purposes. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within NCC’s or FFHI’s control. It is a condition to the respective obligations of NCC and FFHI to complete the merger that each party receives a legal opinion from its counsel that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Under the merger agreement, receipt of the tax opinions as a closing condition may be waived by NCC and FFHI prior to the closing of the merger. However, if receipt of such opinions were waived, FFHI would resolicit its shareholders in the event that any change in the tax consequences to U.S. holders were material, and would disclose the reasons for the waiver and the change in tax consequences. Such resolicitation would require an amendment to the registration statement on Form S-4 of which this proxy statement-prospectus is a part. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 for additional information.

Q:	When do the parties expect the merger to be completed?

A:

NCC and FFHI are working to complete the merger in the fourth quarter of 2017 or first quarter of 2018, after the special meeting, assuming that the shareholders of FFHI and all applicable regulators approve the merger and that the other conditions to closing are met. See “The Merger Agreement; Conditions to the Merger” beginning on page 48 for additional information. The parties could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page 12 for a discussion of these and other risks relating to the merger.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:

The applicable record date for the special meeting is earlier than the date of the meeting and the date that the merger may be completed. If you transfer your FFHI common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting). However, FFHI shareholders who transfer their FFHI shares prior to the effective time of the merger will not have the right to receive any merger consideration for the transferred FFHI shares. FFHI shareholders will only be entitled to receive the merger consideration for FFHI shares that they own at the effective time of the merger.

Q:	Does FFHI expect to pay any dividends to the FFHI shareholders before the merger?

A:

Under the merger agreement, until the effective time of the merger or the earlier termination of the merger agreement, FFHI may not declare or pay any dividend or make any other capital distribution, except for quarterly dividends consistent with past practice in an amount up to $0.04 per share of FFHI common stock per quarter. On August 22, 2017, FFHI declared a cash dividend of $0.04 per share that was paid to shareholders of record as of September 15, 2017 on October 4, 2017.

Q:	Will I be able to sell the NCC common stock that I receive pursuant to the merger?

A:

The NCC common stock issued in the merger will be registered under the Securities Act. NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” Therefore, you will be able to sell or transfer without restriction the shares of NCC common stock that you receive in the merger.

Q:	Are dissenters’ rights available to me in connection with this transaction?

A:

Yes. Shareholders of FFHI have dissenters’ rights in connection with the proposed merger under the Florida Business Corporation Act (which we refer to as the “FBCA”). The FBCA provides that a dissenting shareholder is entitled to receive the “fair value” of his, her or its shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the FBCA. To perfect dissenters’ rights, you must (i) give FFHI written notice of your intent to dissent from the merger prior to the special meeting, (ii) not vote your shares, or allow your shares to be voted, in favor of the merger and (iii) comply technically with proper procedure as set forth under the FBCA. You should read carefully the more detailed description of this procedure beginning on page 60, as well as the full text of the relevant provisions of the FBCA, which are attached to this proxy statement-prospectus as Appendix B. NCC’s board of directors may terminate the merger agreement and abandon the proposed merger transaction if the holders of more than ten percent (10%) of the outstanding shares of FFHI common stock exercise dissenters’ rights.

Q:	What votes are required to adjourn or postpone the special meeting?

A:	The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the matter.

Q:	What should I do now?

A:

After carefully reading and considering the information in this proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate otherwise, your proxy will be voted FOR the merger proposal and FOR the adjournment proposal.

Q:	If my shares of FFHI common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares of common stock for me?

A:

No. Your broker, bank or other nominee holder will vote your shares of FFHI common stock on the merger proposal only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee holder on how to vote your shares, following the directions provided to you. Brokers, banks and other nominee holders of record who hold shares of common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record that are members of the New York Stock Exchange (the “NYSE”) or Nasdaq are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of Nasdaq and the NYSE, each of the proposals to be considered at the special meeting is considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on any of the proposals that FFHI shareholders are being asked to consider.

Q:	When and where is the special meeting?

A:	The FFHI special meeting will be held at [●], located at [●], on [●], 2017 at [●] a.m., local time.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of FFHI common stock will constitute a quorum. Abstentions, if any, and broker non-votes will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum.

Q:	What is a broker non-vote?

A:

The term “broker non-votes” refers to shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the special meeting, but with respect to which (i) the broker, bank or other nominee holder of record has not been instructed by the beneficial owner of such shares on how to vote on a particular proposal and (ii) the broker does not have discretionary voting power on such proposal. Because the proposals being considered at the special meeting are non-routine, if shareholders do not provide instructions to their brokers, banks or nominees, but such broker, bank or nominee is present at the special meeting in person or submits a valid proxy card, the shares represented will be broker non-votes.

Q:	What if I do not vote?

A:

If you do not vote, it will be more difficult for FFHI to obtain the necessary quorum to hold its special meeting. In addition, if you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal (but will not be considered a vote against the merger agreement for purposes of perfecting dissenters’ rights).

If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote in person or by proxy at the special meeting or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, your shares will not be included in determining the total number of votes cast on the adjournment proposal and will have no effect on this proposal.

Q:	Can I attend the special meeting and vote in person?

A:

Yes. All shareholders of FFHI are invited to attend the special meeting. Holders of record of FFHI common stock can vote by proxy or in person at the special meeting. If you hold your shares in “street name” through a bank or broker, please refer to the instructions provided by your bank or broker regarding how to vote your shares. Please note that if your shares are held in “street name” and you wish to vote in person at the special meeting, you must obtain a proxy from your bank or broker. However, whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure that your vote is counted.

Q:	Can I change my vote after I deliver my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do so in three ways. First, you can revoke your proxy by giving written notice of revocation to FFHI’s corporate secretary. Second, you can submit a new properly executed proxy with a later date at or before the special meeting. The latest proxy actually received before the special meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy. If you hold shares in “street name,” you must contact your broker or bank prior to the special meeting if you wish to revoke your proxy or change your vote.

Q:	Are there any voting agreements in place between NCC and existing FFHI shareholders?

A:

Yes. At the time of the execution of the merger agreement, each director and executive officer of FFHI executed a voting agreement with NCC, in which each such shareholder has agreed, among other things, to vote or cause to be voted all of his or her shares of FFHI common stock (i) in favor of the merger proposal, (ii) against any action or agreement that would result in a breach of any covenant or agreement by FFHI in the merger agreement and (iii) against any other acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger; provided, however, that such voting agreements do not preclude the directors of FFHI from taking action in a manner consistent with their fiduciary duties in their capacity as directors under applicable law. The shareholders who have entered into these agreements held approximately 6.3% in the aggregate of FFHI’s outstanding common stock as of August 16, 2017, the date of the merger agreement and on which the voting agreements were executed. The obligations of these shareholders will terminate in the event that the merger agreement is terminated for any reason in accordance with its terms, without the merger having been consummated. For further information, see “The Merger Agreement; Voting Agreements” on page 59.

Q:	Should I send in my stock certificates now?

A:

No. Following the effective time of the merger, NCC’s exchange agent will send a letter of transmittal and other customary transmittal materials providing written instructions for exchanging FFHI common stock certificates for the merger consideration in accordance with the merger agreement. In any event, do not send your stock certificates with your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you will receive separate instructions for surrendering and exchanging your shares.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of FFHI common stock will not receive any consideration for their shares. Instead, both FFHI and NCC will remain independent companies. In addition, if the merger agreement is terminated under certain circumstances, FFHI may be required to pay a termination fee to NCC. See “The Merger Agreement; Termination of the Merger Agreement; Termination Fee” beginning on page 55 for a discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

FirstAtlantic Financial Holdings, Inc.

1325 Hendricks Avenue

Jacksonville, Florida 32207

Attention: Mitchell W. Hunt, Jr.

(904) 348-3100

A copy of any of the documents incorporated by reference in this proxy statement-prospectus will be provided to you promptly without charge if you call or write to:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

The documents incorporated herein by reference have been previously filed with the SEC. See “Where You Can Find More Information” on page 82.

SUMMARY

This summary is a brief overview of the key aspects of the merger and the issuance of shares of NCC common stock and cash in the merger. This summary only identifies those aspects of the merger that we believe are most significant to you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of NCC common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices included in this proxy statement-prospectus. For more information about NCC, see “Where You Can Find More Information” on page 82. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized. You are urged to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting.

The Companies (See page 63 for NCC and NBC and page 63 for FFHI and FirstAtlantic Bank)

National Commerce Corporation and National Bank of Commerce

NCC, a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through NBC, its wholly owned banking subsidiary.

NBC provides a broad array of banking and other financial services to businesses, business owners and professionals. NBC operates seven (7) full-service banking offices in Alabama, fourteen (14) full-service banking offices in Florida (including under the trade names “United Legacy Bank,” “Reunion Bank of Florida” and “Patriot Bank”) and two (2) full-service banking offices in the Atlanta, Georgia metro area (including under the trade names “Private Bank of Buckhead,” “Private Bank of Decatur,” and “PrivatePlus Mortgage” for the mortgage division).

NCC engages in the business of factoring commercial receivables through NBC’s ownership of a seventy percent (70%) equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

As of June 30, 2017, NCC had total assets of approximately $2.4 billion, total net loans of approximately $1.9 billion, total deposits of approximately $2.0 billion and total shareholders’ equity of approximately $363.2 million. On August 31, 2017, NCC completed the acquisition of Patriot Bank, located in Trinity, Florida, through a combination of cash and shares of NCC common stock issued to Patriot Bank shareholders, with an aggregate value of approximately $31.1 million.

NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” NCC’s principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and its telephone number is (205) 313-8100. NCC does not maintain a standalone website, but additional information about NCC may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

FFHI and FirstAtlantic Bank

FFHI is the holding company for FirstAtlantic Bank, a full-service federal savings association headquartered in Jacksonville, Florida. FirstAtlantic Bank had approximately $462 million in assets, approximately $324 million and $372 million in total loans and deposits, respectively, and approximately $62 million in total equity as of June 30, 2017 and operates eight (8) financial centers located in Jacksonville, Orange Park, St. Augustine and Ponte Vedra Beach, Florida. FirstAtlantic Bank is dedicated to serving businesses, professionals, and consumers while offering a full array of banking services. FFHI’s common stock is quoted on the OTCQX under the symbol “FFHD.” FFHI’s principal executive office is located at 1325 Hendricks Avenue, Jacksonville, Florida 32207, and its telephone number is (904) 348-3100. FirstAtlantic Bank’s website can be accessed at https://www.firstatlantic.bank/. Information contained on FirstAtlantic Bank’s website does not constitute part of, and is not incorporated into, this proxy statement-prospectus.

The Merger Agreement (See page 42)

Under the terms of the merger agreement, FFHI will be merged with and into NCC, with NCC continuing as the surviving corporation. Immediately following the merger, FFHI’s wholly owned bank subsidiary, FirstAtlantic Bank, will merge with and into NCC’s wholly owned bank subsidiary, NBC. NBC will be the surviving bank in the bank merger. Both NCC and NBC will continue their existence under Delaware law and the laws of the United States, respectively, while FFHI and FirstAtlantic Bank will cease to exist as separate corporations. However, subject to applicable laws and non-objection from regulatory authorities, NCC and FFHI intend for the former banking offices of FirstAtlantic Bank to continue to operate and conduct business under the trade name “FirstAtlantic Bank, a division of National Bank of Commerce,” for a period of at least two (2) years. A copy of the merger agreement is included in this proxy statement-prospectus as Appendix A and is incorporated into this proxy statement-prospectus by reference. You are encouraged to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.

What You Will Receive in the Merger (See page 42)

If the merger is completed, the shareholders of FFHI may elect to receive, for each of their shares of FFHI common stock, either (i) 0.44 shares of NCC common stock or (ii) $17.25 in cash, without interest, subject to certain allocation limitations and proration procedures described in the merger agreement. The merger agreement provides that the total amount of cash payable in the merger will be equal as nearly as practicable to, but will not exceed, $11,148,555; however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Accordingly, elections by FFHI shareholders to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to the shareholders of FFHI in the merger to comply with the foregoing allocation. After the merger is completed, and assuming the issuance of the maximum possible number of shares in the merger, current NCC stockholders would own approximately 85.2% of the issued and outstanding common stock of NCC, and current shareholders of FFHI would own approximately 14.8% of the issued and outstanding common stock of NCC. See “Proposal No. 1 – The Merger; Structure of the Merger” beginning on page 24 and “The Merger Agreement” beginning on page 42 for further explanation.

As described in more detail elsewhere in this proxy statement-prospectus, under the terms of the merger agreement, if the average closing price of NCC common stock over a designated period of time prior to the closing of the merger decreases below certain specified thresholds and other specified conditions are met, the FFHI board of directors would have a right to terminate the merger agreement, unless NCC elects to make a compensating cash payment to FFHI shareholders who have elected to receive shares of NCC common stock. For more information regarding these termination rights and the adjustment that may result to the merger consideration, see “The Merger Agreement; Termination of the Merger Agreement; Termination Fee” beginning on page 55.

No fractional shares of NCC common stock will be issued in the merger. Instead, NCC will pay to each former shareholder of FFHI who otherwise would be entitled to receive a fractional share of NCC common stock an amount in cash (without interest) determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger.

Cash and Stock Elections (See page 42)

 A form of election will be provided to shareholders of FFHI at a later date, and shareholders of FFHI should carefully review and follow the instructions that will be included with the election form. The deadline to make an election is 5:00 p.m. Eastern Time on the day prior to the special meeting (or [●], 2017). The number of shares of FFHI common stock to be converted into cash will equal, as closely as possible, but will not exceed, 646,293 shares ($11,148,555 in cash); however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Therefore, the remaining shares of FFHI common stock outstanding will be converted into a right to receive shares of NCC common stock. In addition, shares of FFHI common stock may be converted into a right to receive cash if the aggregate number of shares of FFHI common stock for which an election has been made to receive shares of NCC common stock exceeds the maximum number of shares issuable in accordance with the allocation of consideration contemplated by the merger agreement. In the event that the shareholders of FFHI elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the predetermined allocation, all shareholders who elected to receive such form of consideration will have their elections prorated according to a method to be mutually selected by NCC and FFHI to the extent necessary to cause the aggregate mix of consideration to equal, as nearly as practicable, the allocation described in the merger agreement. Accordingly, shareholders of FFHI may receive a consideration mix that is different from the consideration that they elect to receive, and your ability to receive cash or shares of NCC in exchange for your shares of FFHI common stock in accordance with your election will depend upon the election of other FFHI shareholders. See “The Merger Agreement – Proration Procedures” beginning on page 43 for further explanation.

Elections may be revoked or amended at any time prior to the election deadline. If you transfer your shares before the effective time of the merger (whether before or after the election deadline), then any election you have made with respect to the transferred shares will be deemed to have been revoked. The ability of the transferee of the shares to make an election depends on whether the transfer occurs before or after the election deadline. If the transfer is completed before the election deadline, then the transferee may make a new election by requesting an election form from FFHI and following the instructions therein. However, if the shares are transferred after the election deadline, then the transferee may not make an election with respect to the transferred shares, and the shares will be subject to the default allocation procedures set forth in the merger agreement.

What Holders of FFHI Stock Options Will Receive (See page 45)

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised option to purchase shares of FFHI common stock will be automatically cancelled and converted into the right of the holder to receive, with respect to each share of FFHI common stock subject to the option, a cash payment equal to the excess, if any, of $17.25 over the exercise price per share of FFHI common stock subject to such option (rounded to the nearest cent), less any required withholding tax.

What Holders of FFHI Warrants Will Receive (See page 46)

Under the terms of the merger agreement, upon completion of the merger, NCC will assume all outstanding FFHI warrants according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. Such warrants will be converted automatically into the right to purchase NCC common stock; however, the exercise price and number of shares issuable upon exercise thereof will be adjusted according to the exchange ratio.

What Holders of FFHI Restricted Stock Will Receive (See page 46)

Under the terms of the merger agreement, all outstanding shares of FFHI restricted stock will become fully vested, will convert into shares of FFHI common stock immediately prior to the merger and will be treated the same as outstanding shares of FFHI common stock for purposes of the merger consideration allocation. Each holder of FFHI restricted stock will be entitled to elect to receive cash or shares of NCC common stock and will be subject to the proration procedures described in this proxy statement-prospectus.

Your Expected Tax Treatment as a Result of the Merger (See page 38)

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement-prospectus is a part, Maynard, Cooper & Gale, P.C. has delivered to NCC, and Troutman Sanders LLP has delivered to FFHI, their respective opinions (filed as Exhibits 8.1 and 8.2, respectively of the registration statement of which this proxy statement-prospectus is a part) that, for U.S. federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, if you are a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38) of FFHI common stock, you will not recognize any gain or loss for U.S. federal income tax purposes upon your exchange of shares of FFHI common stock for shares of NCC common stock in the merger. However, to the extent that you receive cash, whether as a result of an election to receive cash as your consideration in the merger, as a result of proration, upon your exercise of dissenters’ rights, or in lieu of fractional shares, you may recognize gain or loss for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the merger are complicated, and the tax consequences described in this proxy statement-prospectus may not apply to all holders of FFHI common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.  It is a condition to the respective obligations of NCC and FFHI to complete the merger that each party receives a legal opinion from its counsel that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Under the merger agreement, receipt of the tax opinions may be waived by NCC and FFHI prior to the closing of the merger. However, if receipt of such opinions were waived, FFHI would resolicit its shareholders in the event that any change in the tax consequences were material, and would disclose the reasons for the waiver and the change in tax consequences. Such resolicitation would require an amendment to the registration statement on Form S-4 of which this proxy statement-prospectus is a part. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 for additional information.

Dissenters’ Rights (See page 60)

Shareholders of FFHI have dissenters’ rights in connection with the proposed merger under the FBCA. The FBCA provides that a dissenting shareholder is entitled to receive the fair value of his, her or its shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the FBCA. To perfect dissenters’ rights, you must (i) give FFHI written notice of your intent to dissent from the merger prior to the special meeting, (ii) not vote your shares, or allow your shares to be voted, in favor of the merger and (iii) comply technically with proper procedure as set forth under the FBCA. The value of your shares determined for this purpose may be more or less than the per-share consideration to be paid in the merger. Pursuant to the merger agreement, NCC’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than ten percent (10%) of the outstanding shares of FFHI common stock.

If you sign and send in your proxy card and do not indicate how you want to vote on the merger proposal, your proxy will be voted FOR the merger proposal and you will effectively waive your appraisal rights. Therefore, an FFHI shareholder who submits a proxy and who also wishes to exercise appraisal rights must either (i) submit a proxy containing instructions to vote against the merger proposal or (ii) abstain from voting on the merger proposal and submit a written notice to FFHI prior to the special meeting of his, her or its intent to dissent from the merger.

Appendix B includes the relevant statutory provisions regarding these rights. See “Dissenters’ Rights” beginning on page 60 for additional information on how to assert dissenters’ rights. In view of the complexity of the procedures specified under applicable law, shareholders who wish to pursue dissenters’ appraisal rights should promptly consult their legal, financial and tax advisors.

What NCC Stockholders Will Receive (See page 45)

NCC stockholders will not receive any consideration in the merger. After the merger, current NCC stockholders will continue to own the same number of shares of NCC common stock owned before the merger.

Comparative Stock Prices (See page 20 for NCC and page 21 for FFHI)

NCC

NCC common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” The closing price of NCC common stock on [●], 2017, the most recent practicable trading day before the date of this proxy statement-prospectus, was $[●]. The value of the shares of NCC common stock to be issued in the merger will fluctuate between now and the closing of the merger.

FFHI

FFHI’s common stock is quoted on the OTCQX under the symbol “FFHD.” The last sale price of FFHI common stock prior to public announcement of the merger was $13.70 per share, which occurred on August 16, 2017. The last sale price for a share of FFHI common stock on [●], 2017, the most recent practicable trading day prior to the date of this proxy statement-prospectus, was $[●]. The value of shares of FFHI common stock will fluctuate between now and the closing of the merger.

NCC Dividends (See page 20)

NCC’s board of directors has not declared a dividend since its inception and does not expect to do so in 2017. Future determinations regarding dividend policy will be made at the discretion of NCC’s board of directors based on factors that it deems relevant at that time.

FFHI Dividends (See page 21)

Under the merger agreement, until the effective time of the merger or the earlier termination of the merger agreement, FFHI may not declare or pay any dividend or make any other capital distribution, except for quarterly dividends consistent with past practice in an amount up to $0.04 per share of FFHI common stock per quarter. On August 22, 2017, FFHI declared a cash dividend of $0.04 per share that was paid to shareholders of record as of September 15, 2017 on October 4, 2017.

NCC’s Reasons for the Merger (See page 29)

NCC’s board of directors considered a number of financial and nonfinancial factors in making its decision to merge with FFHI, including its respect for the ability and integrity of the FFHI board of directors, management and staff. The board of directors of NCC believes that expanding operations in the market areas where FFHI operates will provide financial and strategic benefits to NCC and FFHI as a combined company.

FFHI’s Reasons for the Merger (See page 28)

FFHI’s board of directors considered a number of factors, both financial and nonfinancial in nature, as part of its consideration of the proposed merger with NCC. The board of directors of FFHI believes that the proposed acquisition of FFHI by NCC will provide significant value to the shareholders of FFHI and will benefit the customers and communities served by FirstAtlantic Bank.

See “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 28 for additional information.

Opinion of FFHI’s Financial Advisor (See page 29)

FFHI retained FIG Partners, LLC (“FIG Partners”) to provide its opinion as to the fairness, from a financial point of view, to the holders of FFHI’s common stock of the merger consideration to be received by such holders in the merger. FFHI selected FIG Partners to act as its financial advisor based on its qualifications, expertise, reputation and knowledge of FFHI’s business and affairs and its experience with the industry in which FFHI operates. At a meeting of the FFHI board of directors on August 16, 2017, representatives of FIG Partners rendered FIG Partners’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the FFHI board dated August 16, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of FFHI’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of FIG Partners, dated August 16, 2017, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this proxy statement-prospectus. FIG Partners provided its opinion for the information and assistance of the FFHI board of directors in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of FFHI common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of FIG Partners does not address any other term or aspect of the merger agreement or the merger. The FIG Partners opinion does not constitute a recommendation to the FFHI board or any holder of FFHI common stock as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. See “Proposal No. 1 – The Merger; Opinion of FFHI’s Financial Advisor” beginning on page 29 for additional information.

Recommendation of the FFHI Board of Directors (See page 35)

The FFHI board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of the shareholders of FFHI. The board unanimously recommends that you vote FOR approval of the merger proposal.

Information About the Special Meeting (See page 22)

A special meeting of the shareholders of FFHI will be held on [●], 2017, at [●] a.m., local time. The special meeting will be held at [●], located at [●]. At the special meeting, the shareholders of FFHI will vote on the merger proposal described herein. If the shareholders approve the merger agreement and the conditions to completing the merger are satisfied, the parties expect to complete the merger as soon as practicable after the special meeting. See “The FFHI Special Meeting” beginning on page 22 for additional information.

Quorum and Vote Required at the Special Meeting (See page 22)

Shareholders who own FFHI common stock at the close of business on [●], 2017, the record date, will be entitled to vote at the special meeting. A majority of the issued and outstanding shares of FFHI common stock as of the record date for the special meeting must be present in person or by proxy at the special meeting in order for a quorum to be present. If a quorum is not present at the special meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of FFHI common stock issued and outstanding on the record date. Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares represented at the special meeting and entitled to vote on the matter. See “The FFHI Special Meeting; Record Date, Quorum and Vote Required” beginning on page 22 for additional information.

Share Ownership of Management (See page 66 for FFHI)

FFHI

As of the record date for the special meeting, directors and executive officers of FFHI had or shared voting or dispositive power over approximately [●]% of the issued and outstanding FFHI common stock. FFHI’s directors and executive officers have entered into written agreements with NCC providing that they will vote the shares over which they have voting power, subject to their fiduciary duties, in favor of the merger proposal.

The directors and executive officers of NCC do not have or share voting or dispositive power over any of the issued and outstanding shares of FFHI common stock.

NCC

As of the date of this proxy statement-prospectus, directors and executive officers of NCC have or share voting or dispositive power over approximately 15.5% of the issued and outstanding shares of NCC common stock (or 16.4% after giving effect to vested options held by such individuals as of such date).

The directors and executive officers of FFHI do not currently have or share voting or dispositive power over any of the issued and outstanding shares of NCC common stock.

Structure of the Merger (See page 24)

If the shareholders of FFHI approve the merger proposal and the other conditions to the consummation of the merger are satisfied, FFHI will merge with and into NCC, NCC will be the surviving corporation in the merger and FFHI will cease to exist as a separate entity. Immediately following the merger, FirstAtlantic Bank will merge with and into NBC. NBC will be the surviving bank in the bank merger. However, subject to applicable laws and non-objection from regulatory authorities, NCC and FFHI intend for the former banking offices of FirstAtlantic Bank to continue to operate and conduct business under the trade name “FirstAtlantic Bank, a division of National Bank of Commerce,” for a period of at least two (2) years.

Regulatory Approvals (See page 37)

In general, the merger of a savings and loan holding company, like FFHI, into a financial holding company, like NCC, requires the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). However, under Federal Reserve regulations, certain transactions that are subject to the Bank Merger Act are eligible for a waiver from the Federal Reserve’s general application and approval requirements. NCC filed a waiver request with the Federal Reserve in connection with the proposed transaction, which was granted on September 18, 2017. The merger of FirstAtlantic Bank with and into NBC must be approved by the Office of the Comptroller of the Currency (the “OCC”). The OCC will consider, among other factors, the competitive impact of the bank merger, the financial and managerial resources of the parties and the convenience and needs of the communities to be served. As part of that consideration, NBC and FirstAtlantic Bank expect that the OCC will review the respective banks’ capital position, safety and soundness, legal and regulatory compliance and performance under the Community Reinvestment Act. The parties have applied for and are awaiting the OCC’s approval of the proposed transaction. There can be no assurance as to whether such approvals will be received, the timing of such approvals, whether any conditions will be imposed in connection with such approvals, or whether such approvals will be later modified, suspended or revoked.

Conditions to Completing the Merger (See page 48)

The merger will only be completed if certain conditions are met, including the following:

•	approval by shareholders of FFHI of the merger proposal by the required vote;

•	approval of the merger, the bank merger and the transactions contemplated thereby by applicable regulatory authorities;

•

receipt of all third-party consents (other than the regulatory consents described above) necessary to consummate the merger and the bank merger, other than those that would not have a material adverse effect on the party required to obtain the consent if not obtained;

•	receipt by each party of an opinion from its counsel that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of NCC common stock to be issued in the merger;

•	immediately prior to the merger, FFHI will have a minimum adjusted shareholders’ equity of not less than $59,000,000;

•	the repayment by FFHI of all outstanding indebtedness and the release of all liens on its property;

•	subject to the materiality standards set forth in the merger agreement, the accuracy of the representations and warranties of FFHI and NCC;

•

the absence of a stop order suspending the effectiveness of NCC’s registration statement under the Securities Act and any action, suit, proceeding or investigation for that purpose with respect to the shares of NCC common stock to be issued to shareholders of FFHI; and

•

the absence of an order, decree or injunction enjoining or prohibiting completion of the merger, or the initiation of or known threat of any action or proceeding seeking to restrain consummation of the merger, that renders such transactions impossible or inadvisable in the opinion of either party.

If these and certain other conditions specific to the respective parties are satisfied, NCC and FFHI expect that they will complete the merger in the fourth quarter of 2017 or first quarter of 2018. See “The Merger Agreement; Conditions to the Merger” beginning on page 48 for additional information.

Termination and Termination Fee (See page 55)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail elsewhere in this proxy statement-prospectus. If NCC terminates the merger agreement because FFHI’s board withdraws or changes its recommendation of the merger agreement, cancels the meeting at which the shareholders of FFHI will vote on the merger proposal, allows the acquisition by any person of a majority of FFHI’s outstanding common stock or recommends, approves or announces a transaction for the sale to or merger with an entity other than NCC, or if FFHI terminates the merger agreement because it has received an offer for such an acquisition transaction, then FFHI (or its successor) must pay NCC a termination fee of $4,000,000.

FFHI’s board of directors may terminate the merger agreement if the average closing price of NCC common stock over the ten (10)-day period ending on the fifth business day prior to the effective time of the merger is less than $31.84 and if NCC’s common stock underperforms the Nasdaq Bank Index by more than a specified threshold, unless NCC elects to make a compensating cash payment with respect to the shares of FFHI common stock to be converted into shares of NCC common stock.

NCC’s board of directors may terminate the merger agreement and abandon the merger if holders of more than ten percent (10%) of the outstanding shares of FFHI common stock exercise dissenters’ rights.

Interests of Certain Executive Officers and Directors of FFHI (See page 57)

Some of the executive officers and directors of FFHI have interests in the merger that are different from, or in addition to, those of the shareholders of FFHI generally. These interests and arrangements may create potential conflicts of interest. FFHI’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that FFHI’s shareholders vote in favor of the merger proposal. These interests include the following:

•

Pursuant to the merger agreement, FFHI’s executives, along with all full-time employees of FFHI, will be eligible to participate in any benefit plans and arrangements that are made available to NCC and NBC full-time employees, which include health and dental insurance, vision insurance, life insurance and short and long-term disability insurance.

•

Pursuant to the merger agreement, NCC has agreed to increase the size of its board of directors by one (1) seat as of the effective time of the merger and to fill the vacancy with a designee selected by NCC and reasonably acceptable to FFHI. NCC has selected Thomas H. Coley, currently the Chairman of the Board of FFHI and FirstAtlantic Bank, to serve on the NCC board of directors following the effective time of the merger. Mr. Coley beneficially owns shares of FFHI common stock, including vested warrants to purchase shares of FFHI common stock and currently unvested shares of restricted FFHI common stock. Assuming (i) the exercise of all warrants held by Mr. Coley and subsequent conversion into shares of NCC common stock and (ii) the accelerated vesting and conversion of the restricted shares of FFHI common stock beneficially owned by Mr. Coley into shares of NCC common stock, Mr. Coley would be the beneficial owner of 24,142 shares of NCC common stock at the effective time of the merger. See “Security Ownership of Certain Beneficial Owners and Management of FFHI,” beginning on page 66. As with all non-employee directors of NCC other than the lead independent director, Mr. Coley will be entitled to receive an annual retainer of $37,500, an additional $1,000 for each board meeting attended and $500 for each committee meeting attended.

•

Under the terms of the merger agreement, NCC has agreed to maintain director and officer liability insurance for the benefit of FFHI’s directors and officers and to indemnify FFHI’s directors and officers against certain liabilities.

•

On the date of the merger agreement, Mitchell W. Hunt, Jr., the President and Chief Executive Officer and a director of FFHI and FirstAtlantic Bank, accepted an offer of employment and signed an employment agreement with NBC that will take effect as of the effective date of the merger.

•

On the date of the merger agreement, FirstAtlantic Bank entered into an agreement with Timothy S. Ayers, Executive Vice President, Secretary and Chief Financial Officer of FFHI and FirstAtlantic Bank, that terminates his employment agreement and employment with FFHI and FirstAtlantic Bank as of the effective time of the merger and provides that Mr. Ayers will agree to perform consulting services for NBC for twelve (12) months following the closing of the merger.

•

In connection with the termination of existing agreements between FFHI, FirstAtlantic Bank, and Messrs. Timothy S. Ayers, Thomas Michael White and Mitchell W. Hunt, Jr., FFHI or FirstAtlantic will make a lump-sum payment to each such individual immediately prior to the effective time of the merger.

For a more complete description of these interests, see “The Merger Agreement; Interests of Certain Persons in the Merger” beginning on page 57.

Employee Benefits of FFHI Employees after the Merger (See page 54)

NCC has agreed to offer to all current employees of FFHI who become NCC or NBC employees as a result of the merger substantially similar employee benefits to those that NCC and NBC offer to employees in similar positions.

Differences in Rights of Shareholders of FFHI after the Merger (See page 68)

The rights of FFHI shareholders are governed by Florida law and by FFHI’s articles of incorporation and bylaws. Upon the completion of the merger, FFHI shareholders receiving shares of NCC common stock as merger consideration will become NCC stockholders and will only participate in the combined company’s future earnings and potential growth through their ownership of NCC common stock. Their rights as stockholders of NCC after the merger will be governed by Delaware law and by NCC’s certificate of incorporation and bylaws. The rights of NCC stockholders are different in certain respects from the rights of shareholders of FFHI. See “Comparison of Rights of NCC Stockholders and FFHI Shareholders” beginning on page 68 for additional information. All of the other incidents of direct stock ownership in FFHI will be extinguished upon completion of the merger.

Risk Factors (See page 12)

You should consider all of the information contained in or incorporated by reference into this proxy statement-prospectus in deciding how to vote for the proposals presented in the proxy statement-prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 12.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NCC

The following tables set forth selected historical consolidated financial and other data of NCC for the periods and as of the dates indicated. The historical consolidated financial information has been derived in part from NCC’s financial statements and related notes thereto. The information as of and for the six (6) months ended June 30, 2017 and 2016 is unaudited. However, in the opinion of management of NCC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six (6) months ended June 30, 2017 is not necessarily indicative of a full year’s operations. You should read the information set forth below together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NCC’s consolidated financial statements and related notes included in NCC’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. NCC’s Annual Report on Form 10-K for the year ended December 31, 2016 was filed with the SEC on March 10, 2017, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 was filed with the SEC on August 9, 2017. These reports are incorporated by reference in this proxy statement-prospectus. The statement of income data and balance sheet data as of December 31, 2014, 2013 and 2012 and for each of the two (2) years in the period ended December 31, 2013 are derived from NCC’s audited consolidated financial statements and related notes for those periods, which are not incorporated by reference into this proxy statement-prospectus. The balance sheet data as of June 30, 2016 has been derived from unaudited interim condensed consolidated financial statements that are not incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 82.

	SUMMARY CONSOLIDATED FINANCIAL DATA
	For the Six Months Ended		For the Year Ended
	June 30,	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2017	2016	2016	2015	2014	2013	2012
Statement of Income Data
Interest income	$51,365	$36,695	$74,563	$54,845	$31,342	$23,312	$19,952
Interest expense	4,982	3,380	7,381	4,796	2,869	2,613	3,280
Net interest income	46,383	33,315	67,182	50,049	28,473	20,699	16,672
Provision for loan losses	1,311	2,434	3,248	1,113	978	-	125
(Loss) gain on sale of securities	28	-	-	-	(33)	47	-
Other noninterest income (1)	10,512	6,482	13,956	8,459	5,065	5,255	4,665
Merger/conversion-related expenses	731	150	479	764	662	257	-
Other noninterest expense (2)	35,467	24,157	48,600	39,481	22,791	19,428	18,084
Income before income taxes	19,414	13,056	28,811	17,150	9,074	6,316	3,128
Income tax expense	6,122	4,155	9,394	5,476	3,159	2,310	1,071
Net income before minority interest	13,292	8,901	19,417	11,674	5,915	4,006	2,057
Net income attributable to minority interest	924	768	1,564	2,069	512	-	-
Net income to common shareholders	12,368	8,133	17,853	9,605	5,403	4,006	2,057
Balance sheet (at period end)
Cash and cash equivalents	$224,760	$86,163	$217,293	$212,457	$123,435	$124,136	$171,287
Total investment securities	101,569	89,495	99,709	80,863	34,932	47,979	40,724
Mortgage loans held-for-sale	19,482	19,468	15,373	15,020	9,329	7,159	13,836
Acquired purchased credit-impaired loans	21,065	12,900	9,507	10,443	9,077	-	-
Acquired non-purchased credit-impaired loans	490,198	344,167	315,867	370,872	143,981	-	-
Nonacquired loans held for investment (3)	1,252,970	978,836	1,076,209	870,471	653,063	582,002	441,452
CBI loans (factoring receivables)	114,361	70,673	83,901	67,628	82,600	-	-
Total gross loans held for investment	1,878,594	1,406,576	1,485,484	1,319,414	888,721	582,002	441,452
Allowance for loan losses	13,407	11,642	12,113	9,842	9,802	9,119	10,020
Total intangibles	103,270	53,154	52,803	53,474	30,591	-	-
Total assets	2,418,052	1,735,782	1,950,784	1,763,369	1,138,426	791,781	693,359
Total deposits	2,004,528	1,460,877	1,667,710	1,514,458	971,060	678,031	580,294
FHLB and other borrowings	7,000	7,000	7,000	22,000	22,000	22,000	24,695
Subordinated debt	24,527	24,540	24,500	-	-	-	-
Total liabilities	2,054,792	1,509,662	1,713,740	1,546,733	1,002,265	702,842	607,509
Minority interest	7,366	7,362	7,309	7,372	7,239	-	-
Common stock	141	109	109	108	75	5,730	5,730
Total shareholders' equity	363,260	226,120	237,044	216,636	136,161	88,939	85,850
Tangible common equity	259,558	172,538	183,866	162,724	105,265	88,939	85,850
Selected Performance Ratios
Return on average assets (ROAA) (4)	1.03%	0.93%	1.00%	0.72%	0.66%	0.60%	0.38%
Return on average equity (ROAE)	7.77	7.40	7.89	5.55	5.55	4.61	2.43
Return on average tangible common equity (ROATCE)	11.47	9.77	10.32	6.96	6.07	4.61	2.43
Net interest margin - taxable equivalent	4.26	4.22	4.15	4.13	3.76	3.27	3.18
Efficiency ratio	63.62	61.08	60.49	68.79	69.93	75.85	84.75
Operating efficiency ratio (2)	62.34	60.70	59.90	67.48	67.96	74.86	84.75
Noninterest income / average assets	0.87	0.74	0.78	0.64	0.62	0.79	0.85
Noninterest expense / average assets	3.01	2.79	2.76	3.03	2.88	2.97	3.31
Yield on loans	5.34	5.11	5.06	5.17	4.68	4.37	4.94
Cost of total deposits	0.40	0.41	0.40	0.39	0.35	0.38	0.58
Per Share Outstanding Data
Net earnings per share	$0.95	$0.75	$1.64	$1.04	$0.92	$0.70	$0.36
Diluted net earnings per share	0.92	0.74	1.61	1.02	0.91	0.69	0.36
Common shares outstanding at period end	14,070,528	10,870,033	10,934,541	10,824,969	7,541,541	5,730,114	5,730,114
Weighted average diluted shares	13,422,704	11,059,906	11,093,987	9,395,741	5,960,199	5,764,285	5,740,400
Book value per share	25.82	20.80	21.68	20.01	18.05	15.52	14.98
Tangible book value per share	18.45	15.87	16.82	15.03	13.96	15.52	14.98
Nonperforming assets
Nonacquired
Nonaccrual loans	$50	$248	$69	$187	$2,276	$3,371	$244
Other real estate and repossesed assets	-	2,068	2,068	3,873	823	845	95
Loans past due 90 days or more and still accruing	1,172	406	581	252	217	-	-
Total nonacquired nonperforming assets	1,222	2,722	2,718	4,312	3,316	4,216	339
Acquired
Nonaccrual loans	2,827	3,099	2,768	3,508	2,589	-	-
Other real estate and repossesed assets	-	92	-	92	557	-	-
Loans past due 90 days or more and still accruing	-	-	-	-	80	-	-
Total acquired nonperforming assets	2,827	3,191	2,768	3,600	3,226	-	-
Asset Quality Ratios
Nonperforming assets / Assets	0.17%	0.34%	0.28%	0.45%	0.57%	0.53%	0.05%
Nonperforming assets / Loans + OREO + repossessed assets	0.22	0.42	0.37	0.60	0.73	0.72	0.08
Nonacquired nonperforming assets / Nonacquired loans + nonacquired OREO + nonacquired repossessed assets (3)	0.10	0.28	0.25	0.49	0.51	0.72	0.08
Net charge-offs to average loans	-	0.09	0.07	0.11	0.05	0.19	0.13
Allowance for loan losses to total loans	0.71	0.83	0.82	0.75	1.10	1.57	2.27
Capital ratios (at period end)
Tier 1 Leverage Ratio	10.69%	9.51%	9.57%	9.68%	10.68%	12.18%	12.42%
Tier 1 Common Capital Ratio	13.17	11.25	11.46	11.18	10.66	14.58	17.60
Tier 1 Risk-based Capital Ratio	13.17	11.25	11.46	11.18	10.66	14.58	17.60
Total Risk-based Capital Ratio	15.18	13.79	13.90	11.91	11.75	15.83	18.86
Equity / Assets	15.02	13.03	12.15	12.29	11.96	11.23	12.38
Tangible common equity to tangible assets	11.21	10.25	9.69	9.52	9.50	11.23	12.38
Composition of Loans Held for Investment
Owner-occupied commercial real estate	$308,904	$232,851	$254,099	$215,021	$132,126	$71,790	$48,829
Non-owner occupied commercial real estate	443,222	330,938	352,677	294,191	198,658	146,509	108,405
Commercial and industrial loans	204,441	163,992	150,268	171,160	113,788	102,286	91,337
Factored commercial receivables	114,361	70,673	83,901	67,628	82,600	-	-
Construction, land development, and other land loans	235,733	156,448	155,813	152,862	83,663	58,372	36,267
1-4 family	464,878	356,011	387,342	333,761	221,222	162,091	128,103
Multifamily	48,588	42,433	47,060	31,128	23,420	22,316	17,637
Consumer and other	58,467	53,230	54,324	53,663	33,244	18,638	10,874
Deposit Composition
Demand	$608,280	$384,854	$429,030	$382,946	$217,643	$128,837	$67,040
NOW	322,020	207,673	262,261	202,649	154,816	107,060	96,514
Money market and savings	810,941	584,347	703,289	611,887	392,394	304,071	277,342
Retail time	61,544	78,665	64,073	87,069	74,367	15,979	20,766
Jumbo time (5)	201,743	205,338	209,057	229,907	131,840	122,084	118,632
Mortgage Metrics
Total production ($)	$263,938	$155,268	$322,909	$281,706	$207,269	$246,649	$212,128

(1) Excludes securities gains (losses)
(2) Excludes merger/conversion-related expenses
(3) Excludes CBI loans
(4) Net income to common shareholders / average assets
(5) Jumbo time deposits defined as time deposits greater than $100,000

GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Some of the financial measures included in NCC’s selected historical consolidated financial data table and other data are not measures of financial performance recognized by generally accepted accounting principles in the United States (“non-GAAP financial measures”). These non-GAAP financial measures include tangible common equity, tangible book value per share, return on average tangible common equity, efficiency ratio and operating efficiency ratio. NCC’s management uses the non-GAAP financial measures set forth below in its analysis of the company’s performance.

●	“Tangible common equity” is total shareholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.
●

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets.

●	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.
●	“Return on average tangible common equity” is defined as net income available to common shareholders divided by average tangible common equity.

NCC’s management believes that the measures above, each of which utilizes the concept of tangible common equity rather than total common equity, provide useful information to management and investors because they eliminate the impact of goodwill and other intangible assets created in an acquisition. These measures are commonly used by investors when assessing financial institutions.

●

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

●

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

NCC’s management believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to NCC’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, management acknowledges that the non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides more detailed analysis of these non-GAAP financial measures:

	NON-GAAP RECONCILIATION
	For the Six Months Ended		For the Year Ended
(Dollars in thousands, except	June 30,	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
per share information)	2017	2016	2016	2015	2014	2013	2012
Total shareholders' equity	$363,260	$226,120	$237,044	$216,636	$136,161	$88,939	$85,850
Less: Intangible assets	103,270	53,154	52,803	53,474	30,591	-	-
Less: minority interest not included in intangible assets	432	428	375	438	305	-	-
Tangible common equity	$259,558	$172,538	$183,866	$162,724	$105,265	$88,939	$85,850
Common shares outstanding at year end or period end	14,070,528	10,870,033	10,934,541	10,824,969	7,541,541	5,730,114	5,730,114
Tangible book value per share	$18.45	$15.87	$16.82	$15.03	$13.96	$15.52	$14.98
Total assets at end of period	$2,418,052	$1,735,782	$1,950,784	$1,763,369	$1,138,426	$791,781	$693,359
Less: Intangible assets	103,270	53,154	52,803	53,474	30,591	-	-
Adjusted total assets at end of period	2,314,782	1,682,628	1,897,981	1,709,895	1,107,835	791,781	693,359
Tangible common equity to tangible assets	11.21%	10.25%	9.69%	9.52%	9.50%	11.23%	12.38%
Total average shareholders' equity	320,972	221,044	226,351	172,954	97,326	86,969	84,782
Less: average intangible assets	103,204	53,311	53,136	34,628	8,244	-	-
Less: average minority interest not included in intangible assets	306	258	264	267	136	-	-
Average tangible common equity	$217,462	$167,475	$172,951	$138,059	$88,946	$86,969	$84,782
Net income to common shareholders	12,368	8,133	17,853	9,605	5,403	4,006	2,057
Return on average tangible common equity (ROATCE)	11.47%	9.77%	10.32%	6.96%	6.07%	4.61%	2.43%
Efficiency ratio:
Net interest income	$46,383	$33,315	$67,182	$50,049	$28,473	$20,699	$16,672
Total noninterest income	10,540	6,482	13,956	8,459	5,032	5,302	4,665
Less: gain (loss) on sale of securities	28	-	-	-	(33)	47	-
Operating revenue	$56,895	$39,797	$81,138	$58,508	$33,538	$25,954	$21,337
Expenses:
Total noninterest expenses	$36,198	$24,307	$49,079	$40,245	$23,453	$19,685	$18,084
Efficiency ratio	63.62%	61.08%	60.49%	68.79%	69.93%	75.85%	84.75%
Operating efficiency ratio:
Net interest income	$46,383	$33,315	$67,182	$50,049	$28,473	$20,699	$16,672
Total noninterest income	10,540	6,482	13,956	8,459	5,032	5,302	4,665
Less: gain (loss) on sale of securities	28	-	-	-	(33)	47	-
Operating revenue	$56,895	$39,797	$81,138	$58,508	$33,538	$25,954	$21,337
Expenses:
Total noninterest expenses	$36,198	$24,307	$49,079	$40,245	$23,453	$19,685	$18,084
Less: merger/conversion-related expenses	731	150	479	764	662	257	-
Adjusted noninterest expenses	$35,467	$24,157	$48,600	$39,481	$22,791	$19,428	$18,084
Operating efficiency ratio	62.34%	60.70%	59.90%	67.48%	67.96%	74.86%	84.75%

HISTORICAL AND PRO FORMA PER SHARE DATA FOR NCC AND FFHI

The table below shows the book value, dividends and earnings per share for NCC and FFHI on both a historical and a pro forma combined basis. The pro forma data was derived by combining historical financial information of NCC and FFHI using the acquisition method of accounting for business combinations. The information in the table below should be read in conjunction with NCC’s historical financial statements and related notes thereto, which are incorporated herein by reference, and the financial data included elsewhere in this proxy statement-prospectus. The pro forma combined information is based on 6,025,931 shares of FFHI common stock outstanding as of June 30, 2017 (which includes 16,346 restricted shares) and assumes that (i) 646,293 shares of FFHI common stock will be exchanged for $17.25 cash, resulting in an aggregate cash payment of $11,148,555, and (ii) 5,379,638 shares of FFHI common stock will be exchanged for 0.44 shares of NCC common stock, resulting in an aggregate issuance of 2,367,041 shares of NCC common stock, in each case based on the exchange ratio set forth in the merger agreement. The information in the following table is based on, and should be read together with, the historical consolidated financial information that NCC has presented in its prior filings with the SEC, which are incorporated into this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 82.

	At or for the six months ended June 30, 2017	At or for the year ended December 31, 2016
Book value per share:
NCC	$25.82	$21.68
FFHI	$10.30	$10.04
Pro forma combined	$27.83	$24.90
FFHI merger equivalent*	$12.25	$10.95

Dividends declared per share:
NCC	—	—
FFHI	$0.08	$0.12
Pro forma combined	$0.03	$0.05
FFHI merger equivalent*	$0.01	$0.02

Basic earnings per share:
NCC	$0.95	$1.64
FFHI	$0.30	$0.62
Pro forma combined	$0.91	$1.60
FFHI merger equivalent*	$0.40	$0.70

Diluted earnings per share:
NCC	$0.92	$1.61
FFHI	$0.29	$0.62
Pro forma combined	$0.88	$1.57
FFHI merger equivalent*	$0.39	$0.69

* Calculated by multiplying the pro forma combined information by the exchange ratio of 0.44.

The parties expect to incur merger and integration charges as a result of combining the companies but also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn additional revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had the companies been combined as of the dates or for the periods presented.

The market prices of NCC common stock will fluctuate between the date of this proxy statement-prospectus and the date of completion of the merger. No assurance can be given concerning the market price of NCC common stock before or after the effective date of the merger. Changes in the market price of NCC common stock prior to the completion of the merger will affect the market value of the merger consideration that FFHI shareholders will receive upon completion of the merger.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the heading “A Warning About Forward-Looking Statements,” beginning on page 18, and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by NCC for the year ended December 31, 2016, as updated by other reports filed by NCC with the SEC, you should carefully consider the following risk factors in deciding how to vote on approval of the merger proposal.

Because the market price of NCC common stock will fluctuate, FFHI shareholders cannot be sure of the exact market value of the NCC common stock they may receive as merger consideration.

The merger agreement provides that the shareholders of FFHI may elect to receive, for each of their shares of FFHI common stock, either (i) 0.44 shares of NCC common stock or (ii) $17.25 in cash, without interest, subject to certain allocation limitations and proration procedures described in the merger agreement. The total amount of cash payable in the merger will be equal as nearly as practicable to $11,148,555; however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Accordingly, elections by shareholders of FFHI to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to FFHI shareholders in the merger to comply as nearly as possible with the foregoing allocation, and your ability to receive cash or shares of NCC common stock in exchange for your shares of FFHI common stock will depend on the election of other FFHI shareholders. The market value of the NCC common stock constituting a portion of the merger consideration may vary from the closing price of NCC common stock on the date the parties initially announced the merger, on the date that this proxy statement-prospectus was first mailed or delivered to FFHI shareholders, on the date of the special meeting and on the date the merger is completed and thereafter. Any change in the market price of NCC common stock prior to completion of the merger will affect the market value of the portion of the merger consideration consisting of NCC common stock. Accordingly, at the time of the special meeting, FFHI shareholders will not know or be able to calculate the exact market value of the NCC common stock constituting the stock portion of the merger consideration that FFHI shareholders will receive upon completion of the merger. However, FFHI’s board of directors may terminate the merger agreement if the average closing price of NCC common stock over a designated period of time immediately prior to the effective time of the merger is less than $31.84 and if NCC’s common stock underperforms the Nasdaq Bank Index by more than a specified threshold, unless NCC elects to make a compensating cash payment with respect to each FFHI share to be converted into shares of NCC common stock. See “The Merger Agreement; Termination of the Merger Agreement; Termination Fee” beginning on page 55 for more information. Other than a possible compensating adjustment by NCC under these limited circumstances, the merger agreement does not provide for any adjustment to the exchange ratio based on changes in the stock price of NCC.

Upon completion of the merger, holders of FFHI common stock will become holders of NCC common stock. NCC’s business and operations differ in certain important respects from those of FFHI and, accordingly, the results of operations of the combined company and the market price of NCC common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of NCC and FFHI. Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in NCC’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of NCC. You should obtain current market quotations for shares of NCC common stock and FFHI common stock.

Because FFHI common stock is traded infrequently, it is difficult to determine how the fair value of FFHI common stock compares with the merger consideration.

FFHI common stock is quoted on the OTCQX of the OTC Markets Group, Inc. The market for FFHI common stock has been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of FFHI common stock.

FFHI shareholders may receive a form of consideration different from what they elect.

While each FFHI shareholder may elect to receive cash or NCC common stock in exchange for each share of FFHI common stock held, the total number of shares of FFHI common stock that will be converted into cash consideration is fixed, and the remaining shares of FFHI common stock will be converted into stock consideration (excluding cancelled shares). In addition, shares of FFHI common stock may be converted into a right to receive cash if the aggregate number of shares of FFHI common stock for which an election has been made to receive shares of NCC common stock exceeds the maximum number of shares issuable in accordance with the allocation of consideration contemplated by the merger agreement. As a result, your ability to receive cash or shares of NCC common stock in exchange for your shares of FFHI common stock will depend on the election of other FFHI shareholders, and if you choose an election that is oversubscribed, you may receive a portion of your consideration in the form you did not elect.

The fairness opinion obtained by FFHI will not be updated before the closing of the merger.

The fairness opinion obtained by FFHI is dated August 16, 2017, which is the date on which the merger agreement was signed, and speaks only as of that date. The financial, market and economic conditions and assumptions that supported the opinion may change prior to the closing of the merger, and FIG Partners is not required to update its fairness opinion to take into account such potential changes. To the knowledge of NCC and FFHI, there have been no material changes in NCC’s or FFHI’s operations or performance, or in any of the assumptions upon which FIG Partners based its opinion as to the fairness of the merger consideration to the shareholders of FFHI from a financial point of view. Please refer to the section entitled “Proposal No. 1 – The Merger; Opinion of FFHI’s Financial Advisor” for more information. The fairness opinion is attached as Appendix C to this proxy statement-prospectus.

Combining NCC and FFHI may be more difficult, costly or time-consuming than expected.

NCC and FFHI have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, a disruption of ongoing business, or inconsistencies in the banks’ respective standards, procedures and policies that would adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. If difficulties arise with respect to the integration process, the economic benefits expected to result from the merger might not occur. As with any merger of financial institutions, there also may be business disruptions that cause the combined company to lose customers or cause customers to move their business to other financial institutions.

NCC and FFHI will be subject to business uncertainties while the merger is pending, which could adversely affect the banks’ respective businesses.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on NCC and FFHI and consequently on the business and stock price of NCC after the merger. Although the companies intend to take steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others who do business with the companies to change their existing business relationships. Employee retention could be particularly challenging during the merger, as employees may experience uncertainty about their roles in the combined company following the merger. A departure of key employees due to the perceived uncertainty and difficulty of integration or a desire not to remain with the combined company could adversely affect NCC’s business and the market price of its common stock.

Required regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

In general, the merger of a savings and loan holding company, like FFHI, into a financial holding company, like NCC, requires the approval of the Federal Reserve. However, under Federal Reserve regulations, certain transactions that are subject to the Bank Merger Act are eligible for a waiver from the Federal Reserve’s general application and approval requirements. NCC filed a waiver request with the Federal Reserve in connection with the proposed transaction, which was granted on September 18, 2017. The merger of FirstAtlantic Bank with and into NBC must be approved by the OCC. The OCC will consider, among other factors, the competitive impact of the bank merger, the financial and managerial resources of the parties and the convenience and needs of the communities to be served. As part of that consideration, the OCC will review the respective banks’ capital position, safety and soundness, legal and regulatory compliance and performance under the Community Reinvestment Act. The parties have applied for and are awaiting the OCC’s approval of the proposed transaction. There can be no assurance as to whether such approvals will be received, the timing of such approvals, whether any conditions will be imposed in connection with such approvals, or whether such approvals will be later modified, suspended or revoked.

The merger agreement limits FFHI’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit FFHI’s ability to discuss competing third-party proposals to acquire all or a significant part of FFHI. In addition, FFHI has agreed to pay NCC a fee of $4,000,000 if the transaction is terminated because FFHI decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of FFHI from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per-share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per-share price to acquire FFHI than it might otherwise have proposed to pay.

NCC and FFHI may waive one or more of the conditions to the merger without re-soliciting FFHI shareholder approval of the merger proposal.

Each of the conditions to the obligations of NCC and FFHI to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of NCC and FFHI, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of NCC and FFHI will evaluate the materiality of any such waiver in order to determine whether amendment of this proxy statement-prospectus and the resolicitation of the approval of the merger proposal by FFHI shareholders is necessary. In the event that any such waiver is not determined to be significant enough to require resolicitation of FFHI’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including approval of the merger proposal being submitted to shareholders of FFHI. Neither NCC nor FFHI can assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost.

If the merger is not consummated by May 13, 2018, either NCC or FFHI may choose not to proceed with the merger.

Either NCC or FFHI may terminate the merger agreement if the merger has not been completed by May 13, 2018 (270 days after the date of the merger agreement), unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations, and subject to a possible automatic extension to August 11, 2018 (360 days after the date of the merger agreement) in the event of a pending application for regulatory approval or certain shareholder litigation.

If the merger is not completed, NCC and FFHI will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of NCC and FFHI has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement-prospectus and all filing fees paid to the SEC in connection with the merger. If the merger is not completed, NCC and FFHI would have to recognize these expenses without realizing the expected benefits of the merger.

Failure to complete the merger could negatively impact the stock price and future business and financial results of FFHI.

If the merger is not completed for any reason, including as a result of FFHI shareholders failing to approve the merger proposal, the ongoing business of FFHI may be adversely affected and, without realizing any of the benefits of having completed the merger, FFHI could be subject to a number of possible consequences, including the following:

•	FFHI may be required, under certain circumstances, to pay a termination fee to NCC;

•	FFHI is subject to certain restrictions on the conduct of business prior to completing the merger, which may adversely affect its ability to execute certain business strategies;

•	FFHI may experience negative impacts on its stock price or from customers, regulators and employees;

•	FFHI has incurred and will continue to incur certain costs and fees associated with the merger; and

•

matters related to the merger (including integration planning) may require substantial commitments of time and resources by the management and employees of FFHI, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to FFHI as an independent company.

Certain directors and executive officers of FFHI have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of FFHI have interests in the merger other than their interests as shareholders. FFHI’s board of directors was aware of these interests at the time that it approved the merger. These interests may cause FFHI’s directors and executive officers to view the merger proposal differently than you may view it. These interests include:

•	cash payments to be received by certain FFHI directors and officers in connection with the termination of their FFHI stock options;

•	employment and other agreements to which certain FFHI officers are parties that provide severance and other benefits upon or following a change in control of FFHI;

•	indemnification rights and insurance coverage to which FFHI directors and officers are entitled under the merger agreement;

•	the designation of Thomas H. Coley, current Chairman of the Board of FFHI, to serve as a member of NCC’s board of directors following the merger; and

•	the fact that certain FFHI or FirstAtlantic Bank officers have been offered continued employment with NBC at salaries agreed upon by the officer and NBC.

See “The Merger Agreement; Interests of Certain Persons in the Merger” on page 57 for additional information.

Holders of FFHI common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of FFHI common stock currently have the right to vote in the election of the board of directors and on other matters affecting FFHI. Upon completion of the merger, each FFHI shareholder who receives shares of NCC common stock will become a stockholder of NCC, with a percentage ownership of NCC that is smaller than the shareholder’s percentage ownership of FFHI. Based on the number of shares of NCC common stock outstanding on the date of this proxy statement-prospectus, and assuming the maximum number of shares of NCC common stock that could be issued in the merger, the former shareholders of FFHI as a group would receive shares in the merger constituting approximately 14.8% of the outstanding shares of NCC common stock immediately after the merger. Under these circumstances, current stockholders of NCC as a group would own approximately 85.2% of the outstanding shares of NCC common stock immediately after the merger. Accordingly, former FFHI shareholders may have less influence on the management and policies of NCC than they now have on the management and policies of FFHI.

If an FFHI shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.

Pursuant to the FBCA, an FFHI shareholder who perfects dissenters’ rights is entitled to receive payment in cash of the value of each share of FFHI common stock held by such shareholder. The value of the share of FFHI common stock, as determined in accordance with the FBCA, may be less than the value of a share of the FFHI common stock that such shareholder would otherwise receive pursuant to the merger agreement. See “Dissenters’ Rights” beginning on page 60 for additional information on how to assert dissenters’ rights. In view of the complexity of the procedures specified under applicable law, shareholders who wish to pursue dissenters’ appraisal rights should promptly consult their legal, financial and tax advisors.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of NCC and FFHI of an opinion from its counsel substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of NCC and FFHI) that are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger will not be binding on the Internal Revenue Service or the courts, and neither NCC nor FFHI intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, an FFHI shareholder would likely recognize gain or loss on each share of FFHI common stock exchanged for NCC common stock in the amount of the difference between the fair market value of the NCC common stock and cash received by the FFHI shareholder in exchange and the shareholder’s adjusted tax basis in the FFHI shares surrendered.

See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 for a more detailed discussion of the federal income tax consequences of the transaction.

The market price of NCC’s common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices and times desired.

The trading price of NCC’s common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	actual or anticipated fluctuations in NCC’s operating results, financial condition, or asset quality;

•	market conditions in the broader stock market in general, or in the financial services industry in particular;

•

publication of research reports about NCC, its competitors, or the bank and non-bank financial services industries generally, or changes in, or failure to meet, securities analysts’ estimates of NCC’s financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	future issuances of NCC’s common stock or other securities;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving NCC or its competitors;

•	additions or departures of key personnel;

•	trades of large blocks of NCC’s common stock;

•	economic and political conditions or events;

•	regulatory developments; and

•	other news, announcements, or disclosures (whether by NCC or others) related to NCC or its competitors or core markets, or the bank and non-bank financial services industries.

These and other factors may cause the market price and demand for NCC’s common stock to fluctuate substantially, which may limit or prevent stockholders from readily selling their shares of common stock and may otherwise negatively affect the liquidity of NCC’s common stock.

NCC has not historically paid dividends to its stockholders and cannot guarantee that it will pay dividends to its stockholders in the future.

The holders of NCC common stock will receive dividends if and when declared by NCC’s board of directors out of legally available funds. NCC’s board of directors has not declared a dividend on NCC common stock since the company’s inception. Any future determination relating to NCC’s dividend policy will be made at the discretion of the board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that NCC’s board of directors may deem relevant.

NCC’s principal business operations are conducted through NBC. Cash available to pay dividends to NCC’s stockholders is derived primarily from dividends paid by NBC to NCC. The ability of NBC to pay dividends to NCC, as well as NCC’s ability to pay dividends to its stockholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to NCC or NBC may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.

A future issuance of stock could dilute the value of NCC common stock.

NCC’s certificate of incorporation provides that NCC may issue up to 30,000,000 shares of common stock. As of October 5, 2017, 14,777,230 shares of NCC common stock were issued and outstanding. Those shares outstanding do not include the potential issuance, as of October 5, 2017, of (i) 566,510 shares of NCC common stock issuable pursuant to NCC’s equity compensation plans, including awards outstanding thereunder, based on projections of the earned portion of such awards on such date, or (ii) 750,000 additional shares of NCC common stock that have been reserved for issuance under the National Commerce Corporation 2017 Equity Incentive Plan, adopted by the stockholders of NCC at its 2017 annual meeting. Future issuance of any new shares could cause further dilution in the value of outstanding shares of NCC common stock.

NCC’s directors and executive officers beneficially own a significant portion of the company’s outstanding common stock and have substantial influence over the company.

NCC’s directors and executive officers, as a group, beneficially owned approximately 15.5% of the outstanding shares of NCC common stock as of October 6, 2017 (or 16.4% after giving effect to vested options held by such individuals as of such date). As a result of this level of ownership, NCC’s directors and executive officers have the ability, by taking coordinated action, to exercise significant influence over NCC’s affairs and policies. The interests of NCC’s directors and executive officers may not be consistent with your interests as a stockholder. This influence may also have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of NCC’s other stockholders to approve transactions that they may deem to be in the best interests of the company.

Shares of NCC common stock are not insured deposits and may lose value.

Shares of NCC common stock are not savings or deposit accounts and are not insured by the FDIC or any other agency or private entity. Such shares are subject to investment risk, including the possible loss of some or all of the value of your investment.

The laws that regulate NCC’s and NBC’s operations are designed for the protection of depositors and the public, not NCC’s stockholders.

The federal and state laws and regulations applicable to NCC’s and NBC’s operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the FDIC’s Deposit Insurance Fund and not for the purpose of protecting stockholders. These laws and regulations can materially affect the company’s future business. Laws and regulations now affecting NCC and NBC may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.

The shares of NCC common stock to be received by FFHI shareholders as a result of the merger will have different rights from the shares of FFHI common stock.

Upon completion of the merger, FFHI shareholders will become NCC stockholders, and their rights as stockholders will be governed by NCC’s certificate of incorporation and bylaws. In addition, FFHI is incorporated under the laws of the State of Florida, and NCC is incorporated under the laws of the State of Delaware. The rights associated with FFHI common stock are different from the rights associated with NCC common stock. Please see “Comparison of Rights of NCC Stockholders and FFHI Shareholders” beginning on page 68 for a discussion of the different rights associated with NCC common stock.

NCC’s corporate governance documents, and certain corporate and banking laws applicable to NCC, could make a takeover more difficult.

Certain provisions of NCC’s certificate of incorporation and bylaws, as well as corporate and federal banking laws, could make it more difficult for a third party to acquire control of NCC or conduct a proxy contest, even if those events were perceived by many of NCC’s stockholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to NCC:

•	empower NCC’s board of directors, without stockholder approval, to issue preferred stock, the terms of which, including voting power, are set by the board;

•	only permit NCC’s board of directors to call a special stockholders’ meeting;

•	prohibit the stockholders of NCC from taking any action by written consent without a meeting of stockholders;

•	require at least 120 days’ advance notice of nominations for the election of directors and the presentation of stockholder proposals at meetings of stockholders; and

•	require prior regulatory application and approval of any transaction involving control of NCC.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which NCC’s stockholders might otherwise receive a premium over the market price of NCC common stock.

Risk Factors Relating to NCC’s and NBC’s Business

NCC is, and will continue to be, subject to the risks described in NCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 82.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements.” Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “potential,” “predict,” “probably,” “project,” “seek,” “shall,” “should,” “target,” “will” and other similar words and expressions of future intent or the negative version thereof. Forward-looking statements contained in this proxy statement-prospectus are based upon historical performance and on current plans, estimates and expectations in light of currently available information. The ability of NCC and FFHI to predict results or the actual effect of future plans or strategies is inherently uncertain. The inclusion of this forward-looking information should not be regarded as a representation by NCC, FFHI or any other person that the future plans, estimates, or expectations contemplated herein will be achieved. Accordingly, you should not place undue reliance on any forward-looking statement. Although NCC and FFHI believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	the costs of integrating NBC’s and FirstAtlantic Bank’s operations, which may be greater than expected;

•	potential adverse effects to the businesses of NCC and FFHI during the pendency of the merger, such as employee departures;

•	an economic downturn or return of recessionary conditions, especially one affecting our core market areas;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	the susceptibility of our small to medium-sized business and entrepreneurial customers to downturns in the economy, which could impair their ability to repay their loans;

•	a failure to effectively execute our growth strategy as a result of insufficient capital, competitive factors, changes in banking laws or lack of ability to control costs;

•	interest rate fluctuations, which could have an adverse effect on our profitability;

•	external economic factors, such as changes in monetary policy and inflation or deflation, which may have an adverse impact on our financial condition;

•	losses resulting from a decline in the credit quality of the assets that we hold;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of our loan portfolio is secured by real estate;

•	changes in demands for new home purchases or mortgage loan refinancings, which could impact our mortgage operations;

•	inadequacies in our allowance for estimated loan losses, which could require us to take a charge to earnings and thereby adversely affect our financial condition;

•

inaccuracies or changes in the appraised value of real estate securing the loans that we originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity at the bank or holding company level resulting from decreased loan repayment rates, lower deposit balances or other factors;

•	potential restraints on the ability of NBC to pay dividends to NCC, which could limit NCC’s liquidity;

•	the loss of large loan and depositor relationships;

•	changes in regulations or other occurrences in the transportation and automotive parts and services industry that negatively impact NCC’s factoring business, which is concentrated in such industries;

•	the potential impact of fraud on asset-based lending and factoring products and services;

•	an inability to adequately measure and limit the credit risk associated with our loan portfolio;

•	continued or increasing competition from other financial services providers, many of which are subject to different regulations than we are;

•	limitations on our ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•	inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;

•	the departure of key members of management personnel;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	failures or interruptions in information technology systems;

•	unauthorized access to nonpublic personal information of customers, which could expose us to litigation or reputational harm;

•	disruptions, security breaches or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	a failure in the internal controls that we have implemented to address the risks inherent to the business of banking;

•	the occurrence of adverse weather or manmade events, which could negatively affect our core markets or disrupt our operations;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs on us;

•	an increase in FDIC deposit insurance assessments, which could adversely affect our earnings; and

•	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all.

The factors identified above should not be construed as an exhaustive list of factors that could cause actual results to differ materially from those contained in the forward-looking statements and should be read in conjunction with the other cautionary statements that are included in this proxy statement-prospectus, including those discussed under the heading “Risk Factors” beginning on page 12. Furthermore, new risks and uncertainties arise from time to time, and it is impossible to predict those events or how they may affect the assertions contained in any forward-looking statements herein. The forward-looking statements made in this proxy statement-prospectus are made only as of the date of this proxy statement-prospectus. NCC and FFHI do not intend, and undertake no obligation, to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments, changes in assumptions or other factors affecting such statements, or otherwise.

MARKET PRICES OF AND DIVIDENDS ON NCC COMMON STOCK

NCC common stock is listed and trades on the Nasdaq Global Select Market under the symbol “NCOM.” As of October 5, 2017, there were 14,777,230 shares of NCC common stock outstanding and approximately 880 stockholders of record of NCC common stock (exclusive of holders whose shares are held in “street name” through a broker, bank or other nominee). Prior to the listing of NCC common stock on the Nasdaq Global Select Market on March 19, 2015, shares of NCC common stock were traded only through privately negotiated transactions. The following table shows, for the indicated periods, the high and low sale prices per share for NCC common stock as reported on the Nasdaq Global Select Market or, for periods prior to the listing of NCC common stock on the Nasdaq Global Select Market, the high and low sale prices as known to management.

	High	Low
2017
Fourth Quarter (through October 5, 2017)	$43.80	$42.40
Third Quarter	$43.80	$38.05
Second Quarter	$40.00	$35.55
First Quarter	$39.99	$35.00

2016
Fourth Quarter	$38.00	$26.54
Third Quarter	$28.74	$22.32
Second Quarter	$24.50	$21.37
First Quarter	$25.30	$20.50

2015
Fourth Quarter	$28.32	$22.17
Third Quarter	$27.00	$21.25
Second Quarter	$29.54	$21.25
First Quarter*	$22.45	$20.51

* Shares of NCC common stock were first publicly traded on March 19, 2015.

The payment of dividends by NCC and NBC is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of the boards of directors of NCC and NBC. NCC’s board of directors has not declared a dividend since its inception and does not expect to do so in the foreseeable future. Future determinations regarding dividend policy will be made at the discretion of NCC’s board of directors based on factors that it deems relevant at that time. No assurances can be given that any dividends on NCC’s common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

FFHI shareholders are urged to obtain current market quotations for shares of NCC common stock and to review carefully the other information contained in this proxy statement-prospectus or incorporated by reference into this proxy statement-prospectus in considering whether to approve the merger proposal. The market price of NCC common stock will fluctuate between the date of this proxy statement-prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of NCC common stock before or after the effective date of the merger.

MARKET PRICES OF AND DIVIDENDS ON FFHI COMMON STOCK

FFHI’s common stock is quoted on the OTCQX under the symbol “FFHD.” Trades may also occur in unreported private transactions. The OTCQX is an electronic, screen-based market maintained and operated by the OTC Markets Group, Inc., which imposes certain quotation standards. Companies quoted on the OTCQX must meet certain financial standards, follow best practice corporate governance, demonstrate compliance with United States securities laws, and have a professional third-party sponsor introduction. As of [●], 2017, FFHI had approximately [●] shareholders of record. The last known trade of FFHI common stock prior to the announcement of the proposed merger on August 16, 2017 occurred on August 16, 2017 at a price of $13.70 per share, and the last known trade on [●], 2017, the most recent practicable trading day prior to the date of this proxy statement-prospectus, occurred at a price of $[●] per share. The following table shows, for the indicated periods, the high and low sale prices per share for FFHI common stock as reported on the OTCQX (or, for periods prior to the quoting of FFHI common stock on the OTCQX, the high and low sale prices as known to management), as well as the dividends declared per share during each of the indicated periods.

	High	Low	Dividends
2017
Fourth Quarter (through October 5, 2017)	$18.85	$18.23	—
Third Quarter	$18.45	$13.25	$0.04
Second Quarter	$13.50	$12.65	$0.04
First Quarter	$12.75	$11.10	$0.04

2016
Fourth Quarter	$11.35	$10.80	$0.03
Third Quarter	$11.20	$10.15	$0.03
Second Quarter	$10.45	$9.67	$0.03
First Quarter	$10.07	$9.50	$0.03

2015
Fourth Quarter	$10.45	$8.99	—
Third Quarter	$9.00	$8.20	—
Second Quarter	$8.55	$7.85	$0.10
First Quarter*	$10.00	$8.31	—

*     Shares of FFHI were first quoted on the OTCQX on February 23, 2015.

The payment of dividends by FFHI and FirstAtlantic Bank is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of FFHI’s board of directors.

THE FFHI SPECIAL MEETING

Purpose

FFHI will hold a special meeting of shareholders on [●], 2017, at [●], located at [●], at [●] a.m. local time. Shareholders of FFHI are receiving this proxy statement-prospectus because on [●], 2017, the record date for the special meeting, they owned shares of common stock of FFHI, and the board of directors of FFHI is soliciting proxies for the matters to be voted on at the special meeting, as described in more detail below. Copies of this proxy statement-prospectus are being mailed to holders of FFHI common stock on or about [●], 2017, together with a proxy card for use at the special meeting and at any adjournment(s) of the special meeting.

At the special meeting, shareholders of FFHI will consider and vote upon the merger proposal, the adjournment proposal and any other matters that are properly brought before the special meeting, or any adjournments(s) of the special meeting. If you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you will be appointing the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, you are requested to instruct the proxy holder how to vote your shares in advance of the special meeting in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion. If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be the same as a vote against the merger proposal (but will not be considered a vote against the merger agreement for purposes of perfecting dissenters’ rights), but there will be no effect on the adjournment proposal.

All holders of FFHI common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.

Record Date, Quorum and Vote Required

The record date for the special meeting is [●], 2017. Shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [●] shares of FFHI common stock issued and outstanding and entitled to vote at the special meeting. The issued and outstanding shares are held by approximately [●] holders of record.

The presence, in person or by proxy, of a majority of the shares of FFHI common stock entitled to vote is necessary to constitute a quorum at the special meeting. Each share of FFHI common stock outstanding on the record date entitles its holder to one (1) vote on the merger proposal, the adjournment proposal and any other proposal that may properly come before the meeting. In order to determine the presence of a quorum at the special meeting, FFHI will also count as present at the special meeting the shares of FFHI common stock present in person but not voting, and the shares of common stock for which FFHI has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions, as described in “The FFHI Special Meeting – Solicitation and Revocation of Proxies” below. Therefore, at least [●] shares must be represented at the special meeting, whether in person or by proxy, in order to constitute a quorum. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FFHI common stock as of the record date for the special meeting. Accordingly, approval of the merger proposal will require the affirmative vote of the holders of at least [●] shares of FFHI common stock. All shares of FFHI common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

If you hold shares in “street name” with a broker, bank, or other nominee, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other nominees may generally vote your shares on routine matters even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders, but will count for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.

As of the record date for the special meeting, FFHI’s directors and executive officers beneficially owned a total of [●] shares, or approximately [●]% of the issued and outstanding shares, of FFHI common stock. These persons have entered into written agreements with NCC requiring them to vote their shares in favor of the merger proposal, except as may be limited by the directors’ fiduciary obligations.

Adjournments or Postponements

In accordance with Florida law, if a quorum is not present or represented at the special meeting, then holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Any signed proxies received by FFHI will be voted in favor of an adjournment or postponement in these circumstances. In addition, shareholders will be asked to approve the adjournment proposal, which provides for one (1) or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger proposal at the time of the special meeting. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the special meeting as originally notified. If after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the special meeting. Any adjournment or postponement of the special meeting will allow shareholders who have already delivered their proxies to revoke them at any time before they are used.

Solicitation and Revocation of Proxies

If you have delivered a signed proxy card for the special meeting, you may revoke it at any time before it is voted by:

•     attending the special meeting and voting in person;

•     giving written notice of your revocation to FFHI’s corporate secretary prior to the date of the special meeting; or

•     submitting a new properly executed proxy that is dated later than your initial proxy.

If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures

The proxy holders will vote as directed on all valid proxies that are received at or prior to the special meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger proposal and FOR approval of the adjournment proposal. If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. FFHI’s board of directors is not aware of any matter to be presented at the special meeting other than the merger proposal and the adjournment proposal.

FFHI will bear the cost of soliciting proxies from its shareholders. FFHI will solicit shareholder votes by mail, and may also solicit certain shareholders by other means of communication, including by telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. In addition to solicitation of proxies by mail, FFHI will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of FFHI common stock and secure their voting instructions. FFHI will reimburse the record holders for their reasonable expenses in taking those actions.

How to Vote Your Shares

Please follow the instructions on your enclosed proxy card. If your shares are registered in the name of a broker or other nominee, you should refer to the information you receive from your broker to see which voting methods are available to you.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Dissenters’ Rights

Shareholders of FFHI have dissenters’ rights with respect to the merger under applicable law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of the relevant statutes will be entitled to receive payment of the fair value of their shares in cash, determined in accordance with Florida law. For more information regarding the exercise of these rights, see “Dissenters’ Rights” on page 60.

Recommendation of the FFHI Board of Directors

FFHI’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of FFHI and its shareholders and recommends that you vote FOR approval of the merger proposal and FOR approval of the adjournment proposal.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, FFHI’s board of directors, among other things, consulted with its legal advisor, Troutman Sanders LLP (“Troutman Sanders”), regarding the legal terms of the merger agreement, and with its financial advisor, FIG Partners, regarding the fairness of the merger consideration to shareholders of FFHI from a financial point of view. For a discussion of the factors considered by the board of directors in reaching its conclusion, see, “Proposal No. 1 – The Merger; Background of the Merger” beginning on page 24, and “Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 28. You should note that certain of FFHI’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of FFHI. See “The Merger Agreement; Interests of Certain Persons in the Merger” beginning on page 57.

PROPOSAL NO. 1 – THE MERGER

Structure of the Merger

If the shareholders of FFHI approve the merger proposal and the other conditions to the consummation of the merger are satisfied, FFHI will merge with and into NCC, NCC will be the surviving corporation in the merger and FFHI will cease to exist as a separate entity. Immediately following the merger, FirstAtlantic Bank will merge with and into NBC. NBC will be the surviving bank in the bank merger. When the merger is completed, FFHI’s separate corporate existence will cease and NCC will be the surviving corporation. NCC’s certificate of incorporation and bylaws and the provisions of Delaware law will govern the surviving corporation. The persons serving as the directors and officers of NCC immediately before the merger also will be the directors and officers of the surviving corporation. Additionally, pursuant to the merger agreement, NCC has agreed to increase the size of its board of directors by one (1) seat as of the effective time of the merger and to fill the vacancy with a designee selected by NCC and reasonably acceptable to FFHI. NCC has selected Thomas H. Coley, the current Chairman of the Board of FFHI and FirstAtlantic Bank, to serve on the NCC board of directors following the effective time of the merger.

The merger agreement provides that the shareholders of FFHI may elect to receive, for each of their shares of FFHI common stock, either (i) 0.44 shares of NCC common stock or (ii) $17.25 in cash, without interest, subject to certain allocation limitations and proration procedures described in the merger agreement. The merger agreement provides that the total amount of cash payable in the merger will be equal as nearly as practicable to, but will not exceed, $11,148,555; however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Accordingly, elections by FFHI shareholders to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to the shareholders of FFHI in the merger to comply with the foregoing allocation.

In lieu of any fractional shares of NCC common stock otherwise issuable in accordance with the exchange ratio above, NCC will pay to each former shareholder of FFHI who otherwise would be entitled to receive a fractional share of NCC common stock an amount in cash (without interest) determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two (2) decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger.

After the merger is completed, and assuming the issuance of the maximum possible number of shares in the merger, current NCC stockholders would own approximately 85.2% of the issued and outstanding common stock of NCC, and current shareholders of FFHI would own approximately 14.8% of the issued and outstanding common stock of NCC.

Background of the Merger

FFHI’s board of directors and senior management regularly review and assess FFHI’s business strategies and objectives, including strategic opportunities for the potential of business combinations, all with the goal of enhancing value for FFHI shareholders. The strategic discussions have focused on, among other things, an evaluation of potential acquisition targets, an evaluation of potential buyers and strategic partners, the need to grow the asset base of FirstAtlantic Bank in order to leverage operating performance and improve the investor return of FFHI shareholders, and an evaluation of the economic and regulatory environment facing financial institutions in general and FirstAtlantic Bank in particular. Over the past few years, the FFHI board of directors has evaluated strategic opportunities for FFHI and had discussions with a number of financial institutions regarding potential combination transactions, although none of the discussions resulted in the entry into a definitive agreement.

Over the past two (2) years, FFHI’s board of directors and management team have had a number of discussions that included representatives from FIG Partners and other investment banking firms regarding the challenges of the operating environment for financial institutions, the scale needed to operate a more profitable financial institution and pathways for increasing FFHI’s scale, including a potential business combination. During this time and at the direction of the board of directors, FFHI’s management held various informal meetings with potential sellers, buyers and strategic partners.

NCC’s board of directors engages in regular assessments of strategic alternatives for maximizing stockholder value. NCC’s objective is to build, through organic growth and acquisitions, a community banking organization of sufficient size to address efficiently the compliance and capital requirements presented by the current regulatory and economic environment, while enhancing stockholder value, expanding product lines and continuing to deliver personalized customer service with local decision-making. NCC’s board of directors and management team believe that a properly executed strategy to acquire well-managed community banks in markets with favorable growth potential can lead to enhanced stockholder value. NCC’s board of directors regularly discusses potential acquisition strategies and targets at its meetings and encourages management’s pursuit of discussions with potential merger partners. As part of its strategic planning, NCC’s management and board identified several attractive markets for potential expansion, either through acquisition or de novo entry by hiring a team of bankers. One such market is the Jacksonville, Florida area, as a large center of economic activity in north Florida. NCC has a banking presence in the St. Augustine, Florida market through its 2015 acquisition of Reunion Bank of Florida, and it opened a loan production office in Jacksonville in early 2017. From time to time, NCC’s executive officers engage in informal, non-binding discussions with potential acquisition candidates and with investment banking representatives about potential markets of interest for potential expansion, and they previously indicated their interest in the Jacksonville market through these discussions. In furtherance of this interest, NCC management has met with executives of numerous Jacksonville-area banks over the past several years.

On October 21, 2015, Mitchell W. Hunt, Jr., President and Chief Executive Officer of FFHI, received an inquiry from William E. Matthews, V, NCC’s Vice Chairman and Chief Financial Officer, asking for an appointment for Mr. Matthews, John H. Holcomb, III, NCC’s Chairman and Chief Executive Officer at that time, and Richard Murray, NCC’s President and Chief Operating Officer at that time, to visit for the purpose of becoming acquainted with one another and sharing NCC’s strategy.

In April 2016, NCC management first met Mr. Hunt. On April 13, 2016, Messrs. Holcomb, Murray, and Matthews, traveled to Florida for meetings with bankers, and during that trip had a meeting with Mr. Hunt at his office in Jacksonville. During this introductory meeting, the participants discussed operating philosophies and their professional backgrounds. Through Mr. Hunt’s prior career at SouthTrust Bank, the parties had several common acquaintances. At the end of the meeting, the parties agreed that it would be productive to continue to learn more about one another.

In November 2016, as part of its budget planning efforts, the FFHI board of directors continued its regular discussion about the need for growth, organically and through potential acquisitions, in order to improve return on equity and to gain scale to improve return on assets.

On November 30, 2016, Mr. Holcomb and Mr. Murray traveled to St. Petersburg, Florida to participate in an investor conference for banks with a Florida presence. Mr. Hunt was also in attendance at the conference, and Messrs. Holcomb and Murray had dinner with Mr. Hunt while at the conference. While no substantive discussions took place during the dinner, the conversation continued to reinforce both parties’ sense of a cultural fit between the two companies.

On February 28, 2017, Mr. Hunt met with a representative from Company B while attending a banking association meeting in Washington D.C. for the purpose of becoming better acquatined should FFHI decide to pursue an upstream merger partner. At the same banking association meeting, Mr. Hunt met with a representative from Company C for the purpose of discussing the merits of a “merger of equals.”

On March 2, 2017, FFHI’s board of directors engaged FIG Partners to represent it in assessing potential merger opportunities in order to maximize value for shareholders.

On March 10, 2017, FFHI’s board of directors held a strategic session to evaluate the potential acquisition of Company A and other acquisition target opportunities, including the strategic alternatives of a “merger of equals” and potential upstream partners. Representatives of FIG Partners and Troutman Sanders attended this meeting at which the various strategic alternatives were discussed. At this meeting, representatives of Troutman Sanders advised the FFHI board of directors regarding its fiduciary duties in connection with the evaluation of these alternatives. FFHI’s board of directors determined that a purely organic growth strategy would not produce the desired shareholder returns and FFHI’s board voted to submit a letter of intent to Company A and revisit the status of alternative scenarios at periodic intervals. FFHI was unsuccessful in its bid for Company A and discussions were discontinued.

In late March 2017, Mr. Hunt called Mr. Holcomb to inform him that FFHI was considering different strategic options and that FFHI’s Chairman, Thomas H. Coley, would be calling Mr. Holcomb to arrange a meeting. Mr. Coley and Mr. Holcomb had a telephone conversation in which they agreed that an in-person meeting would be productive.

On March 30, 2017, a representative from Company C traveled to Jacksonville to meet with Mr. Hunt and Mr. Coley for the purpose of facilitating a more informed discussion of the “merger of equals” candidate.

On April 3, 2017, Mr. Coley called Mr. Holcomb and agreed to schedule a meeting in Atlanta at a time when the NCC executives would be traveling to a meeting at NCC’s Atlanta offices to preliminarily discuss the merits of a combination between FFHI and NCC.

On April 12, 2017, Messrs. Holcomb, Murray and Matthews traveled to Atlanta for a meeting at NCC’s Private Bank of Buckhead division. While there, they also held a meeting with Mr. Coley, at which the NCC executives discussed the company’s strategy, market areas, and interest in the Jacksonville market and the FFHI management team, while learning more about FFHI from Mr. Coley. On April 13, 2017, Mr. Murray called Mr. Hunt and suggested that Mr. Hunt should travel to Birmingham, Alabama to meet more of the NCC management group and gain a better understanding of the company’s culture and operating philosophy.

On April 19, 2017, FFHI’s board of directors held its regularly scheduled board meeting following the annual shareholders’ meeting. Representatives of Troutman Sanders attended this meeting. At this meeting, the FFHI board continued its discussion regarding its various strategic alternatives. Consistent with previous discussions, FFHI’s board of directors concluded that organic growth would not provide the appropriate shareholder value. The parties agreed to place greater emphasis on the potential of selling upstream, noting that it should offer a significant premium to the current trading price and the opportunity for FFHI’s shareholders to retain equity in a potential agreement. FFHI’s board was updated regarding discussions with NCC and Company B, both of which had shown significant interest in FFHI. FFHI determined that it would be appropriate to reach out to NCC and Company B to gather more information regarding potential valuations.

Mr. Hunt contacted the Chief Executive Officer and President of Company B to schedule a meeting with Company B. Company B indicated that it would have a very keen interest in acquiring FFHI. Mr. Coley met with representatives of Company B to discuss the potential business combination between the two companies. Soon thereafter, FFHI’s board of directors unanimously approved to move forward with the Confidentiality Agreements provided by Company B and NCC.

On April 25 and 26, 2017, Mr. Hunt visited NCC’s headquarters in Birmingham and met with several other NCC executives, including certain market presidents. The purpose of the visit was to allow Mr. Hunt to meet additional members of the NCC management team and to become more comfortable with NCC’s operating principles and culture, and also to allow other members of NCC’s management to learn more about Mr. Hunt.

On May 8, 2017, FFHI provided certain requested information to Mr. Matthews of NCC as well as to Company B, in order to provide a more substantive indication of FFHI’s interest and terms for a business combination.

On May 15, 2017, Mr. Matthews and NCC’s Executive Vice President of Bank Operations, John R. Bragg, traveled to Jacksonville to meet with Mr. Hunt and Timothy Ayers, FFHI’s Chief Financial Officer. The purpose of the meeting was to discuss the potential operating structure, personnel and technology needs in the Jacksonville market if NCC were chosen as FFHI’s merger partner, thereby allowing both parties to better understand the potential financial impact of a merger on the resultant combined entity.

On May 16, 2017, representatives of Company B contacted FFHI and provided their verbal indication of value of FFHI to be offered in connection with a potential combination of the companies. The value of the offer was inferior to the range of value proposed by NCC. The representative detailed assumptions used in their calculations to determine the indicative valuation.

On May 18, 2017, Mr. Matthews contacted Mr. Hunt to arrange for a meeting on May 31, 2017 with Messrs. Coley, Hunt, Matthews, Holcomb and Murray. The purpose of the meeting was for NCC to present their preliminary indication of value and to discuss other issues that would be important to moving forward with a potential transaction.

On May 31, 2017, Messrs. Holcomb, Murray and Matthews traveled to Atlanta for a meeting with Mr. Coley and Mr. Hunt, at which NCC’s executives discussed their conviction that FFHI and NCC would make excellent partners, and that Mr. Hunt and other FFHI officers would be a good fit with NCC’s operating philosophy and culture. At the conclusion of the meeting, NCC’s executives proposed a combination of the companies, with NCC acquiring FFHI for $17.00 in cash (for 10-15% of the aggregate purchase) and stock at an exchange ratio of 0.44 shares of NCC common stock for each share of FFHI common stock (for the remaining 85-90% of the aggregate purchase price). The parties discussed and agreed that the NCC executives should make a presentation to the FFHI board of directors.

On June 1, 2017, Mr. Hunt and Mr. Murray discussed the May 31, 2017 proposal in greater detail. Additional phone conversations took place over the following days in order to further discuss the proposal and to discuss NCC’s assumptions used in preparing their indication of interest.

On June 13, 2017, Mr. Hunt and the representative of Company B met while attending a bank association meeting in Naples, Florida.  During the meeting, the representative confirmed the verbal indication of value expressed on May 16, 2017.  Mr. Hunt inquired if Company B continued to believe their assumptions regarding transaction costs were accurate and if anything would change the indicative value suggested.  The Company B representative confirmed his belief that the assumptions were accurate and stated that the earlier expressed indication of value remained valid.

On June 14, 2017, while at the banking conference in Naples, Mr. Hunt and the representative from Company C met to discuss the mechanics of a “merger of equals” between the two companies.

On June 27, 2017, Messrs. Murray and Matthews traveled to Nashville, Tennessee to attend an investor conference sponsored by FIG Partners. Mr. Hunt and Mr. Ayers were also in attendance at the conference. Mr. Murray and Mr. Matthews visited with the FFHI executives and indicated their enthusiasm for the potential merger of the two companies.

On June 29, 2017, Messrs. Holcomb, Murray and Matthews traveled to Jacksonville for a presentation to the FFHI board of directors. Immediately prior to their presentation, they met with Paul Grube, FFHI’s Chief Banking Officer, to learn more about him and to allow him to learn more about NCC. The NCC executives communicated their belief that Mr. Grube could play an integral role in the combined company’s future success in Jacksonville, and their desire for him to remain with the company if the acquisition were to move ahead. At the board meeting, whose attendees also included representatives from Troutman Sanders and FIG Partners, the NCC executive team made a presentation regarding NCC, discussing the NCC management team’s history and the company’s operating philosophies, business lines, financial results and strategies. They concluded by presenting an indication of interest to acquire FFHI for 0.44 shares of NCC common stock or $17.00 in cash for each share of FFHI common stock, subject to a 90% stock and 10% cash consideration mix. They also indicated that NCC wanted Mr. Coley to join the NCC board of directors upon the closing of the transaction and that they would want Mr. Hunt and other FFHI executives to sign employment agreements with NCC, to go into effect upon the closing of the acquisition. The FFHI board members asked several questions, and then thanked the NCC representatives for their attendance. After the departure of the NCC representatives, the FFHI board of directors evaluated the potential combination with Company C as a “merger of equals” possibility as well as other upstream interests, including a potential transaction with Company B. The FFHI board of directors directed Mr. Hunt to follow up with NCC to formalize the indication of interest into a letter of intent.

On June 30, 2017, Mr. Hunt contacted Mr. Murray to request that the indication of interest be formalized as a letter of intent. The letter of intent was negotiated over the next week.

In early July 2017, Mr. Hunt contacted the representative from Company C to inform him that the FFHI board of directors did not view a “merger of equals” as being in the best interest of FFHI’s shareholders.

Subsequently, on July 11, 2017, Mr. Hunt contacted Mr. Murray to indicate their board’s willingness to accept the NCC proposal if the price could be improved. After discussion, Mr. Murray called Mr. Hunt back and indicated NCC’s willingness to increase the price on the cash component to $17.25 per share of FFHI common stock. NCC then prepared and executed a non-binding letter of intent for the purchase of FFHI, with an exchange of 0.44 shares of NCC common stock for up to 90% of the FFHI shares and a cash price of $17.25 for the remaining FFHI shares. Mr. Hunt executed the letter on July 12, 2017.

On July 12, 2017, the FFHI board of directors convened, along with representatives from FIG Partners and Troutman Sanders, to review, discuss and approve the letter of intent.

NCC executives conducted on-site due diligence of FFHI from July 17 through 21, 2017, with off-site due diligence continuing via secure remote access. NCC subsequently confirmed with Mr. Hunt that its due diligence review confirmed its interest in pursuing the acquisition as contemplated.

On July 26, 2017, Maynard, Cooper & Gale, P.C., counsel to NCC, provided an initial draft of the proposed definitive merger agreement to Troutman Sanders, and on August 4, 2017, provided drafts of the ancillary agreements, such as the proposed voting agreements between NCC and the directors and certain officers of FFHI. During the ensuing period prior to execution, the parties, with the assistance of their respective advisors, negotiated the terms of the merger agreement, focusing particularly on the termination fee and closing conditions, and continued their respective due diligence processes.

A subsequent mutual due diligence meeting was held on August 11, 2017 at NCC’s offices in Birmingham. Attendees at this due diligence meeting included Messrs. Hunt, Grube, Ayers, Holcomb, Murray and Matthews, as well as investment banking representatives from FIG Partners and Keefe, Bruyette & Woods, Inc., NCC’s financial advisor (“KBW”), and a representative from Troutman Sanders.

On August 16, 2017, at its regularly scheduled August meeting, the FFHI board discussed the terms and conditions of the proposed merger agreement. Certain members of management of FFHI and representatives of Troutman Sanders and FIG Partners also attended the meeting. At the meeting, FIG Partners reviewed its financial analyses with respect to NCC, FFHI and the proposed merger. Thereafter, representatives of FIG Partners delivered to the board its opinion that, as of August 16, 2017, and based on and subject to various assumptions, qualifications and limitations described in the opinion, the merger consideration provided under the merger agreement was fair, from a financial point of view, to the FFHI shareholders. A representative of Troutman Sanders also reviewed with the directors the most recent draft of the proposed merger agreement and related transaction documents and the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction. Following a discussion of these matters and the other factors listed below under “Reasons for the Merger,” the FFHI board concluded that the proposed merger was fair to and in the best interest of FFHI and its shareholders and unanimously approved the merger agreement in substantially the form presented.

On August 16, 2017, NCC held a special meeting of its board of directors for the purpose of reviewing the definitive merger agreement, hearing comments thereon from Maynard, Cooper & Gale, P.C., receiving reports from management on the due diligence performed and management’s recommendation regarding the merger transaction, discussing financial aspects of the merger with KBW, and then voting upon the proposed merger. After these discussions, and after deliberation and careful consideration, all members of the board in attendance voted to approve the merger and to authorize management to execute and deliver the merger agreement and related agreements.

In approving the merger agreement and the merger, in addition to considering the factors described below, the FFHI board was aware of and considered the interests of certain directors and executive officers of FFHI that are different from, or in addition to, those of the shareholders of FFHI generally, including the ownership by certain directors and officers of warrants and options to purchase FFHI common stock. See “The Merger Agreement; Interests of Certain Persons in the Merger,” beginning on page 57 and “Security Ownership of Certain Beneficial Owners and Management of FFHI” on page 66.

Subsequent to the FFHI and NCC board meetings, the parties executed and delivered the merger agreement and ancillary agreements. The execution of the merger agreement was publicly announced on August 16, 2017.

Reasons for the Merger

The financial and other terms of the merger agreement resulted from arm’s length negotiations between NCC’s and FFHI’s representatives. The following presentation of the information and factors considered by the NCC and FFHI boards of directors and management teams is not intended to be exhaustive but describes several of the material factors that they considered in determining whether to approve the merger agreement and the merger. The NCC and FFHI boards of directors and management teams did not assign any relative or specific weight to these factors, and individual directors or members of management may have given certain factors greater weight than others.

FFHI

In reaching its determination to approve the merger and to recommend that the shareholders of FFHI approve the merger, FFHI’s board of directors consulted with its management, as well as its legal counsel and financial advisor, and considered a number of factors, including the following:

•

the value of the consideration to be received by FFHI shareholders relative to the book value and earnings per share of FFHI common stock, including particularly the relationship between the consideration and FFHI’s tangible book value;

•	information concerning the financial condition, regulatory condition and business prospects of NCC;

•

the financial terms of recent business combinations in the financial services industry, particularly in the Southeast, and a comparison of the multiples of selected combinations with the terms of the proposed transaction with NCC;

•	the alternatives to the proposed merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the business prospects for FFHI going forward, as projected by management and viewed in light of the changing regulatory and competitive landscape;

•

the fact that the proposed merger will enable FFHI shareholders to exchange their shares of FFHI common stock for shares of NCC common stock and cash, thereby providing an improved liquidity opportunity to FFHI shareholders;

•

the perceived risks and uncertainties attendant to FFHI’s operation as an independent banking organization, including the risks and uncertainties relating to the high and increasing costs of regulatory compliance;

•	the enhanced capital position and earnings of the combined entity on a pro forma basis and the potential positive implications for the ability to grow;

•	the compatibility of NCC’s management, strategic objectives, culture and geographic footprint with those of FFHI; and

•

the opinion of FIG Partners that the consideration to be received by FFHI’s shareholders as a result of the merger is fair, from a financial point of view, as well as the financial analysis provided by FIG Partners.

The FFHI board of directors also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with NCC were likely to outweigh substantially these risks and factors. These risks and potential negative factors included:

•	the lack of control of the FFHI board of directors and FFHI shareholders over the future operations and strategy of the combined company;

•

the fact that certain benefits of the merger depend on the successful operation of NCC in the future, as opposed to selling FFHI entirely for cash, which would deliver all value to FFHI shareholders upon the closing of such a sale; and

•	the fact that, under the merger agreement, FFHI is not permitted to solicit competing proposals for the acquisition of FFHI.

NCC

In deciding to engage in the merger transaction, NCC’s management and board of directors considered, among other things, the following:

•	information concerning the business, operations, earnings, asset quality, and financial condition of FFHI and FirstAtlantic Bank;

•

the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of FFHI’s common stock;

•	the ability of FFHI’s operations to contribute to NCC’s earnings after the merger;

•	the recent comparative earnings and financial performance of FFHI and NCC;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the financial terms of such business combinations with the terms of the proposed merger;

•	the market for alternative merger or acquisition transactions in the banking industry and the likelihood of other material strategic transactions;

•

the increased importance of scale in the banking industry and the fact that the merger would increase NCC’s size to approximately $3 billion in total assets and provide NCC’s banking franchise with additional access to a broader base of middle market and small business prospects;

•	the compatibility of FFHI’s management team, strategic objectives, culture and geographic footprint with those of NCC;

•	FFHI’s familiarity with the northeast Florida market;

•	the opportunity to leverage the infrastructure of NCC and National Bank of Commerce;

•	the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Opinion of FFHI’s Financial Advisor

FIG Partners delivered to the FFHI board of directors its opinion that, based upon and subject to the various considerations set forth in its written opinion dated as of August 16, 2017, the merger consideration to be received by the holders of FFHI common stock was fair to such holders from a financial point of view. No limitations were imposed by FFHI upon FIG Partners with respect to the investigations made or procedures followed by FIG Partners in rendering its opinion. The full text of the opinion of FIG Partners, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. FFHI shareholders should read this opinion in its entirety.

FIG Partners is a nationally recognized investment banking firm that specializes in the securities of financial institutions, including banking companies. FIG Partners is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The FFHI board of directors selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG Partners will receive a fee from FFHI for performing its financial advisory services in connection with the merger and rendering a written opinion to the FFHI board of directors as to the fairness of the merger consideration, from a financial point of view, to FFHI’s shareholders, a portion of which is contingent upon the consummation of the merger. FFHI has agreed to pay FIG Partners a fee-based compensation for its financial advisory services rendered in connection with the proposed merger. FIG Partners has received $115,000 of compensation to date and will receive an additional fee equal to one percent (1%) of the aggregate value of the merger consideration at closing, less $115,000, when, and if, the merger is consummated. FFHI’s board of directors was aware of this fee structure and took it into account in considering FIG Partners’ fairness opinion and in approving the merger. In addition, FFHI has agreed to indemnify FIG Partners against liabilities arising out of the merger, including the rendering of FIG Partners’ fairness opinion. The opinion has been reviewed by FIG Partners’ compliance officer consistent with internal policy. FIG Partners has not had a material relationship with or received compensation from either NCC or FFHI during the prior two (2) years.

FIG Partners’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and, as such, does not constitute a recommendation to any FFHI shareholder as to how the shareholder should vote at the FFHI shareholder meeting. The summary of the opinion of FIG Partners set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG Partners in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the FFHI board of directors by FIG Partners. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the presentation delivered by FIG Partners to the FFHI board of directors, but it does summarize all of the material analyses performed and presented by FIG Partners.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses and factors more or less weight than other analyses and factors. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the FFHI board of directors and its fairness opinion.

In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FFHI or NCC. The analyses performed by FIG Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners’ analysis of the fairness of the merger consideration, from a financial point of view, to FFHI shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners’ opinion does not address the relative merits of the merger as compared to any other business combination in which FFHI might engage. In addition, as described above, FIG Partners’ opinion to the FFHI board of directors was one of many factors taken into consideration by the FFHI board of directors in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed numerous materials bearing upon the financial and operating conditions of FFHI and NCC and materials and agreements prepared in connection with the merger. As part of its review and analysis, FIG Partners, among other things:

•	reviewed various drafts of the merger agreement, including the final draft of the merger agreement dated August 16, 2017;

•

reviewed certain historical publicly-available business and financial information concerning FFHI and NCC including, among other things, quarterly and annual reports filed with the SEC, the Federal Reserve and the FDIC;

•	reviewed certain internal financial statements and other financial and operating data concerning FFHI and NCC;

•	reviewed recent trading activity and the market for FFHI and NCC common stock;

•

utilized publicly-available analyst consensus earnings estimates for NCC for the years ending December 31, 2017 and 2018, and analyzed certain internally prepared forecasts prepared by the management teams of FFHI and NCC;

•

held discussions with members of the senior managements of FFHI and NCC for the purpose of reviewing the future prospects of FFHI and NCC, including financial estimates related to their respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that FIG Partners considered and deemed relevant; and

•	performed such other analyses and considered such other factors as FIG Partners deemed relevant and appropriate.

FIG Partners also took into account its assessment of general economic, market and financial conditions and experience in other transactions, as well as its knowledge of the banking industry and general experience in securities valuation.

In rendering its opinion, FIG Partners assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by FFHI and NCC and conveyed in the discussions with FFHI and NCC. In that regard, FIG Partners assumed that the financial forecasts, including, without limitation, the Synergies, have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of FFHI and NCC, and that such forecasts will be realized in the amounts and at the times contemplated thereby. FIG Partners is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and it assumed that such allowances for FFHI and NCC were in the aggregate adequate to cover such losses. FIG Partners was not retained to and did not conduct a physical inspection of any of the properties or facilities of FFHI and NCC. In addition, FIG Partners has not reviewed individual credit files, nor has it made an independent evaluation or appraisal of the assets and liabilities of FFHI and NCC or any of their respective subsidiaries, and it was not furnished with any such evaluations or appraisals.

Pro Forma Financial Impact

FIG Partners compared the estimated future earnings per share (“EPS”) and tangible book value per share (“TBV”) for FFHI as a standalone entity to the future pro forma EPS and TBV resulting from the merger. As a baseline, FIG Partners estimated future EPS and TBV for FFHI derived from internally prepared forecasts developed by FIG Partners in consultation with management. FIG Partners also developed estimates of EPS and TBV for the combined company using assumptions regarding the anticipated cost savings resulting from the merger, estimated purchase accounting adjustments, estimated merger-related expenses, and publicly-available consensus EPS estimates for NCC. Then FIG Partners compared the pro forma EPS and TBV for the combined company with the EPS and TBV for FFHI as a standalone entity. This analysis indicated that the merger should be accretive to FFHI’s estimated EPS in 2018 through 2021. The analysis also suggested that the TBV dilution resulting from the merger should be recovered in less than four (4) years through higher EPS. However, the actual results achieved by the combined company following the merger may vary from the projected results, and the variations may be material.

Contribution Analysis

FIG Partners analyzed the relative contribution of FFHI and NCC to the pro forma balance sheet and income of the combined entity, assuming ninety percent (90%) of the merger consideration consists of NCC common stock. This analysis excluded purchase accounting adjustments. To perform this analysis, FIG Partners used historical balance sheet and net income data for both companies as of June 30, 2017. The results of FIG Partners’ analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of FFHI and NCC respective shareholders in the combined company:

	NCC	FFHI
Pro Forma Shares Outstanding (1)	86.1%	13.9%
Total Assets	84.8%	15.2%
Total Loans	86.2%	13.8%
Total Deposits	85.2%	14.8%
Equity	86.0%	14.0%
Tangible Common Equity (2)	81.6%	18.4%
Net Income (trailing four quarters)	86.5%	13.5%

(1)	Includes restricted stock that vests prior to closing
(2)	Common equity less goodwill and other intangible assets

FIG Partners noted that the ownership interest of FFHI’s shareholders in the combined company was generally in line with FFHI’s contribution to the balance sheet and income of the combined company.

Comparable Transaction Analysis

As part of its analysis, FIG Partners reviewed a group of comparable merger transactions. The peer group included transactions, which have been announced or completed since January 1, 2017, that involved target banks located in Major Southeast Markets (the “Comparable Transactions – Major Southeast Markets”). For the purposes of the analysis, Major Southeast Markets included Asheville, NC; Atlanta, GA; Baton Rouge, LA; Birmingham, AL; Charleston, SC; Charlotte, NC; Greenville, SC; Jackson, MS; Jacksonville, FL; Little Rock, AR; Memphis, TN; Miami, FL; Nashville, TN; New Orleans, LA; Orlando, FL; Raleigh, NC; and Tampa, FL. All consideration types were included. The group was also limited to transactions where pricing was disclosed. This group consisted of the following seventeen (17) transactions:

Date Announced	Acquirer	Acquirer State	Target	Target State
08/14/17	CenterState Bank Corp.	FL	Sunshine Bancorp Inc.	FL
08/07/17	Investar Holdings Corp.	LA	BOJ Bancshares Inc.	LA
07/26/17	Valley National Bancorp	NJ	USAmeriBancorp Inc.	FL
07/21/17	Select Bancorp Inc.	NC	Premara Financial Inc.	NC
06/27/17	United Community Banks Inc.	GA	Four Oaks Fincorp Inc.	NC
06/01/17	Charter Financial Corp.	GA	Resurgens Bancorp	GA
05/18/17	Seacoast Banking Corp. of Florida	FL	NorthStar Banking Corp.	FL
05/04/17	Seacoast Banking Corp. of Florida	FL	Palm Beach Community Bank	FL
05/01/17	First Bancorp	NC	ASB Bancorp Inc.	NC
04/27/17	South State Corporation	SC	Park Sterling Corporation	NC
04/27/17	TowneBank	VA	Paragon Commercial Corp.	NC
04/24/17	National Commerce Corp.	AL	Patriot Bank	FL
04/12/17	First Community Corp.	SC	Cornerstone Bancorp	SC
03/27/17	Home BancShares Inc.	AR	Stonegate Bank	FL
02/28/17	IBERIABANK Corp.	LA	Sabadell United Bank N.A.	FL
02/14/17	Progress Financial Corp.	AL	First Partners Financial Inc.	AL
01/20/17	HCBF Holding Company	FL	Jefferson Bankshares Inc.	FL

FIG Partners calculated the median multiples for the following relevant transaction ratios in the Comparable Transactions – Major Southeast Markets: the percentage of the offer value to the acquired company’s tangible book value, last twelve (12) months (“LTM”) earnings, total assets, and the tangible book value premium to core deposits. FIG Partners used these median multiples to estimate the value of FFHI’s common stock by applying each median multiple to FFHI’s tangible common equity, net income for the twelve (12) months ended June 30, 2017, total assets, and core deposits as of June 30, 2017, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions – Major Southeast Markets
Valuation Metric	FFHI Value ($000s)	Median Multiple	Aggregate Value ($000s)	Value Per Share

Tangible common equity	$59,552	181.3%	$107,959	$17.90

LTM Earnings	$3,714	27.4x	$101,740	$16.87

Total assets	$462,419	18.2%	$84,152	$13.95

Core deposits (1)	$318,987	11.2%	$95,317	$15.80
		Minimum	$84,152	$13.95
	Ranges of Values:	Maximum	$107,959	$17.90

(1)	Excludes certificates of deposits greater than $100,000

The comparable transactions analysis suggested a range of value of $13.95 to $17.90 per share of FFHI common stock, with a midpoint of $16.13. FIG Partners noted that the implied value of the merger consideration of $17.51 per share (based on ninety percent (90%) stock consideration, a 0.44 exchange ratio and NCC’s ten (10) day average closing stock price of $39.85 on August 14, 2017, and ten percent (10%) cash consideration valued at $17.25 per share), the merger consideration was at the upper end of the range of values suggested by the comparable transaction analysis.

Franchise Valuation

FIG Partners used a franchise value analysis to estimate the value of FFHI’s common stock based on the composition of its balance sheet at June 30, 2017. The franchise value analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. In order to calculate FFHI’s net asset value, FIG Partners made certain adjustments to FFHI’s tangible common equity. FIG Partners estimated the potential credit adjustment for the loan portfolio to be 0.95% ($3.1 million) and credit adjustment on foreclosed real estate to be twenty-five percent (25%) ($0.1 million), and added back the allowance for loan losses of $2.4 million. FIG Partners tax effected these adjustments using a rate of thirty-five percent (35%), yielding a tax benefit of $0.3 million, to bring the total net credit adjustment to ($0.5 million). The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquirer.

Dollars in thousands
		Premium
	6/30/17 Balance	(%)	($)
Non-interest bearing deposits	$110,987	15.0%	$16,648
NOW accounts	$46,977	10.0%	$4,698
Savings and money market accounts	$152,716	8.0%	$12,217
Certificates of deposit	$66,395	6.0%	$3,984
Total deposits	$377,075	10.0%	$37,547

FIG Partners selected premiums of six percent (6%) for certificates of deposit, eight percent (8%) for savings and money market accounts, ten percent (10%) for NOW accounts, and fifteen percent (15%) for non-interest bearing deposits. The overall deposit premium for FFHI was ten percent (10%), or $37.5 million. FIG Partners noted that deposit premiums paid in bank merger transactions vary. So FIG Partners selected a range of deposit premiums from eight percent (8%) to twelve percent (12%). The franchise value analysis suggested an overall range of value of $14.78 to $17.28 per share for FFHI’s common stock. The value suggested by a ten percent (10%) deposit premium was $16.01 per share. The following chart provides a summary of the franchise value analysis:

Dollars in thousands, except per share amounts
	Amount	Per Share
Tangible common equity	$59,552	$9.87
Less: net credit adjustment	($548)	($0.09)
Add: deposit premium	$37,547	$6.22
Indicated franchise value	$96,551	$16.01

Minimum franchise value – (8% deposit premium)	$89,170	$14.78
Maximum franchise value – (12% deposit premium)	$104,253	$17.28

FIG Partners noted that the merger consideration of $17.51 per share was above the range of values suggested by the franchise value analysis.

Discounted Cash Flow Analysis

FIG Partners estimated the value of FFHI’s common stock using a discounted cash flow analysis by calculating the present value of projected future cash dividends and the present value of the stock price at the end of a five (5)-year period. The analysis was based on internally prepared forecasts developed by FIG Partners with the assistance of management. In order to estimate the ending stock value, FIG Partners considered a variety of terminal values based on multiples of tangible book value and multiples of earnings at the end of the five (5)-year period. FIG Partners applied price to tangible book value multiples ranging from 160% to 200% of FFHI’s estimated tangible book value in 2021 and price to earnings multiples ranging nineteen (19) to twenty-three (23) times FFHI’s 2021 estimated earnings to derive two unique terminal values. The present values of these terminal values were then calculated based on a range of discount rates of ten percent (10%) to fourteen percent (14%). The discount rates selected by FIG Partners were intended to reflect different assumptions regarding the required rates of return for holders of FFHI’s common stock. The present value of the terminal values was then added to the present value of the dividend stream for 2017 through 2021 to derive a total value based on discounted cash flows. The two (2) analyses and the underlying assumptions yielded a range of values for FFHI’s common stock as follows.

		Price / Tangible Book Value Terminal Multiples – Sensitivity Table
		1.60 x	1.70x	1.80x	1.90x	2.00x
	10.0%	$14.40	$15.25	$16.10	$16.94	$17.79
Discount	11.0%	$13.84	$14.65	$15.47	$16.28	$17.09
Rate	12.0%	$13.30	$14.08	$14.87	$15.65	$16.43
	13.0%	$12.79	$13.54	$14.29	$15.05	$15.80
	14.0%	$12.31	$13.03	$13.75	$14.47	$15.19

		Price / Earnings Acquisition Multiples – Sensitivity Table
		19.0 x	20.0 x	21.0 x	22.0 x	23.0 x
	10.0%	$16.78	$17.62	$18.45	$19.29	$20.13
Discount	11.0%	$16.12	$16.93	$17.73	$18.54	$19.34
Rate	12.0%	$15.50	$16.27	$17.04	$17.81	$18.59
	13.0%	$14.90	$15.64	$16.38	$17.13	$17.87
	14.0%	$14.33	$15.05	$15.76	$16.47	$17.19

FIG Partners noted that the merger consideration of $17.51 fell within the range of values for both price/tangible book and price/earnings derived from the discounted cash flow analysis.

Comparable Company Analysis

FIG Partners used publicly-available information to compare selected financial information for NCC to a peer group of financial institutions selected by FIG Partners, using financial information as of the most recent quarter and market data available on August 14, 2017. The peer group consisted of fifteen (15) publicly-traded bank holding companies.

Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	Market Cap ($M)(5)	Price to TBV(6)	Price to EPS(7)
Atlantic Capital Bancshares, Inc.	ACBI	$2,703	11.0%	0.7%	0.47%	4.2%	$479.9	163%	37 x
Bear State Financial, Inc.	BSF	2,239	8.9	0.8	1.02	9.0	350.7	180	16
Capital City Bank Group, Inc.	CCBG	2,815	7.2	1.8	0.45	4.5	359.6	183	29
Carolina Financial Corp.	CARO	2,192	11.0	0.3	1.40	12.6	529.1	223	18
CenterState Bank Corp.	CSFL	6,767	NA	0.6	1.16	9.9	1,501.9	249	20
City Holding Co.	CHCO	4,057	10.4	1.2	1.48	12.8	974.7	236	16
FB Financial Corp.	FBK	3,347	13.9	0.6	0.99	9.4	1,037.3	215	27
First Bancorp	FBNC	4,529	8.0	1.2	0.83	7.7	752.7	215	21
First Bancshares, Inc.	FBMS	1,790	7.8	0.7	0.56	5.7	252.2	184	25
First Guaranty Bancshares, Inc.	FGBI	1,725	7.7	1.2	0.84	9.9	217.2	164	16
Franklin Financial Network, Inc.	FSB	3,444	8.2	0.2	1.02	12.4	444.3	157	14
Home Bancorp, Inc.	HBCP	1,574	NA	1.3	1.17	10.0	292.2	169	16
HomeTrust Bancshares, Inc.	HTBI	3,207	11.5	0.6	0.40	3.1	440.1	121	36
Seacoast Banking Corp. of FL	SBCF	5,281	8.9	0.8	0.76	7.5	1,003.5	219	26
State Bank Financial Corp.	STBZ	4,234	13.1	0.2	1.27	8.4	1,054.8	194	21
Median		3,207	8.9	0.7	0.99	9.0	479.9	184	21
National Commerce Corp.	NCOM	2,418	10.9	0.2	1.12	8.6	562.8	223	22

(1)	Tangible common equity as a percentage of tangible assets

(2)	Non-performing assets as a percentage of total assets

(3)	Return on average assets over the last twelve months

(4)	Return on average equity over the last twelve months

(5)	Market capitalization of the stock in millions of dollars

(6)	Most recent stock price to most recent quarter end tangible book value per share

(7)	Most recent stock price to earnings per share for the trailing four quarters

Source: SNL Financial; most recent financial data as of August 14, 2017

No company used as a comparison in the above analysis is identical to NCC. The peer analysis detailed above was used to compare the operating and financial performance of NCC to companies of similar size and in similar operating markets. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion. FIG Partners noted that the median ratios of price to tangible book value and price to earnings for the peer group were 184% and 21x, respectively, as of August 14, 2017. By comparison, on that date NCC’s common stock was trading very close to the median earnings multiple for the peer group at 22x, but at a higher multiple of tangible book value (223%) than the peer group median. However, FIG Partners also noted that both the price to tangible book value multiple and the price to earnings multiple for NCC were within the range of values for such multiples exhibited by the peer group.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG Partners determined that the merger consideration was fair, from a financial point of view, to the holders of FFHI common stock.

Vote Required

At the special meeting, approval of the merger proposal requires the affirmative vote a majority of the issued and outstanding shares of FFHI common stock as of the record date for the special meeting. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum, will have the same effect as a vote against the merger proposal, but will not be considered a vote against the merger proposal for purposes of perfecting dissenters’ rights.

Recommendation of the FFHI Board of Directors

THE FFHI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2 – ADJOURNMENT

General

If the number of shares of FFHI common stock voting FOR approval of the merger proposal at the special meeting is not sufficient to approve the merger proposal at the special meeting, then the persons designated as the proxy holder stated in the proxy card of FFHI intend to move to adjourn the FFHI special meeting in order to enable the FFHI board of directors to solicit additional proxies for approval of the merger proposal, as necessary.

In the adjournment proposal, FFHI is asking its shareholders to grant discretionary authority to the person(s) designated as the proxy holder(s) stated in the proxy card to move to adjourn the special meeting if the number of shares voting for approval of the merger proposal is not sufficient to approve this proposal at the special meeting. If the shareholders of FFHI approve the adjournment proposal, FFHI could adjourn the special meeting to another time and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted on the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if FFHI has received proxies representing a sufficient number of votes against the merger proposal, FFHI could adjourn the special meeting without a vote on these proposals and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal. In general, if the FFHI special meeting is adjourned so that the FFHI board can solicit additional proxies to approve the merger proposal, as necessary, FFHI is not required to give any notice of the adjourned meeting other than an announcement at the special meeting of the place, date and time of the adjourned meeting.

Vote Required

At the special meeting, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the matter. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum but will have no effect on the adjournment proposal.

Recommendation of the FFHI Board of Directors

THE FFHI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

REGULATORY AND OTHER REQUIRED APPROVALS

In general, the merger of a savings and loan holding company, like FFHI, into a financial holding company, like NCC, requires the approval of the Federal Reserve. However, under Federal Reserve regulations, certain transactions that are subject to review and approval by a federal regulator under the Bank Merger Act are eligible for a waiver from the Federal Reserve’s general application and approval requirements. NCC filed a waiver request with the Federal Reserve, which was granted on September 18, 2017.

The merger of a federal savings association, like FirstAtlantic Bank, with and into a national bank, like NBC, requires the approval of the OCC under the Bank Merger Act. NBC has filed an Interagency Bank Merger Act Application for approval of the bank merger with the OCC, which is currently pending. In evaluating the proposed bank merger, the OCC will review the transaction under the criteria of the Bank Merger Act and will consider, among other factors, the effect of the bank merger on competition, the financial and managerial resources and future prospects of the banks, the convenience and needs of the communities to be served, the effectiveness of the banks in combating money laundering activities, the percent of the total amount of deposits of insured depositary institutions in the United States that would be controlled by the banks and the risk of the transaction to the stability of the United States banking or financial system. The parties believe that the proposed bank merger is compatible with these regulatory requirements and criteria; however, there can be no assurance that the approval of the OCC will be obtained, that NCC, NBC, FFHI and FirstAtlantic Bank will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined bank after the bank merger. After approval of the application, the parties must wait at least thirty (30) days (which may be shortened to fifteen (15) days) before they may complete the bank merger. During this waiting period, the U.S. Department of Justice may challenge the bank merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the OCC, unless a court of competent jurisdiction should specifically order otherwise. The OCC’s approval of the proposed bank merger will expire one (1) year from the approval date, unless the OCC grants an extension of the time period. NCC and FFHI expect to complete the bank merger shortly after the FFHI special meeting of shareholders, provided that the OCC approval has been obtained and is still in effect.

Although NCC and FFHI believe that the requisite regulatory approvals will be obtained, there can be no assurance regarding the timing of the approval, whether the approval may be obtained on satisfactory terms, whether the approval will be later modified, suspended or revoked (either as a result of a change in the information upon which the regulatory authority relied or otherwise) or the absence of litigation challenging such approval or otherwise. Similarly, there can be no assurance that any state attorney general or other regulatory authority will not attempt to challenge the merger or bank merger on antitrust grounds or for other reasons, or, if such a challenge is made, what the projected result thereof would be. Completion of the merger and the bank merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the bank merger. A regulator’s approval of the merger or the bank merger reflects only its view that that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness, and does not represent an opinion by such regulator that the transaction is financially favorable to the shareholders of either party or that the regulator has considered the adequacy of the terms of the transaction. SUCH APPROVAL IS NOT AN ENDORSEMENT OF, OR RECOMMENDATION FOR, THE MERGER OR THE BANK MERGER.

NCC, NBC, FFHI and FirstAtlantic Bank are not aware of any regulatory approvals required for completion of the transactions contemplated by the merger agreement other than those described above. Should any other approvals be required, those approvals will be sought, but there can be no assurance that they will be obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of Maynard, Cooper & Gale, P.C. and Troutman Sanders LLP that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of FFHI common stock that exchange their shares of FFHI common stock for shares of NCC common stock and/or cash in the merger are as described below. The tax opinions have been filed as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this proxy statement-prospectus is a part. The opinions are based upon law existing on the date of the opinions and upon certain facts, assumptions, limitations, representations and covenants, including those contained in representation letters executed by officers of FFHI and NCC that, if incorrect in certain material respects, would jeopardize the conclusions reached by the parties’ counsel in their respective opinions. The tax opinions do not bind the Internal Revenue Service (the “IRS”) or prevent the IRS from successfully asserting a contrary opinion. No ruling will be requested from the IRS in connection with the merger. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The following section summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (defined below) of FFHI common stock. The following discussion is based on, and subject to, the Code, the Treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this proxy statement-prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

This summary only addresses the material U.S. federal income tax consequences of the merger to the FFHI shareholders that hold FFHI common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to FFHI shareholders in light of their particular circumstances or to FFHI shareholders subject to special treatment under U.S. federal income tax law, such as:

•	shareholders who are not U.S. holders (as defined below);

•	S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	mutual funds;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	shareholders that own (or are deemed to own) 5% or more of the outstanding stock of FFHI;

•	tax-exempt organizations;

•	brokers, banks or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons whose functional currency is not the U.S. dollar;

•	persons who purchased or sell their shares of FFHI common stock as part of a wash sale;

•	shareholders who hold their shares of FFHI common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•

shareholders who acquired their shares of FFHI common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan; and

•	United States expatriates.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes), including any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. The consequences to you will depend on your specific situation and on factors that are not within the control of FFHI or NCC. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of FFHI common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•

a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds FFHI common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The Merger – Consequences to NCC and FFHI

Each of NCC and FFHI will be a party to the reorganization within the meaning of Section 368(b) of the Code, and neither NCC nor FFHI will recognize any gain or loss as a result of the merger.

The Merger – Consequences to Shareholders

The U.S. federal income tax consequences of the merger to an FFHI shareholder generally will depend on whether the FFHI shareholder exchanges its FFHI common stock for cash, NCC common stock or a combination of cash and NCC common stock.

Exchange Solely for Cash. In general, if pursuant to the merger a U.S. holder exchanges all of its shares of FFHI common stock solely for cash, that shareholder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of FFHI common stock surrendered. Such gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and any gain or loss generally will be long-term capital gain or loss if the U.S. holder has held such stock for more than one year as of the effective date of the merger. If, however, the U.S. holder constructively owns shares of FFHI common stock that are exchanged for shares of NCC common stock in the merger or owns shares of NCC common stock actually or constructively after the merger, the consequences to that shareholder may be similar to the consequences described below under the heading “Exchange for NCC Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that shareholder’s gain.

Exchange Solely for NCC Common Stock. If pursuant to the merger a U.S. holder exchanges all of its shares of FFHI common stock solely for shares of NCC common stock, that shareholder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of NCC common stock (as discussed below).

Exchange for NCC Common Stock and Cash. If pursuant to the merger a U.S. holder exchanges all of its shares of FFHI common stock for a combination of NCC common stock and cash, the U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash received in exchange for the FFHI common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for FFHI common stock in the merger (excluding any cash received in lieu of fractional shares of NCC common stock) plus the fair market value of NCC common stock (including the fair market value of any fractional share) received in the merger (determined when the merger occurs), over (b) the U.S. holder’s tax basis in the FFHI common stock exchanged. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the U.S. holder has held its FFHI common stock for more than one year as of the effective date of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the FFHI shareholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. See “Possible Treatment of Cash as a Dividend” below.

Possible Treatment of Cash as a Dividend. There are certain circumstances in which all or part of the gain recognized by a U.S. holder will be treated as a dividend rather than as capital gain. In general, such determination depends on whether, and to what extent, the merger reduces a U.S. holder’s percentage share ownership interest in NCC that the U.S. holder actually and constructively owns in comparison to the percentage interest the U.S. holder actually and constructively would have owned in NCC had such U.S. holder received only NCC common stock (and no cash) in the merger. The IRS has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has even a relatively minor reduction in its percentage stock ownership. Because the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, including the application of certain constructive ownership rules, a U.S. holder should consult its own tax advisor regarding the potential income tax treatment by the U.S. holder of any gain recognized in connection with the merger.

Cash In Lieu of Fractional Shares. If you receive cash in the merger instead of a fractional share interest in NCC common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Possible Treatment of Cash as a Dividend” above, this gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of FFHI common stock for more than one year.

Tax Basis in, and Holding Period for, NCC Common Stock. The aggregate tax basis of the NCC common stock received by a U.S. holder as a result of the merger (including any fractional share deemed received and redeemed as described below) will be the same as such shareholder’s aggregate tax basis in its FFHI common stock surrendered in the merger, decreased by the amount of cash received in exchange for such FFHI common stock (excluding any cash received in lieu of a fractional share of NCC common stock) and increased by the amount of gain, if any, recognized in the exchange (excluding any gain recognized with respect to any fractional share of NCC common stock deemed sold in the merger). The holding period of the NCC common stock (including any fractional share deemed received and redeemed as described above) a U.S. holder receives as a result of the exchange will include the holding period of FFHI common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of FFHI common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of NCC common stock received in the exchange.

Backup Withholding and Information Reporting

Holders of FFHI common stock other than certain exempt recipients may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received in connection with the merger. Such a holder generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on the Form W-9 or successor form to be included with the election form and the letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that the holder is otherwise exempt from backup withholding.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the holder’s applicable U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

In addition, U.S. holders of FFHI common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of FFHI common stock exchanged, the number of shares of NCC common stock received, the fair market value and tax basis of FFHI common stock exchanged and the U.S. holder’s tax basis in the NCC common stock received.

If a U.S. holder of FFHI common stock that exchanges such stock for NCC common stock is a “significant holder” with respect to FFHI, the U.S. holder is required to include a statement with respect to the exchange on or with the U.S. federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of FFHI common stock will be treated as a significant holder in FFHI if the U.S. holder’s ownership interest in FFHI is five percent (5%) or more, by vote or value, of FFHI’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of FFHI common stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the information set forth in such regulation, including the names and employer identification numbers of FFHI and NCC, the date of the merger, and the fair market value and tax basis of FFHI common stock exchanged (determined immediately before the merger).

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain provisions of the merger agreement. It is not intended to include every term of the merger, but rather addresses only certain significant aspects of the merger. This discussion is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this proxy statement-prospectus as Appendix A, and is incorporated herein by reference. You are urged to carefully read the merger agreement in its entirety, as well as the discussion in this proxy statement-prospectus.

General; Effect of the Merger; Business and Operations after the Merger

If the shareholders of FFHI approve the merger proposal and the other conditions to the consummation of the merger are satisfied, FFHI will merge with and into NCC, NCC will be the surviving corporation in the merger and FFHI will cease to exist as a separate entity. At the effective time of the merger:

•	the certificate of incorporation and bylaws of NCC in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation;

•

the directors of NCC as the surviving corporation in the merger will be the directors of NCC immediately prior to the effective time of the merger, with the addition to NCC’s board of Thomas H. Coley, the current Chairman of the Board of FFHI; and

•

all rights, franchises and interests of FFHI and NCC in and to every type of property will be vested in NCC as the surviving corporation, and all liabilities and obligations of FFHI and NCC will be deemed to have been assumed by NCC as the surviving corporation.

Immediately after the merger, FirstAtlantic Bank will be merged with and into NBC, with NBC as the surviving bank. Subject to applicable laws and non-objection from regulatory authorities, NCC and FFHI intend for the former banking offices of FirstAtlantic Bank to continue to operate and conduct business under the trade name “FirstAtlantic Bank, a division of National Bank of Commerce,” for a period of at least two (2) years.

Merger Consideration

Shareholders of FFHI will have the opportunity to elect to receive, for each of their shares of FFHI common stock, either (i) 0.44 shares of NCC common stock or (ii) $17.25 in cash, without interest. The merger agreement provides that the total amount of cash payable in the merger will be equal as nearly as practicable to, but will not exceed, $11,148,555; however, if valid cash elections exceed this amount, then NCC may increase the aggregate amount of cash payable up to the amount actually elected, subject to an adjusted maximum of $14,857,305. Elections by shareholders of FFHI to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the total amount of cash payable by NCC in the merger to equal, as nearly as practicable, the total cash amount.

No fractional shares of NCC common stock will be issued in connection with the merger. Instead, NCC will make a cash payment (without interest), to each shareholder of FFHI who would otherwise receive a fractional share of NCC common stock in an amount determined by multiplying the fraction of a share of NCC common stock otherwise issuable by the average closing price (rounded to two decimal places) for a share of NCC common stock as reported by the Nasdaq Global Select Market during the ten (10) consecutive business days ending on the fifth business day prior to the date of the closing of the merger. The amount of cash available for cash payments in lieu of fractional shares will not affect, and will not be affected by, the total cash amount described above.

Election Procedures; Surrender of FFHI Stock Certificates

A form of election will be provided to shareholders of FFHI at a later date, and shareholders should carefully review and follow the instructions that will be included with the election form. The deadline to make an election will be 5:00 p.m. Eastern Time on the day before the special meeting (or [●], 2017). In the event that the number of shares of FFHI common stock as to which holders have elected to receive cash would result in a cash payout that is either greater or less than the total cash amount, certain shareholders will have their elections prorated, as described in further detail below, to ensure that the amount of cash to be paid in the merger is equal to, as nearly as practicable, but does not exceed, the total cash amount. In addition, shares of FFHI common stock may be converted into a right to receive cash if the aggregate number of shares of FFHI common stock for which an election has been made to receive shares of NCC common stock exceeds the maximum number of shares issuable in accordance with the allocation of consideration contemplated by the merger agreement.

Any shares of FFHI common stock as to which a shareholder of FFHI does not submit a properly completed election form prior to the election deadline, and any shares of FFHI common stock as to which a shareholder of FFHI has elected to receive NCC common stock, will be converted into shares of NCC common stock at the effective time of the merger. However, some of these shares may instead be converted into a right to receive cash if the amount of cash otherwise payable as a result of cash elections by shareholders of FFHI is less than the total cash amount. Election forms may be revoked or amended at any time prior to the election deadline. At the effective time of the merger, shareholders of FFHI who will receive NCC common stock in the merger will automatically become entitled to all of the rights and privileges afforded to NCC shareholders as of that time; however, because NCC common stock is issued in “book entry” form only, former shareholders of FFHI will not receive a physical certificate representing shares of NCC common stock in exchange for their FFHI stock certificates. Shareholders of FFHI who receive cash in the merger will be entitled to receipt of that cash upon the surrender of their FFHI stock certificates. Broadridge Corporate Issuer Solutions, Inc. will serve as exchange agent for the merger (the “Exchange Agent”). Within five (5) business days after the effective date of the merger, NCC will send or cause to be sent to all former shareholders of FFHI (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging their FFHI stock certificates for the merger consideration to which they are entitled. Each FFHI stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when the certificates are actually exchanged. You should not send in your FFHI stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificate(s) or other agreement with your proxy card.

Beginning on the date that is six (6) months after the effective date of the merger, NCC will delay paying former shareholders of FFHI who become holders of NCC common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of NCC common stock, until such time as they have surrendered their certificates evidencing their FFHI common stock, at which time NCC will pay any such dividends or other distributions without interest. When the Exchange Agent receives your FFHI certificate(s) or award agreement, as applicable, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of a record of the book entry of shares of NCC common stock that have been issued to you (together with any withheld dividends or other distributions, but without interest thereon) and any cash payments due for cash elections or in lieu of fractional shares, in each case without interest.

Shareholders who cannot locate their stock certificates may receive the merger consideration to which they are otherwise entitled upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such stock certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC or its Exchange Agent to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such person is the owner of the shares represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present the certificate for exchange pursuant to the merger agreement.

Proration Procedures

No guarantee can be made that you will receive the amount of cash or number of shares of NCC common stock that you elect to receive in the merger. As a result of the proration procedures and other limitations outlined in this proxy statement-prospectus and in the merger agreement, you may receive NCC common stock or cash in amounts that vary from the amounts that you elect to receive.

Your right to receive cash or shares of NCC common stock in the merger is subject to certain proration procedures designed to ensure that the aggregate cash consideration to be paid by NCC to shareholders of FFHI (not including cash paid in lieu of fractional shares or cash paid to dissenting shareholders) is equal as nearly as practicable to, but does not exceed, the total cash amount. If NCC does not elect to increase the total cash amount, then the $11,148,555 to be paid in the merger will represent an aggregate of 646,293 shares of FFHI common stock that will be converted into the right to receive cash. If the total number of shares of FFHI common stock as to which a cash election is made exceeds the foregoing limitation, then at NCC’s sole option and election, NCC may increase the cash component of the merger consideration up to the amount actually elected, subject to an adjusted maximum of 861,293 FFHI shares, or $14,857,305 in aggregate cash payments.

      Cash Elections More than the Total Cash Amount

Shares of NCC common stock may be issued to shareholders of FFHI who make cash elections if the total cash elections are oversubscribed, such that the aggregate cash amount that would otherwise be paid in the merger pursuant to such elections would be greater than the total cash amount described above. If the aggregate cash elections exceed the total cash amount, then:

•

each FFHI shareholder making either a stock election, no election or an invalid cash election will receive NCC common stock for each share of FFHI common stock as to which that shareholder made a stock election, no election or an invalid cash election;

•

the number of shares of FFHI common stock as to which a shareholder has submitted a valid cash election will be automatically reduced to the number of shares equal to the product of (A) the total number of such shareholder’s cash election shares and (B) a fraction, the numerator of which is the total number of shares of FFHI common stock with respect to which cash may be paid (646,293, unless increased by NCC up to a number not to exceed 861,293), and the denominator of which is the aggregate number of cash election shares designated in all valid cash elections;

•	each cash election share remaining after the foregoing adjustment will be converted into the right to receive the per-share cash consideration; and

•

each share of FFHI common stock that would have been a cash election share but for the foregoing adjustment will automatically be deemed to be a stock election share, and the holder will receive shares of NCC common stock at the exchange ratio with respect to such shares.

For example, assuming that (i) an FFHI shareholder owning 1,000 shares of FFHI common stock makes a valid cash election with respect to all 1,000 shares, (ii) the total number of shares of FFHI common stock as to which valid cash elections are made is 700,000 and (iii) NCC does not elect to increase the permissible number of cash election shares, then:

•	such shareholder’s cash election shares will be reduced to 1,000 x (646,293/ 700,000), or 923 shares;

•	such shareholder will receive cash in the amount of $15,921.75 (calculated as $17.25 x 923); and

•

with respect to the remaining seventy-seven (77) shares of FFHI common stock owned, such shareholder will receive 33 shares of NCC common stock (calculated as seventy-seven (77) multiplied by the exchange ratio of 0.44) and a small amount of cash in lieu of the remaining fractional share following the conversion.

If NCC elects to increase the cash election shares in the event of an oversubscription, then the proration procedures described above will apply with slightly different results. For example, assuming that (i) a FFHI shareholder owning 1,000 shares of FFHI common stock makes a valid cash election with respect to all 1,000 shares, (ii) the total number of shares of FFHI common stock as to which valid cash elections are made is 900,000 and (iii) NCC elects to increase the permissible number of cash election shares to 861,293, then:

•	such shareholder’s cash election shares will be reduced to 1,000 x (861,293/ 900,000), or 956 shares;

•	such shareholder will receive cash in the amount of $16,491 (calculated as $17.25 x 956); and

•

with respect to the remaining forty-four (44) shares of FFHI common stock owned, such shareholder will receive nineteen (19) shares of NCC common stock (calculated as forty-four (44) multiplied by the exchange ratio of 0.44) and a small amount of cash in lieu of the remaining fractional share following the conversion.

Cash Elections Less than the Total Cash Amount

If the aggregate amount of cash elected by FFHI shareholders is less than the total cash amount, then certain shares of FFHI common stock will be converted into a right to receive cash until the aggregate amount of cash payable equals the total cash amount, as follows:

•	any shares for which a valid election has been made to receive cash will be converted into a right to receive the per-share cash consideration;

•

shares of FFHI common stock with respect to which an election to receive NCC common stock is deemed to have been made as a result of a failure by the holders thereof to submit an effective, properly completed election form by the election deadline will be converted into a right to receive the per-share cash consideration through an equitable proration process to be agreed upon by NCC and FFHI prior to the effective time of the merger;

•

if, after the conversion of all such shares, the amount of cash deemed elected by FFHI shareholders is still less than the total cash amount, then shares of FFHI common stock with respect to which a valid election has been made to receive NCC common stock will be converted through an equitable proration process to be agreed upon by NCC and FFHI into the right to receive the per-share cash consideration in a number necessary to cause the aggregate amount of cash payable to equal as closely as practicable, but not to exceed, the total cash amount; and

•

each share of FFHI common stock with respect to which an election to receive NCC common stock has been made (or is deemed to have been made) that is not modified pursuant to the proration procedures described above will be converted into a right to receive NCC common stock in accordance with the exchange ratio and the other conversion provisions described herein.

For example, assuming 6,032,033 shares of FFHI common stock are outstanding as of the determination date (including shares of restricted stock) and further assuming that (i) elections to receive NCC common stock are made with respect to 5,500,000 shares of FFHI common stock; (ii) elections to receive cash are made with respect to 500,000 shares of FFHI common stock; (iii) no election is made with respect to 32,033 shares of FFHI common stock; and (iv) NCC and FFHI agree to use a traditional proration procedure equally applicable across all electing shares, then, in order to ensure that the aggregate amount of cash payable in the merger equals as closely as practicable the total cash amount:

•	all shares of FFHI common stock with respect to which a cash election has been made (500,000 shares) will be converted into the right to receive cash;

•	all shares of FFHI common stock with respect to which no election has been made (32,033 shares) will be converted into the right to receive cash;

•

all elections to receive NCC common stock will be prorated by approximately 2.07745% (calculated as (646,293 cash election shares – 532,033 shares making a cash election or no election) / 5,500,000 stock election shares), such that shares subject to the proration will instead be converted into the right to receive cash; and

•

the remaining shares for which an election has been made to receive NCC common stock that are not subject to the proration procedure will each be converted into a right to receive NCC common stock according to the exchange ratio.

In this example, a shareholder of FFHI owning 1,000 shares of FFHI common stock who makes an election to receive NCC common stock with respect to all such shares would receive approximately $358.36 (calculated as $17.25 x (1,000 x 2.07745%)) in cash as a result of the proration, 430 shares of NCC common stock (calculated as 1,000 FFHI shares x the exchange ratio of 0.44 x 97.92255%), and a small amount of cash in lieu of the remaining fractional share following the conversion.

Cash Elections Equal to the Total Cash Amount

If the aggregate amount of cash elected by FFHI shareholders is equal to the total cash amount, then each share of FFHI common stock with respect to which a valid cash election is made will converted into the right to receive $17.25 in cash, and each share of FFHI common stock with respect to which a valid stock election is made will converted into the right to receive 0.44 shares of NCC common stock.

Effect of the Merger on NCC Common Stock

Each share of NCC common stock issued and outstanding immediately prior to the effective time of the merger will continue to be an issued and outstanding share of NCC common stock from and after the effective time of the merger.

Dissenters’ Rights

Holders of shares of FFHI common stock who properly elect to exercise the dissenters’ rights available to them under Florida law will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his, her or its pro rata portion of the merger consideration. See “Dissenters’ Rights” beginning on page 60 and Appendix B for additional information.

Shareholders of FFHI should be aware that the merger agreement may be terminated by NCC’s board of directors if holders of more than ten percent (10%) of the outstanding shares of FFHI common stock exercise dissenters’ rights. See “Termination of the Merger Agreement; Termination Fee” below.

Effect of the Merger on FFHI Options

FFHI has previously granted options to purchase shares of FFHI common stock to certain officers and employees of FFHI and FirstAtlantic Bank. The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised option, whether vested or unvested, to purchase shares of FFHI common stock will be automatically cancelled and converted into the right of the holder to receive, with respect to each share of FFHI common stock subject to the option, a cash payment equal to the excess, if any, of $17.25 over the exercise price per share of FFHI common stock subject to such option (rounded to the nearest cent), less any required withholding tax.  As of the date of this proxy statement-prospectus, options to purchase [●] shares of FFHI common stock were outstanding, with a weighted average exercise price of $[●] per share.

Effect of the Merger on FFHI Warrants

As of August 16, 2017, the date of the merger agreement, FFHI had 82,609 issued and outstanding warrants to purchase shares of FFHI common stock, each with an exercise price of $10.00 per share. The merger agreement provides that each outstanding and unexercised warrant to purchase shares of FFHI common stock, whether vested or unvested, will cease to represent a warrant to purchase FFHI common stock and will be converted automatically into a right to purchase NCC common stock, and NCC will assume each FFHI warrant subject to its terms, including any acceleration in vesting that will occur as a consequence of the merger; provided, however, that after the effective time of the merger: (i) the number of shares of NCC common stock purchasable upon exercise of such warrant will equal the product of (A) the number of shares of FFHI common stock that were purchasable under the warrant immediately before the effective time of the merger and (B) the exchange ratio, rounded to the nearest whole share; and (ii) the per-share exercise price for each warrant will equal the quotient obtained by dividing (A) the per-share exercise price of the warrant in effect immediately before the effective time of the merger by (B) the exchange ratio, rounded to the nearest cent.

Effect of the Merger on FFHI Restricted Stock

As of August 16, 2017, the date of the merger agreement, there were 16,346 restricted shares of FFHI common stock outstanding. The merger agreement provides that each outstanding share of FFHI restricted stock will become fully vested and will be treated the same as any other outstanding share of FFHI common stock at the effective time of the merger. Accordingly, each holder of shares of restricted stock will be entitled to make an election to receive NCC common stock or cash in the merger with respect to such shares, and will be subject to the election and proration procedures described above.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger proposal is approved by FFHI’s shareholders;

•	all required regulatory consents and approvals are obtained; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived. See “Conditions to the Merger” below.

If all of these conditions are met, the closing of the merger will occur at 9:00 a.m. Central Time on the last business day of the month in which all of the closing conditions are satisfied or waived, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and FFHI.

Representations and Warranties in the Merger Agreement

The merger agreement contains generally customary representations and warranties of FFHI, on the one hand, and of NCC, on the other hand, relating to their respective businesses. The representations and warranties of each of FFHI and NCC were made solely for the benefit of the other. The assertions embodied in those representations and warranties are modified or qualified by information in confidential disclosure schedules that the parties have exchanged in connection with their execution of the merger agreement on August 16, 2017. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between FFHI and NCC.

Additionally, the representations and warranties of the parties that are contained in the merger agreement were made only as of the date of the merger agreement or such other date as is specified therein and will not survive the effective time of the merger, except for those that by their terms apply in whole or in part after the effective time.

FFHI’s representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	organization, standing and power;

•	authority; no breach by agreement;

•	capitalization;

•	subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	tax matters;

•	loan portfolio;

•	assets; real property; insurance;

•	environmental matters;

•	compliance with laws;

•	labor relations; employees;

•	employee benefit plans;

•	material contracts;

•	legal proceedings;

•	reports;

•	statements true and correct;

•	regulatory matters;

•	offices;

•	data processing systems;

•	intellectual property;

•	fiduciary responsibilities;

•	financial advisor;

•	regulatory capital;

•	opinion of counsel;

•	repurchase agreements; derivatives; securitizations;

•	antitakeover provisions;

•	transactions with management;

•	absence of certain business practices;

•	privacy of customer information;

•	deposits;

•	accounting controls; and

•	securities law compliance; registration obligations.

NCC’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	organization, standing and power;

•	authority; no breach by agreement;

•	capital stock;

•	reports and financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with laws;

•	material contracts;

•	legal proceedings;

•	statements true and correct;

•	tax matters;

•	regulatory matters;

•	Securities Act and Exchange Act compliance;

•	regulatory capital;

•	opinion of counsel;

•	deposits; and

•	financial advisor.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are able to be waived) in order to complete the merger. The respective obligations of each party to complete the merger are subject to the fulfillment or waiver of the following, among other things:

•	approval by FFHI’s shareholders of the merger agreement by the required vote;

•	approval of the merger and the bank merger by all applicable regulatory authorities;

•	receipt of all third-party consents necessary to consummate the merger, and the bank merger, other than those that would not have a material adverse effect on the party required to obtain the consent;

•

the absence of (i) any law or order by a regulatory authority or court of competent jurisdiction prohibiting, restricting or making illegal the merger, the bank merger or any other transaction provided for in the merger agreement, or (ii) any threatened or pending action or proceeding by any person that renders the consummation of the merger impossible or inadvisable;

•

the receipt by each party of a favorable tax opinion from its counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that the share exchange will not give rise to gain or loss to FFHI shareholders (except to the extent of any cash received), and that neither FFHI nor NCC will recognize gain or loss as a consequence of the merger, subject to certain possible exceptions;

•

this registration statement on Form S-4 shall have been declared effective under the Securities Act by the SEC, no stop order suspending its effectiveness shall have been issued, no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC, and all state securities permits, authorizations or exemptions shall have been received or confirmed, as applicable, as are necessary for the issuance of NCC common stock pursuant to the terms of the merger agreement; and

•	the authorization for listing on the Nasdaq Global Select Market of, or the delivery of notice to such exchange regarding, the shares of NCC common stock to be issued in the merger.

Under the merger agreement, receipt of the tax opinions may be waived by NCC and FFHI, respectively, prior to the closing of the merger. However, if receipt of such opinions were waived, FFHI would resolicit its shareholders in the event that any change in the tax consequences were material, and would disclose the reasons for the waiver and the change in tax consequences. Such resolicitation would require an amendment to the registration statement on Form S-4 of which this proxy statement-prospectus is a part.

The obligations of NCC to complete the merger are subject to the satisfaction (or waiver by NCC) of the following additional conditions:

•	the accuracy of FFHI’s representations and warranties;

•	the performance by FFHI of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•

the delivery by FFHI of a certificate signed by its chief executive officer and chief financial officer attesting to the satisfaction of the conditions above and certain other conditions, as well as certified copies of the resolutions of the boards of directors of FFHI and FirstAtlantic Bank, of FFHI’s shareholders, and of FFHI as the sole shareholder of FirstAtlantic Bank authorizing the merger, the bank merger, and the respective agreements;

•	immediately prior to the merger, FFHI will have a minimum adjusted shareholders’ equity of not less than $59,000,000, as described in more detail below;

•

the completion of any adjustments to charge-offs, reserves and accruals in FFHI’s records that are reasonably requested by NCC in order to conform FFHI’s loan, accrual, capital, reserve and other accounting policies to those of NBC;

•	NCC’s satisfaction that the merger will not trigger any “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code;

•

the receipt by NCC of satisfactory documentation of (i) the termination of all employment agreements in effect at FFHI prior to the effective time of the merger and (ii) the execution of new employment agreements between NBC and certain employees of FFHI;

•

the absence of any action by a regulatory authority with respect to FFHI (i) asserting that FFHI is not in compliance with applicable laws and orders, (ii) revoking any material permit or (iii) imposing or requiring a cease and desist order, formal agreement or similar arrangement that is likely to restrict or impair FFHI’s business or prospects;

•

the absence of any fact, litigation, claim, event or condition that NCC determines in its reasonable judgment would have (or may be foreseen to have) a material adverse effect on FFHI or the consummation of the merger;

•

the receipt of all consents and approvals from persons whose consent or approval is required to permit the succession by NCC to any obligation, right or interest of FFHI under any agreement or instrument, except for those for which failure to obtain such consent or approval would not have a material adverse effect on NCC as the surviving corporation or on the consummation of the merger;

•	NCC’s receipt of satisfactory evidence that the amount of brokered deposits of FirstAtlantic Bank immediately prior to the effective time of the merger does not exceed $40,000,000;

•	no material increase in FFHI’s classified loans since the date of the merger agreement;

•

NCC’s receipt of evidence and documentation regarding the termination, modification or continuation of certain of FFHI’s employee benefit plans and the cessation of accruals thereunder, as may be requested by NCC;

•

none of the voting agreements, option termination agreements, non-competition agreements or claims letters delivered pursuant to the merger agreement shall have been amended, revoked or terminated (other than by a non-breaching party due to a material breach by NCC), and NCC shall be reasonably satisfied that all outstanding options to purchase FFHI common stock have been or will be surrendered, terminated and cancelled in accordance with the terms and conditions of the option termination agreements as they exist on the date of the merger agreement;

•

the receipt of notice of the merger by any regulatory authority that maintains or exercises oversight authority over any securities market on which FFHI common stock is traded, including the OTC Markets Group, Inc., and the filing and fulfillment of any other actions required to cause the FFHI common stock to no longer be eligible for trading or quotation as of the effective time; and

•

no action, proceeding or claim shall have been instituted by any person, and the parties shall not have knowledge of any threatened action, claim or proceeding by any person, against FFHI and/or its officers or directors that would result in a material adverse effect on FFHI.

With respect to the condition regarding FFHI’s adjusted shareholders’ equity, the determination is to be made as of the last business day prior to the closing of the merger. On that date, FFHI’s consolidated shareholders’ equity (exclusive of any conforming adjustments requested by NCC) will be adjusted by subtracting any unrealized gains in FFHI’s securities portfolio due to mark-to-market adjustments and adding (i) professional fees incurred by FFHI in connection with the merger (not to exceed $2,000,000, exclusive of reasonable costs paid to or advanced by FFHI’s professional advisors), (ii) payments made by FFHI in connection with the termination of preexisting employment agreements, (iii) premiums paid by FFHI for a “tail” policy of directors’ and officers’ liability insurance and (iv) any unrealized losses in FFHI’s securities portfolio due to mark-to-market adjustments. Based on FFHI’s shareholders’ equity balance as of June 30, 2017 and the anticipated impact of the adjustments described above, FFHI and NCC expect this condition to be satisfied.

FFHI’s obligation to complete the merger is subject to the satisfaction (or waiver by FFHI) of the following additional conditions:

•	the accuracy of NCC’s representations and warranties;

•	the performance by NCC of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•

the delivery by NCC of a certificate signed by its chief executive officer and chief financial officer attesting to the satisfaction of the conditions above, as well as certified copies of the resolutions of the boards of directors of NCC and NBC and of NCC as the sole shareholder of NBC evidencing the authorization of the merger, the bank merger and the respective agreements;

•

the absence of any action by a regulatory authority with respect to NCC or any of its subsidiaries (i) asserting that such entity is not in compliance with applicable laws and orders or (ii) imposing or requiring a cease and desist order, formal agreement or similar arrangement that is likely to restrict or impair such entity’s business or prospects; and

•

the absence of any fact, litigation claim, event or condition that FFHI determines in its reasonable judgment would have (or may be foreseen to have) a material adverse effect on NCC or the consummation of the merger.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, there can be no assurance that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any change in the terms of the merger agreement after the special meeting of FFHI’s shareholders that requires the approval of shareholders under applicable law may require a resolicitation of votes from FFHI’s shareholders with respect to the amended merger agreement.

Business of FFHI and NCC Pending the Merger

The merger agreement requires each party to continue to operate its business in the ordinary course prior to the merger, to preserve its business organization, goodwill, assets, business relationships and rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect any party’s ability to perform its covenants and agreements under the merger agreement. Additionally, NCC and FFHI have each agreed to have its designated representative confer periodically with the representative of the other regarding its operations, to permit the other party to investigate its business, properties and financial and legal condition and to notify the other party of certain events or circumstances, such as material changes in its business, government actions or breaches of representations, warranties or covenants under the merger agreement.

In addition, subject to certain specified exceptions as provided in section 7.2 of the merger agreement, FFHI may not, without NCC’s consent, take or agree to take any of the following actions, among others:

•	amend its articles of incorporation, bylaws or other governing instruments;

•

incur any additional debt or other obligation, except in the ordinary course of business and consistent with past practices, or permit the existence of or impose a lien on any share of stock held by FFHI;

•

redeem, repurchase, or otherwise acquire or exchange any shares of its capital stock (except exchanges in connection with the exercise of options to purchase FFHI common stock) or declare or pay any distribution or dividend on its capital stock, except for quarterly dividends consistent with past practice not to exceed $0.04 per share per quarter;

•

issue, sell, grant, award, pledge, encumber (or enter into a contract to do any of the foregoing), authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any rights to acquire such stock or securities convertible into such stock, except pursuant to the exercise of currently outstanding options and warrants;

•

adjust, split, combine or reclassify any shares of its common stock or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its common stock, or sell, lease, mortgage or otherwise encumber any shares of its capital stock or, other than in the ordinary course of business for reasonable and adequate consideration, any of its assets;

•	acquire any direct or indirect equity interest in any person, other than in connection with foreclosures in the ordinary course of business or solely in a fiduciary capacity;

•

except with respect to specifically scheduled payments, grant any increase in compensation or benefits to its directors, officers or employees, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the FFHI board of directors prior to the date of the merger agreement; or enter into or amend any severance agreements, change in control agreements or similar agreements with any of its directors, officers or employees;

•

enter into or amend any employment contract that FFHI does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger;

•

adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan;

•	make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or regulatory accounting principles;

•	commence any litigation other than in accordance with past practice or settle any litigation involving any liability of FFHI for material monetary damages or restrictions upon FFHI’s operations;

•	enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable laws;

•	fail to file timely any report required to be filed by it with any regulatory authority;

•

make any loan or advance to any five percent (5%) shareholder, director or officer, or any immediate family member of the foregoing, or any known related interest of any of the foregoing, except for certain advances under unfunded loan commitments in existence on the date of the merger agreement or renewals of any loans or advances outstanding on the date of the merger agreement on terms and conditions substantially similar to the original loan or advance;

•

cancel without payment in full, or modify in any material respect any contract relating to any loan or other obligation receivable from any five percent (5%) shareholder, director or officer of FFHI, or any immediate family member of the foregoing, or any known related interest of the foregoing;

•

enter into any contract for services or otherwise with any five percent (5%) shareholder, director, officer or employee of FFHI or its subsidiaries, with any immediate family member of the foregoing, or with any related interest of the foregoing;

•	modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

•	file any application to relocate or terminate the operations of any of its banking offices;

•

except as may be required by applicable law or to comply with any request or recommendation made by any regulatory authority, change its lending, investment, liability management or other material banking policies in any material respect;

•	intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to complete the merger;

•	take any action that would cause the transactions provided for in the merger agreement to be subject to requirements imposed by any takeover law;

•

make or renew any loan to any person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly) owes, or would as a result of such loan or renewal owe, more than an aggregate of $2,000,000 of secured indebtedness or more than $250,000 of unsecured indebtedness;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past policies;

•

purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five (5) years (except for municipal bonds of any maturity after consultation with NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, Federal National Mortgage Association or Home Loan Mortgage Corporation;

•

except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of FFHI as of the date of the merger agreement, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

•	make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

•

take any action that is likely to materially impair or delay FFHI’s ability to perform any of its obligations under the merger agreement or FirstAtlantic Bank’s ability to perform any of its obligations under the bank merger agreement; or

•	agree or commit to do any of the foregoing.

In addition to the general limitations set forth above, NCC may not, without FFHI’s consent, take or agree to take any action that is likely to prevent or materially impair or delay NCC’s ability to consummate the merger or NBC’s ability to consummate the bank merger.

No Solicitation of Alternative Transactions

Upon execution of the merger agreement, FFHI and its officers, directors, employees, representatives and agents were prohibited from, directly or indirectly, (i) soliciting, initiating or knowingly encouraging any inquiries or proposals with respect to, (ii) entering into any letter of intent or agreement (other than a confidentiality agreement) related to, or (iii) participating in any discussions or negotiations regarding, or knowingly taking any other action to facilitate any inquiries or the making of, any of the following: (a) any tender offer or exchange offer for FFHI stock, (b) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving FFHI or (c) any proposal or offer to acquire more than twenty percent (20%) of the voting power in, or twenty percent (20%) of the business, assets or deposits of, FFHI (an “Acquisition Proposal”); provided, however, that if prior to the special meeting FFHI receives an unsolicited bona fide written Acquisition Proposal that, in the good faith judgment of the FFHI board of directors after consultation with a financial advisor, is, or is reasonably likely to lead to the delivery of, a “Superior Proposal” (as defined below) and the FFHI board of directors determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions regarding such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable law, then FFHI may furnish any information regarding FFHI pursuant to a confidentiality agreement and may participate in negotiations or discussions concerning such Acquisition Proposal.

As defined in the merger agreement, a “Superior Proposal” means a bona fide written acquisition proposal (including (i) any tender offer or exchange offer for FFHI stock, (ii) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving, FFHI or (iii) any proposal or offer to acquire in any manner more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the business, assets or deposits of, FFHI), that the FFHI board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger with NCC and the other transactions contemplated by merger agreement. However, the FFHI board of directors must reach such conclusion only after (1) receiving the advice of its financial advisor, (2) taking into account the likelihood of consummation of such transaction on the terms set forth in the proposal (as compared to, and with due regard for, the terms of the merger agreement with NCC) and (3) taking into account all legal, financial, regulatory and other aspects of the proposal and other relevant factors permitted under applicable law. With respect to certain actions taken in connection with a Superior Proposal, FFHI’s board of directors may not withdraw or modify its recommendation to its shareholders, approve or recommend to its shareholders any alternative Acquisition Proposal, or enter into any letter of intent or other agreement (other than a confidentiality agreement) related to an Acquisition Proposal. FFHI is also required to notify NCC promptly if it receives any inquiries from third parties. A termination of the merger agreement by FFHI in respect of an alternative Acquisition Proposal may under certain circumstances give rise to a right by NCC to collect a termination fee in the amount of $4,000,000. For more information, see “The Merger Agreement – Termination of the Merger Agreement; Termination Fee.”

Additional Covenants and Agreements

The merger agreement contains certain additional agreements and covenants on the part of NCC and FFHI, including the following:

•

NCC agreed to file a registration statement on Form S-4 with the SEC in connection with the shares to be issued in the merger and cause the listing of the NCC common stock issuable in the merger on the Nasdaq Global Select Market;

•	NCC agreed to use commercially reasonable efforts to obtain all necessary state securities law permits and approvals;

•	FFHI agreed to provide the necessary information and otherwise cooperate in the foregoing efforts and to mail the proxy statement-prospectus and notice of the special meeting to its shareholders;

•

each party agreed to indemnify and hold harmless the other party and its officers, directors and employees for any liabilities arising out of or based upon statements or omissions in this proxy statement-prospectus for which such party is responsible;

•

each party agreed to afford the officers, employees, accountants, counsel and other representatives of the other party access to its properties, books and records, subject to certain confidentiality obligations on the receiving party and its representatives;

•

the parties agreed to use their commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to consummate the transactions provided for in the merger agreement;

•

FFHI agreed to call a meeting of its shareholders as soon as practicable after the effective date of the registration statement of which this proxy statement-prospectus is a part and to perform certain other actions in connection with such meeting, including, without limitation, having the FFHI board of directors unanimously recommend the approval of the merger and the merger agreement to FFHI’s shareholders;

•

FFHI agreed to deliver to NCC, within three (3) business days after its shareholders meeting, a certificate setting forth the name of, and number of shares held by, any of its shareholders who dissented in writing or voted against the merger agreement;

•	the parties agreed to cooperate with respect to the publication of any public announcement regarding the merger agreement and the merger;

•	each party agreed to pay its own costs and expenses incurred in connection with the merger;

•

each party agreed to use its commercially reasonable efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;

•	FFHI agreed to take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance should any deficiencies arise;

•	FFHI agreed to record all charge-offs, reserves and accruals reasonably requested by NCC in order to conform FFHI’s loan, accrual, capital, reserve and other accounting policies to those of NBC;

•

NCC agreed to indemnify FFHI’s directors and officers against certain liabilities and to provide directors’ and officers’ insurance to such directors and officers, as described in further detail under the caption “Indemnification and Insurance” below;

•

FFHI agreed to cause its directors, officers and employees to, and to use commercially reasonable efforts to cause its data processing consultants and software providers to, cooperate and assist FFHI and NBC in connection with the electronic and systematic conversion of all applicable FFHI data to the NBC system, including the training of FFHI employees;

•

FFHI agreed to cause its chief executive officer or another senior officer to assist and confer with the officers of NBC on a weekly basis with respect to the development, coordination and implementation of the operating and integration plans of NBC, as the resulting institution in the merger;

•

the parties made certain representations and agreed to certain terms regarding the termination of the employment agreements then in effect for certain FFHI employees and the execution by certain FFHI directors and officers of noncompetition agreements, releases of claims and new employment agreements, as applicable;

•

the parties agreed to work together in good faith to attempt to implement mutually satisfactory arrangements such that the merger will not trigger or result in any payment, including any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G; and

•	the parties agreed to take certain actions in connection with their respective employee benefit and welfare plans, as described below under the caption “Employment Matters.”

Employment Matters

The merger agreement provides that, following the effective time of the merger, NCC will maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of FFHI’s full-time active employees (as a group) on the closing date that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its subsidiaries, as applicable. Subject to applicable law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC will give such covered FFHI employees full credit for their prior service with FFHI (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which covered employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by NCC (not including any severance obligations). Each such covered employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any such covered employee is eligible to participate, for the plan year in which such covered employee is first eligible to participate, NCC will use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such covered employee to the extent such condition was or would have been covered under the FFHI benefit plan in which such covered employee participated immediately prior to the effective time of the merger and (ii) recognize any health, dental, vision or other welfare expenses incurred by such covered employee in the year that includes the closing date (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

FFHI has agreed that, prior to the effective time of the merger, it will take all actions requested by NCC that may be necessary or appropriate to (i) cause one or more FFHI benefit plans to terminate as of or immediately prior to the effective time of the merger, (ii) cause benefit accruals and entitlements under any FFHI benefit plan to cease as of or immediately prior to the effective time of the merger, (iii) cause the continuation after the effective time of the merger of any contract, arrangement or insurance policy relating to any FFHI benefit plan for such period as may be requested by NCC or (iv) facilitate the merger of any FFHI benefit plan into any employee benefit plan maintained by NCC. NCC and NBC retain the right to amend or terminate any FFHI employee benefit plan to the extent permitted by the terms of the applicable plan.

Unless otherwise provided in an individual employment agreement, if the employment of any covered FFHI employee is terminated by NCC or its subsidiaries within nine (9) months after the effective time of the merger solely as a result of the merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, NCC has agreed to pay severance to such employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such employee’s prior employment with FFHI; provided, however, that in no event will the total amount of severance for any single employee exceed the lesser of $25,000 or an amount equal to twenty-six (26) weeks’ pay in the aggregate. Any severance to which an employee may be entitled in connection with a termination occurring more than nine months after the effective time of the merger will be as set forth in the severance policies of NCC and its subsidiaries then in effect.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the following circumstances under which the parties may terminate the merger agreement and abandon the merger:

•	by mutual written consent of FFHI’s board of directors and NCC’s board of directors;

•

by the board of directors of NCC or FFHI in the event of a material breach of any representation or warranty in the merger agreement that (i) cannot be, or has not been, cured within thirty (30) days after the giving of written notice to the breaching party and (ii) is reasonably likely, in the opinion of the non-breaching party, to have a material adverse effect on the breaching party;

•

by the board of directors of NCC or FFHI if the other party materially breaches any covenant, agreement or other obligation under the merger agreement, and such breach is not cured within thirty (30) days after written notice from the non-breaching party;

•

by the board of directors of NCC or FFHI, if any consent of any regulatory authority required for consummation of the merger is denied by final, non-appealable action, or if FFHI’s shareholders do not approve the merger agreement;

•

by the board of directors of NCC or FFHI, if a material adverse effect with respect to the other party has occurred, or if any facts or circumstances arise after the date of the merger agreement that are reasonably likely to cause such a material adverse effect, and such fact, circumstance or effect has not been remedied by such other party within twenty-one (21) days after receipt of notice of the situation by the terminating party and a request that it be remedied;

•

by the board of directors of NCC or FFHI, if the merger has not been consummated or a condition precedent cannot be satisfied or fulfilled by May 13, 2018 (270 days after the date of the merger agreement), so long as the failure to consummate is not caused by a breach of the merger agreement by the party electing to terminate and subject to a possible automatic extension to August 11, 2018 (360 days after the date of the merger agreement) in the event of a pending application for regulatory approval or certain shareholder litigation;

•

by the board of directors of NCC or FFHI, if any of the conditions to the obligations of the other party cannot be satisfied or fulfilled by May 13, 2018, and the failure of such condition was not caused by the terminating party;

•	by the board of directors of NCC, if the holders of more than ten percent (10%) of the outstanding shares of FFHI common stock exercise dissenters’ rights;

•

by the board of directors of NCC, if (i) FFHI’s board of directors withdraws, modifies or fails upon NCC’s request to reconfirm its recommendation of the merger or the merger agreement to its shareholders; approves or recommends to FFHI’s shareholders an Acquisition Proposal other than the merger with NCC; or fails to call the shareholders’ meeting at which the shareholders will vote on the merger agreement; or (ii) any person or group becomes the beneficial owner of fifty percent (50%) or more of FFHI’s outstanding common stock;

•

by the board of directors of FFHI, if FFHI receives an Acquisition Proposal that the FFHI board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, and that a failure to terminate the merger agreement to enter into a definitive agreement with respect to the Superior Proposal would violate the FFHI board’s fiduciary duties; provided, however, that FFHI must first provide NCC at least three (3) business days’ prior written notice of its intent to terminate the merger agreement, as well as a description of the terms of such Superior Proposal and copies of the related documents, and must also negotiate in good faith with NCC during the notice period to facilitate a revision to the terms of the merger agreement as necessary to cause the competing Acquisition Proposal to no longer constitute a Superior Proposal. The foregoing requirements, including the notice period, apply to any changes in the terms of a Superior Proposal as well. Further, FFHI has agreed not to enter into a definitive agreement with respect to a Superior Proposal until at least the fifth business day after providing the required notice to NCC and to notify NCC of any change in its intention to enter into such an agreement; and

•	by the board of directors of FFHI, if both of the following conditions are satisfied:

o

the average closing price of a share of NCC common stock on the Nasdaq Global Select Market for the ten (10)-day period ending on the fifth business day prior to the closing of the merger (the “Average Quoted Price”) is less than $31.84; and

o

the quotient obtained by dividing the Average Quoted Price by $39.80 is less than eighty percent (80%) of the quotient obtained by dividing the average price of the Nasdaq Bank Index for the ten (10)-day period ending on the fifth business day prior to the closing of the merger (the “Average Index Price”) by $3,680.30, the Average Index Price on the day prior to the execution of the merger agreement.

If FFHI elects to exercise this termination right, it must elect to terminate the merger agreement by written notice to NCC at any time during the two (2)-business day period following the fifth business day prior to the closing of the merger (provided that such notice of election to terminate may be withdrawn at any time prior to the deadline). During the two (2)-day period commencing with its receipt of such notice, NCC has the option, but not the obligation, to increase the consideration to be paid with respect to each share of FFHI common stock to be converted into shares of NCC common stock by making a cash payment (rounded to the nearest cent) equal to the product of (x) the exchange ratio (0.44) and (y) the difference between $31.84 and the Average Quoted Price. If NCC so elects within such two (2)-day period, it must give prompt written notice to FFHI of such election, in which event no termination will have occurred and the merger agreement will remain in effect in accordance with its terms, except (i) as to the adjusting payment described above and (ii) that NCC may extend the date of the closing of the merger transaction for up to ten (10) business days. However, NCC will not be permitted to elect to make the foregoing cash payment if such a payment would preclude the issuance of the favorable tax opinions required as a condition for consummation of the merger.

If NCC terminates the merger agreement because FFHI’s board withdraws or changes its recommendation of the merger agreement, cancels or fails to call the meeting at which FFHI’s shareholders will vote on the merger agreement or approves or recommends an Acquisition Proposal other than the merger with NBC, or if FFHI terminates the agreement (i) at a time that NCC could terminate the merger agreement based on one of the foregoing reasons or (ii) in order to enter into a definitive agreement for a Superior Proposal, then FFHI (or its successor) must pay NCC a termination fee of $4,000,000. FFHI will also be required to pay the termination fee if it enters into a definitive agreement with respect to an alternative Acquisition Proposal within nine (9) months of a termination of the merger agreement by either party in connection with a disapproval of the merger by FFHI shareholders that follows a public disclosure of an alternative Acquisition Proposal prior to the special meeting. Certain provisions of the merger agreement, including those regarding confidentiality and payment of expenses, will survive the termination of the merger agreement.

The respective representations, warranties, covenants and agreements of NCC and FFHI will not survive the effective time of the merger, except for those covenants and agreements which by their terms apply in whole or in part after the effective time of the merger.

Payment of Expenses Relating to the Merger

Subject to any obligations for damages arising in the event of a willful breach of the merger agreement, each party will pay all of its own expenses incurred in connection with the merger, including registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such party. Each party has agreed to indemnify the other party against any liability arising from any such fee or payment incurred by such party.

Interests of Certain Persons in the Merger

Some of FFHI’s directors and officers have interests in the merger transaction that are different from, or in addition to, those of FFHI shareholders generally. These interests are described below. FFHI’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Employment Agreement with Mitchell W. Hunt, Jr.

In connection with the execution of the merger agreement, NBC entered into an employment agreement with Mitchell W. Hunt, Jr., the President and Chief Executive Officer and a director of FFHI and FirstAtlantic Bank. The employment agreement will take effect as of the effective date of the merger and provides for an initial term of three (3) years. Under the terms of the employment agreement, Mr. Hunt will serve as Market President – Jacksonville Area; however, he will not be an executive officer of NCC. The employment agreement provides for an initial minimum annual base salary $300,000 and a lump-sum retention bonus of $100,000 to be paid following the effective time of the merger; however, if Mr. Hunt’s employment with NBC terminates on or before the first anniversary of the effective time of the merger, he will be obligated to repay the full amount of the retention bonus. The employment agreement also provides for vacation days, paid holidays and sick days, reimbursement of specified types of business expenses and certain perquisites (including a cellular telephone and a $1,000 monthly automobile allowance). Mr. Hunt is also eligible to receive an annual bonus, which for calendar year 2018 will be at least $25,000. He will also be eligible to participate in employer-sponsored health and retirement plans and receive awards under the National Commerce Corporation 2017 Equity Incentive Plan or such other equity-based incentive compensation plans adopted by NCC in which senior executives of NBC are eligible to participate. The employment agreement provides that, as soon as practicable after the effective time of the merger, NCC will establish a pool of performance shares available for officers in the Jacksonville region and will make an initial one-time award of performance shares to Mr. Hunt with a value of $90,000 at the time of the award.

The employment agreement also set forth the procedures and amounts payable in connection with a termination of employment under various circumstances. The employment agreement provides that, if Mr. Hunt’s employment is terminated by NBC “for cause,” or if he resigns or terminates his employment for any reason other than for “good reason” (as such terms are defined in the employment agreement), then he will not be entitled to any further compensation or benefits, except for accrued but unpaid base salary or as provided under an applicable employee benefit plan. If NBC terminates Mr. Hunt’s employment other than “for cause,” or if he terminates his employment for “good reason,” then he will continue to receive salary payments equal to his base salary then in effect until the end of the agreement term. During the period of his employment and, depending on the circumstances of employment termination, for a period following the termination of his employment, Mr. Hunt will generally be subject to certain non-solicitation and non-competition provisions.

Other Employment Agreements

At the time of the execution of the merger agreement, NBC also entered into employment agreements with certain employees of FirstAtlantic Bank, each of whom will serve either as Executive Vice President – Jacksonville Area or as Senior Vice President – Jacksonville Area. These agreements will take effect as of the effective date of the merger and provide for an initial term of three (3) years. In addition to salary and bonus compensation, each employee will be eligible to participate in employer-sponsored health and retirement plans and receive awards under the National Commerce Corporation 2017 Equity Incentive Plan or such other equity-based incentive compensation plans adopted by NCC in which senior executives of NBC are eligible to participate. The employees will also receive awards of performance shares as soon as practicable after the effective time of the merger. Each employment agreement contains termination, non-solicitation and non-competition provisions similar to those described above with respect to Mr. Hunt’s employment agreement.

Payments upon Termination of Current Employment and Change in Control Agreements

At the time of the execution of the merger agreement, FirstAtlantic Bank was party to an employment agreement with Mr. Hunt and with Timothy S. Ayers, Executive Vice President, Secretary and Chief Financial Officer of FFHI and FirstAtlantic Bank, and FFHI was party to a change in control agreement with each of Messrs. Hunt and Ayers and T. Michael White, a director of FFHI and FirstAtlantic Bank. In connection with the merger agreement, these individuals executed agreements terminating their respective employment and change in control agreements subject to, and effective upon, the consummation of the merger and waiving all rights under such agreements and all claims arising out of their employment or other affiliation with FFHI and FirstAtlantic Bank, including with respect to the payment of salary, benefits and amounts otherwise due upon a change in control. In connection with such termination, each of these individuals will receive a one-time lump sum cash payment as follows: Mr. Hunt, $963,153; Mr. Ayers: $686,218; and Mr. White: $244,800. These payments will be made at or around the effective time of the merger and are in addition to, and separate from, amounts payable under the new employment agreement with Mr. Hunt described above and consulting arrangement with Mr. Ayers described below. Each termination agreement will become effective immediately prior to, and subject to the occurrence of, the effectiveness of the merger and will terminate automatically and immediately upon the termination of either the merger agreement or the employment of the respective employee.

Consulting Arrangement with Timothy S. Ayers

On the date of the merger agreement, FirstAtlantic Bank entered into an agreement with Mr. Ayers that terminates his employment agreement and employment with FirstAtlantic Bank as of the effective time of the merger and provides that Mr. Ayers will agree to perform consulting services for NBC for twelve (12) months following the closing of the merger for fees payable in twelve (12) equal installments of $6,125.

Participation in NCC Benefit Plans

Pursuant to the merger agreement, FFHI’s officers, along with all full-time employees of FFHI, who are retained following the consummation of the merger, will be eligible to participate in benefit plans and arrangements that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its subsidiaries, which benefits include health and dental insurance, vision insurance, life insurance and short and long-term disability.

Options, Warrants and Restricted Stock

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised option, vested or unvested, to purchase shares of FFHI common stock will be automatically cancelled and converted into the right of the holder to receive, with respect to each share of FFHI common stock subject to the option, a cash payment, without interest, equal to the excess, if any, of $17.25 over the exercise price per share of FFHI common stock subject to such option (rounded to the nearest cent), less any required withholding tax. In addition, NCC will assume all outstanding warrants, vested or unvested, to purchase FFHI common stock according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. Such warrants will be converted automatically into rights to purchase NCC common stock; however, the exercise price and number of shares issuable upon exercise of such warrants will be adjusted according to the exchange ratio. All outstanding shares of FFHI restricted stock will become fully vested, will convert into shares of FFHI common stock immediately prior to the merger and will be eligible for the election procedure and the merger consideration allocation and proration procedures described in this proxy statement-prospectus. See “Security Ownership of Certain Beneficial Owners and Management of FFHI” beginning on page 66 for more information about how the foregoing treatment of outstanding equity awards will impact the holdings of the directors and executive officers of FFHI.

Addition to NCC Board of Directors

Under the terms of the merger agreement, NCC is required to increase the size of its board of directors by one (1) seat as of the effective date of the merger and to fill the vacancy with a current director of FFHI selected by NCC and approved by FFHI. NCC and FFHI have agreed that Thomas H. Coley, currently the Chairman of the Board of FFHI and FirstAtlantic Bank, will serve on the NCC board of directors following the effective time of the merger. NCC has further agreed to include Mr. Coley in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the effective date of the merger, unless Mr. Coley is disqualified from service as a director based on the occurrence of certain specified events. Mr. Coley will hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Coley, age 74, has served as a director of FFHI and FirstAtlantic Bank since 2007, including as Chairman of the Board, Chairman of the Executive Committee and as a member of the Compensation and Loan Committees. He is the retired Vice Chairman and member of the board of SouthTrust Corporation. In that capacity, he was responsible for finance, risk management, legal, asset and liability management and investor relations. Prior to his holding company duties, Mr. Coley was responsible for SouthTrust Bank’s general banking operations in the company’s nine-state market. The NCC board of directors believes that Mr. Coley’s extensive banking career, as well as his widely recognized leadership strengths, skills and professional experience, give him a wide range of knowledge on topics important to NCC’s business and operations and will allow him to contribute important insight to the NCC board of directors.

As of the date of this proxy statement-prospectus, Mr. Coley beneficially owns [●] shares of FFHI common stock, including vested warrants to purchase [●] shares of FFHI common stock at a price of $10.00 per share and [●] currently unvested shares of restricted FFHI common stock. Assuming (i) the exercise of all [●] warrants held by Mr. Coley and subsequent conversion into shares of NCC common stock and (ii) the accelerated vesting and conversion of the [●] restricted shares of FFHI common stock beneficially owned by Mr. Coley into shares of NCC common stock, each at the exchange ratio of 0.44, Mr. Coley would be the beneficial owner of [●] shares of NCC common stock at the effective time of the merger. See “Security Ownership of Certain Beneficial Owners and Management of FFHI,” beginning on page 66. As with all non-employee directors of NCC other than the lead independent director, Mr. Coley will be entitled to receive an annual retainer of $37,500, an additional $1,000 for each board meeting attended and $500 for each committee meeting attended.

Indemnification and Insurance

NCC has agreed to indemnify each director and officer of FFHI for a period of six (6) years after the effective time of the merger against all liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the extent permitted under the articles of incorporation and bylaws of FFHI as in effect on the date of the merger agreement, subject to the limitations and requirements of FFHI’s articles of incorporation and bylaws and applicable law.

NCC has agreed to use its commercially reasonable efforts for a period of six (6) years following the effective time of the merger to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of FFHI with respect to claims against such directors and officers arising from facts or events occurring on or prior to the effective time of the merger, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified party, as the coverage provided by FFHI as of the date of the merger agreement; provided, however, that (i) if NCC is unable to maintain or obtain such insurance coverage, then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of FFHI may be required to apply and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance and (iii) in satisfaction of its obligations, NCC may require FFHI to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the effective time of the merger. Whether or not NCC or FFHI procures such coverage, in no event will FFHI expend, or will NCC be required to expend, for such tail insurance a premium amount in excess of $175,000. If the cost of such tail insurance exceeds this amount, then FFHI or NCC, as applicable, will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such amount.

Resale of NCC Common Stock

The shares of NCC common stock to be issued in the merger will be registered under the Securities Act. FFHI shareholders who are not affiliates of NCC may generally freely trade their NCC common stock upon completion of the merger. For this purpose, with respect to NCC, the term “affiliate” generally means any person that either directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, NCC. The SEC has stated that an individual’s status as a director, officer, or ten percent (10%) shareholder is one fact that must be taken into consideration in determining affiliate status.

Those shareholders who are deemed to be affiliates of NCC may only sell their NCC common stock as permitted under the Securities Act or under a “safe harbor” from the restrictions generally applicable to the sale of “control securities,” such as those acquired from an affiliate of the issuer. Rule 144 requires, among other things, the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations and other restrictions on the manner of sale of the shares.

Trading Market for NCC Stock

NCC common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.”

NCC Dividends

The holders of NCC common stock are entitled to receive dividends only if and when declared by the NCC board of directors, out of legally available funds. NCC’s board of directors has not declared a dividend since its inception and has no present intention to do so. Instead, NCC’s board currently anticipates that all earnings, if any, will be used for working capital, to support NCC’s operations and to finance the growth and development of its business, including the merger and integration of FFHI. Any future determination relating to dividend policy will be made at the discretion of NCC’s board of directors and will depend on a number of factors, including NCC’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that the board of directors may deem relevant.

Voting Agreements

At the time of the execution of the merger agreement, each director and executive officer of FFHI, in his capacity as a shareholder of FFHI, executed a voting agreement with NCC, in which each such shareholder has agreed, among other things, to vote all of his shares of FFHI common stock (i) in favor of adoption and approval of the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant or agreement by FFHI in the merger agreement and (iii) against any other acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger; provided, however, that such voting agreements will terminate if the merger agreement is terminated, and such voting agreements do not preclude the directors from taking action in a manner consistent with their fiduciary duties in their capacity as directors under applicable law. While these agreements are in effect, and except for certain specific transfers set forth in the agreement, the shareholder may not directly or indirectly transfer any of his FFHI common stock until the closing date of the merger without prior written consent of NCC. The total number of shares of FFHI common stock subject to these voting agreements as of the execution date was 379,258, constituting approximately 6.3% of the shares of FFHI common stock outstanding as of such date. These agreements may have the effect of discouraging third parties from making a proposal for an acquisition transaction involving FFHI.

Non-Competition Agreements

At the time of the execution of the merger agreement, each non-employee director of FFHI executed a non-competition agreement with NCC, in which each such director has agreed, among other things, as of the effective time of the merger:

•	not to disclose confidential information or trade secrets relating to the business of FFHI and of which the director became aware as a consequence of his relationship with FFHI;

•

for a period of two (2) years after the effective time of the merger, directly on his own behalf or on behalf any other person: (i) not to solicit any customer of NCC, NBC or FFHI, including actively sought prospective customers at the effective time of the merger, for the purpose of providing competitive products or services; and (ii) not to solicit or recruit or attempt to solicit or recruit any employee of NCC, NBC or FFHI; and

•

for a period of two (2) years after the effective time of the merger, not to act as a director, manager, officer, employee, consultant or organizer of any business that is the same or essentially the same as the business conducted by NCC, NBC or FFHI and that has an office located within Clay County, Duval County and St. Johns County in Florida.

The non-competition agreements will automatically terminate if the merger agreement is terminated prior to the effective time of the merger, and upon the second anniversary of the effective time of the merger.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director of FFHI executed a letter agreement with NCC, pursuant to which each such director released and discharged, effective upon the consummation of the merger, FFHI, its directors and officers (in their capacities as such), and their respective successors and assigns (including NCC and NBC), of and from any and all liabilities or claims that the director or officer had, may have or may claim to have solely in his capacity as an officer, director or employee of FFHI, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) other contract rights relating to severance, employment, stock options or warrants that have been disclosed in writing to NCC on or prior to the date of the merger agreement and have not been released or waived pursuant to an employment agreement termination letter; (iii) claims that the director may have in any capacity other than as an officer, director or employee of FFHI, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director, claims in his capacity of a shareholder of FFHI and claims as a holder of any check issued by any other depositor of FFHI; or (iv) any other claims specifically identified in an individual letter agreement.

Accounting Treatment of the Merger

NCC is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under GAAP. Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FFHI at the effective time of the merger will be recorded at their respective fair values and added to those of NCC. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of NCC issued after the merger will reflect those fair values and will not be restated retroactively to reflect the historical financial position or results of operations of FFHI.

DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of FFHI common stock under Florida law. This description is qualified in its entirety by the full text of the relevant provisions of the FBCA, which are reprinted in their entirety as Appendix B to this proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the FBCA and consult a legal advisor before electing or attempting to exercise these rights. Note that, pursuant to the merger agreement, the NCC board of directors may terminate the merger agreement and abandon the merger if more than ten percent (10%) of the outstanding shares of FFHI properly assert their dissenters’ rights of appraisal.

Pursuant to Section 607.1302 of the FBCA, as an FFHI shareholder, if you do not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement, you may exercise appraisal rights and, if the merger is consummated, obtain the payment of the “fair value” of your shares of FFHI common stock (as valued immediately prior to the completion of the merger in accordance with Florida law). Such fair value is exclusive of any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable to FFHI and its remaining shareholders. You should note that the opinions of the parties’ respective financial advisors as to the fairness, from a financial point of view, of the consideration payable in the merger, are not opinions as to, and do not otherwise address, fair value under the FBCA.

In order to exercise appraisal rights, you must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those sections is included as Appendix B to this proxy statement-prospectus. We urge you to read Appendix B in its entirety and to consult with your legal advisor. If you fail to adhere strictly to the requirements of Florida law in any regard, your appraisal rights will be forfeited.

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA included as Appendix B to this proxy statement-prospectus.

A shareholder who wishes to assert appraisal rights with respect to the merger must (i) deliver to FFHI before the vote is taken at the special meeting written notice of the shareholder’s intent to demand payment if the merger is consummated, and (ii) not vote, or cause or permit to be voted, any shares of FFHI common stock in favor of the merger.

Within ten (10) days after the completion of the merger, the surviving corporation must supply to each FFHI shareholder who has delivered written notice of the shareholder’s intent to dissent from the merger prior to the vote of the shareholders at the special meeting and who did not vote the shares in favor of the merger a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	NCC’s estimate of the fair value of the shares of FFHI common stock;

•

where to return the completed appraisal election form and, in the case of certificated shares, the shareholder’s stock certificates, and the date by which they must be received by NCC or NCC’s agent, which date may not be fewer than forty (40) days nor more than sixty (60) days after the date the surviving corporation sent the appraisal notice and appraisal election form to the shareholder;

•

that, if requested in writing, NCC will provide to the shareholder so requesting, within ten (10) days after the date set for receipt of the appraisal election form by NCC or its agent, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

•

the date by which a notice from the shareholder of the shareholder’s desire to withdraw the shareholder’s appraisal election must be received by NCC or its agent, which date must be within twenty (20) days after the date set for receipt by NCC or its agent of the appraisal election form from the shareholder.

The form must also contain an offer to pay to the FFHI shareholder the amount that NCC has estimated as the fair value of the shares of FFHI common stock, and request certain information from the shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	confirmation that the shareholder did not vote for the merger;

•	whether the shareholder accepts NCC’s offer to pay its estimate of the fair value of the shares of FFHI common stock to the FFHI shareholder; and

•

if the FFHI shareholder does not accept NCC’s offer, such shareholder’s estimated fair value of the shares of FFHI common stock and a demand for payment of such shareholder’s estimated value plus interest.

The form will also be accompanied by certain financial statements of FFHI and a copy of Sections 607.1301 through 607.1333 of the FBCA.

An FFHI shareholder exercising appraisal rights must execute and return the appraisal election form in accordance with the instructions provided therein and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to therein. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as an FFHI shareholder, unless the shareholder properly withdraws from the appraisal process by giving written notice to NCC or its agent within the time period specified in the appraisal election form. Any such shareholder failing to return a properly completed appraisal election form and, in the case of certificated shares, deposit the shareholder’s certificates, within the period stated in the form, will lose such shareholder’s appraisal rights and be bound by the terms of the merger agreement.

Upon returning the appraisal election form, a shareholder shall be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and shall not be entitled to vote or to exercise any other rights of a shareholder unless the shareholder withdraws such shareholder’s demand for appraisal within the time period specified in the appraisal election form.

A shareholder who has delivered the appraisal election form and, in the case of certificated shares, such shareholder’s stock certificates, may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to NCC or its agent within the time period specified in the appraisal election form. Thereafter, a shareholder may not withdraw from the appraisal process without NCC’s written consent. Upon a withdrawal, the right of the shareholder to be paid the fair value of such shareholder’s shares will cease, and the shareholder will be reinstated as a shareholder.

If the shareholder accepts the offer in the appraisal election form to pay the estimate of the fair value of the shares of FFHI common stock, payment for the shares of the shareholder is to be made within ninety (90) days after the receipt of the appraisal election form by NCC or its agent. Upon payment of the agreed value, the shareholder will cease to have any interest in such shares.

A shareholder must assert appraisal rights with respect to all of the shares registered in such shareholder’s name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify NCC or its agent in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to NCC or its agent the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Sections 607.1326 and 607.1330 of the FBCA address what should occur if a shareholder fails to accept NCC’s offer to pay the value of the shares as estimated by NCC and NCC fails to comply with the demand of the shareholder to pay the value of the shares as estimated by the shareholder, plus interest. In such an event, within sixty (60) days after receipt of a written demand from any dissenting shareholder given within sixty (60) days after the date on which the merger was effected, then NCC shall, or at NCC’s election at any time within such period of sixty (60) days may, file an action requesting that the fair value of such shares be determined by the court.

If NCC fails to institute a proceeding within the above-prescribed period, any shareholder that has made a demand under Section 607.1326 of the FBCA may do so in NCC’s name. A copy of the initial pleading will be served on each shareholder who has made such a demand. NCC is required to pay each shareholder the amount found to be due within ten (10) days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the shareholder will cease to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, shall be determined by the court and assessed against NCC, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against (1) NCC and in favor of any or all shareholders if the court finds NCC did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322, or (2) either NCC or the shareholders, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders, and that the fees for those services should not be assessed against NCC, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited. To the extent that NCC fails to make a required payment when a shareholder accepts NCC’s offer to pay the value of the shares as estimated by NCC, the shareholder may sue directly for the amount owed, and, to the extent successful, shall be entitled to recover from NCC all costs and expenses of the suit, including counsel fees.

Any shareholder who perfects such shareholder’s right to be paid the fair value of the shareholder’s shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under the FBCA and is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is attached to this proxy statement-prospectus as Appendix B. FFHI urges any shareholder wishing to exercise appraisal rights, if any, to read this summary and the text of the applicable provisions of the FBCA carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in the FBCA may result in the loss of your statutory appraisal rights.

INFORMATION ABOUT NCC AND NBC

NCC, a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through NBC, its wholly owned banking subsidiary.

NBC provides a broad array of banking and other financial services to businesses, business owners and professionals. NBC operates seven full-service banking offices in Alabama, fourteen (14) full-service banking offices in Florida (including under the trade names “United Legacy Bank,” “Reunion Bank of Florida” and “Patriot Bank”) and two (2) full-service banking offices in the Atlanta, Georgia metro area (including under the trade names “Private Bank of Buckhead,” “Private Bank of Decatur,” and “PrivatePlus Mortgage” for the mortgage division).

NCC engages in the business of factoring commercial receivables through NBC’s ownership of a seventy percent (70%) equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

As of June 30, 2017, NCC had total assets of approximately $2.4 billion, total net loans of approximately $1.9 billion, total deposits of approximately $2.0 billion and total shareholders’ equity of approximately $363.2 million. On August 31, 2017, NCC completed the acquisition of Patriot Bank, located in Trinity, Florida, through a combination of cash and shares of NCC common stock issued to Patriot Bank shareholders, with an aggregate value of approximately $31.1 million.

NCC’s common stock is traded on the Nasdaq Global Select Market under the symbol “NCOM.” NCC’s principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and its telephone number is (205) 313-8100. NCC does not maintain a standalone website, but additional information about NCC may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on the website is not part of this proxy statement-prospectus, and is not incorporated by reference herein.

INFORMATION ABOUT FFHI AND FIRSTATLANTIC BANK

Overview

FFHI is a Florida corporation and is quoted on the OTCQX. FFHI’s wholly-owned subsidiary, FirstAtlantic Bank, operates eight (8) financial centers in the Jacksonville, Florida Metropolitan Statistical Area (“MSA”).

FirstAtlantic Bank is a full-service community bank and is dedicated to serving businesses, professionals, and consumers while offering a broad array of banking services.

As of June 30, 2017, FFHI’s consolidated assets were approximately $462 million, total loans and deposits were approximately $324 million and $372 million, respectively, and total equity was approximately $62 million.

The principal executive offices of FFHI and FirstAtlantic Bank are located at 1325 Hendricks Avenue, Jacksonville, Florida 32207, and its telephone number at this location is (904) 348-3100. FirstAtlantic Bank’s website can be accessed at https://www.firstatlantic.bank/. Information contained on FirstAtlantic Bank’s website does not constitute part of, and is not incorporated into, this proxy statement-prospectus.

Market Area

FirstAtlantic Bank’s branches are located in Duval, Clay and St. Johns Counties, Florida. Its market area is concentrated in the Jacksonville MSA.

Competition

FirstAtlantic Bank competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, FirstAtlantic Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the Jacksonville MSA and in Florida as a whole is very competitive.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services and, in the case of larger commercial customers, relative lending limits and the ability to offer cash management and other commercial banking services. Most of FirstAtlantic Bank’s competitors have greater resources, broader geographic markets and higher lending limits than FirstAtlantic Bank does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can FirstAtlantic Bank.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a bank headquartered in Florida may be required to compete not only with other Florida-based financial institutions, but also with out-of-state financial institutions which may acquire Florida institutions, establish or acquire branch offices in Florida, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general.

To counter its competitive disadvantages, FirstAtlantic Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact and its ability to make credit and other business decisions locally. FirstAtlantic Bank also depends on its reputation as a community bank in its banking markets and its involvement in the communities it serves.

Banking Services

Commercial Banking. FirstAtlantic Bank focuses its commercial loan originations on businesses (generally up to $30 million in annual sales) and real estate investors, and such loans are usually accompanied by related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. FirstAtlantic Bank offers a range of cash management services and deposit products to commercial customers. Online banking and mobile deposit are available to commercial customers.

Retail Banking. FirstAtlantic Bank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by FirstAtlantic Bank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, FirstAtlantic Bank offers contemporary products and services, such as debit cards, internet banking, mobile deposit and electronic bill payment services. Consumer loan products offered by FirstAtlantic Bank include home equity loans and lines of credit, auto loans, and boat loans.

Employees

As of June 30, 2017, FirstAtlantic Bank had eighty-one (81) full-time employees and three (3) part-time employees. None of FirstAtlantic Bank’s employees is covered by a collective bargaining agreement. FirstAtlantic Bank believes its relations with its employees to be good.

Properties

As of September 30, 2017, FirstAtlantic Bank operated eight (8) financial centers, including –

Office	Square Feet (Approx.)	Operation Since
Beach and Hodges	4,350	December 2012
San Marco	19,140	December 2011
Normandy	3,600	April 2008
Southpoint	4,830	July 2007
Blanding	7,572	April 2013
Kingsley	2,784	July 2011
Cobblestone Village	4,318	December 2008
Ponte Vedra Beach	15,071	April 2013

Regulation

As a registered savings and loan holding company, FFHI is regulated by the Federal Reserve, and FirstAtlantic Bank is regulated by the Office of the Comptroller of the Currency as a federal savings association. FFHI and FirstAtlantic Bank are subject to various regulatory capital requirements administered by the respective authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on FFHI’s financial statements. In addition, regulators have examination and enforcement authority over virtually all aspects of the banking business, including lending, servicing, internal controls and information privacy, among other things. Complying with current regulations and any regulations promulgated in the future could be expensive and thereby have a direct adverse effect on earnings.

Legal Proceedings

From time to time as part of their respective businesses, FFHI and FirstAtlantic Bank are subject to routine litigation, including routine collection and foreclosure matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FFHI

The following table sets forth certain information regarding the beneficial ownership of FFHI’s outstanding shares of common stock as of September 30, 2017 by (i) each director and executive officer of FFHI, (ii) all directors and executive officers of FFHI as a group and (iii) non-director and non-executive officer holders of five percent (5%) or more of the shares of FFHI’s common stock.

Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within sixty (60) days. For purposes of calculating each person’s percentage ownership, FFHI common stock issuable pursuant to options or warrants exercisable within sixty (60) days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentages in the table have been rounded to the nearest hundredth, and the calculations of percentage ownership reflect 6,114,914 shares of FFHI common stock outstanding as of September 30, 2017.

Unless otherwise indicated, to FFHI’s knowledge, the persons identified in the tables below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each director and officer of FFHI is: c/o FirstAtlantic Financial Holdings, Inc., 1325 Hendricks Avenue, Jacksonville, Florida 32207.

Directors and Officers	Position	Number of FFHI Shares Beneficially Owned (1)		Percentage of Outstanding Shares of FFHI Common Stock
Timothy S. Ayers	Executive Vice President, Secretary and Chief Financial Officer	56,093	(2)	*
Walter T. Boney, Jr.	Director	58,358	(3)	1.0%
E. Zimmerman Boulos	Director	13,206	(4)	*
William T. Buckingham	Director	33,205	(5)	*
Thomas H. Coley	Director	54,870	(6)	*
Brian R. Foster	Director	18,764	(7)	*
Mitchell W. Hunt, Jr.	President, Chief Executive Officer and Director	133,603	(8)	2.2%
Joseph J. Thomas	Director	73,586	(9)	1.2%
T. Michael White	Director	88,046	(10)	1.4%

All directors and officers as a group (nine (9) persons)		529,731		8.5%

Greater than Five Percent (5%) Shareholders

North Atlantic Smaller Companies Investment Trust plc c/o Harwood Capital LLP 6 Stratton Street London W1J 8LD		400,000		6.5%

Elizabeth Park Capital Advisors, Ltd. 29525 Chagrin Boulevard, Suite 318 Pepper Pike, Ohio 44122		384,457		6.3%

* Owns less than one percent (1%) of the outstanding shares of FFHI common stock.

(1)

As described in “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 57, the merger agreement provides that, at the effective time of the merger, each outstanding and unexercised option to purchase shares of FFHI common stock will be automatically cancelled and converted into the right of the holder to receive, with respect to each share of FFHI common stock subject to the option, a cash payment, without interest, equal to the excess, if any, of $17.25 over the exercise price per share of FFHI common stock subject to such option (rounded to the nearest cent), less any required withholding tax. In addition, NCC will assume all outstanding warrants to purchase FFHI common stock according to their terms, including any acceleration in vesting that will occur as a consequence of the merger. Such warrants will be converted automatically into rights to purchase NCC common stock; however, the exercise price and number of shares issuable upon exercise of such warrants will be adjusted according to the exchange ratio. All outstanding shares of FFHI restricted stock will become fully vested, will convert into shares of FFHI common stock immediately prior to the merger and will be eligible for the election procedure and the merger consideration allocation and proration procedures described in this proxy statement-prospectus.

(2)

Includes 15,000 vested and exercisable options to purchase shares of FFHI common stock, 7,391 vested and exercisable warrants to purchase shares of FFHI common stock and 908 restricted shares of FFHI common stock.

(3)	Includes 1,891 vested and exercisable warrants to purchase shares of FFHI common stock and 590 restricted shares of FFHI common stock.
(4)	Includes 1,892 vested and exercisable warrants to purchase shares of FFHI common stock and 590 restricted shares of FFHI common stock.
(5)	Includes 1,891 vested and exercisable warrants to purchase shares of FFHI common stock and 590 restricted shares of FFHI common stock.
(6)

Includes 1,891 vested and exercisable warrants to purchase shares of FFHI common stock at a price of $10.00 per share and 787 restricted shares of FFHI common stock. Under the terms of the merger agreement, at the effective time of the merger, the 1,891 warrants, unless earlier exercised, will be converted into the right to purchase 832 shares of NCC common stock at a price of $22.73 per share. Assuming (i) the exercise of the 1,891 warrants prior to the effective time of the merger and subsequent conversion into shares of NCC common stock and (ii) the conversion of the remaining 52,979 shares of FFHI common stock beneficially owned by Mr. Coley (including the restricted shares) into shares of NCC common stock, each at the exchange ratio of 0.44, Mr. Coley would be the beneficial owner of 24,142 shares of NCC common stock at the effective time of the merger, constituting less than one percent (1%) of the total number of shares of NCC common stock issued and outstanding.

(7)	Includes 590 restricted shares of FFHI common stock.
(8)

Includes 39,220 vested and exercisable options to purchase shares of FFHI common stock, 7,549 vested and exercisable warrants to purchase shares of FFHI common stock and 1,328 restricted shares of FFHI common stock.

(9)	Includes 1,260 vested and exercisable warrants to purchase shares of FFHI common stock and 590 restricted shares of FFHI common stock.
(10)	Includes 1,892 vested and exercisable warrants to purchase shares of FFHI common stock and 590 restricted shares of FFHI common stock.

At the effective time of the merger, each outstanding and unexercised option to purchase shares of FFHI common stock will be automatically cancelled and converted into the right of the holder to receive, with respect to each share of FFHI common stock subject to the option, a cash payment, without interest, equal to the excess, if any, of $17.25 over the exercise price per share of FFHI common stock subject to such option (rounded to the nearest cent), less any required withholding tax. The following table shows the number of options to be canceled in the merger, and the aggregate consideration to be received, for each of the persons listed below.

Holder	Options	Amount to be Received
Timothy S. Ayers	15,000	$108,750
Mitchell W. Hunt, Jr.	39,220	$284,345

COMPARISON OF RIGHTS OF NCC STOCKHOLDERS AND FFHI SHAREHOLDERS

If the merger is completed, holders of FFHI common stock will receive shares of NCC common stock in exchange for shares of FFHI common stock that are not converted into the right to receive cash pursuant to the terms of the merger agreement. FFHI is a corporation organized under the laws of the State of Florida, and NCC is a corporation organized under the laws of the State of Delaware. The following is a summary comparison of certain provisions of Florida and Delaware law, as well as the governing documents of FFHI and NCC, particularly as they relate to the rights of FFHI shareholders under the FBCA, as well as FFHI’s articles of incorporation and bylaws, and the rights of NCC’s stockholders under the Delaware General Corporation Law (the “DGCL”) and NCC’s certificate of incorporation and bylaws. While this summary provides a comparison of the material provisions of Florida and Delaware law and of the governing documents of FFHI and NCC, it may not contain all of the information that is important to you. NCC urges you to read the governing documents of each company and the provisions of Florida and Delaware law that are relevant to a full understanding of the governing documents, fully and in their entirety. NCC has previously filed copies of its certificate of incorporation and bylaws with the SEC. To find out where you can obtain these documents, see “Where You Can Find More Information,” beginning on page 82. Copies of FFHI’s articles of incorporation and bylaws are available from FFHI upon written request.

FFHI	NCC

CAPITAL STOCK
Authorized Capital Stock:

FFHI’s articles of incorporation authorize FFHI to issue 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

 As of September 30, 2017, FFHI had 6,114,914 shares of common stock and no shares of preferred stock outstanding.

NCC’s certificate of incorporation authorizes the issuance of 30,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share.

As of September 30, 2017, NCC had 14,777,230 shares of common stock and no shares of preferred stock outstanding.

Assuming that (i) no holders of FFHI common stock dissent from the merger and (ii) the maximum number of shares of NCC common stock are issued in the merger, the holders of FFHI common stock will have the right to receive, in the aggregate, a maximum of 2,559,323 shares of NCC common stock as a result of the merger.

Voting Rights (Other than Election of Directors):

The FBCA provides that, unless the articles of incorporation or the FBCA provides otherwise, each outstanding share, regardless of class, is entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders. Under the FBCA, if a quorum exists, action on a matter (other than the election of directors) by the shareholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the FBCA requires a greater number of affirmative votes.

FFHI’s articles of incorporation and bylaws contain provisions consistent with those set forth in the FBCA.

The DGCL provides that, unless otherwise set forth in a corporation’s certificate of incorporation, each stockholder is entitled to one (1) vote for each share of capital stock held by such stockholder. Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders’ meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present.

NCC’s certificate of incorporation provides that each record holder of common stock is entitled to one (1) vote for each share held. The voting rights, if any, of the holders of NCC preferred stock remain undetermined until fixed by resolution of NCC’s board of directors.

NCC’s bylaws provide that, except as otherwise provided by law, its certificate of incorporation or its bylaws or in respect of the election of directors, all matters to be voted on by its stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.

FFHI	NCC

Voting Rights in a Merger or Sale Transaction:

The FBCA provides that, unless a greater vote or a vote by classes is required by the FBCA, the articles of incorporation, or the board of directors through a conditional approval, a plan of merger or share exchange that has previously been approved by the corporation’s board of directors must be approved by each class entitled to vote on the plan by a majority of all the votes entitled to be cast on the plan by that class.

Neither the FBCA nor FFHI’s articles of incorporation require a vote in favor of the merger greater than a majority in order to approve the transaction, and FFHI’s board of directors did not condition its approval of the proposed merger on a particular voting threshold to be met by FFHI’s shareholders.

The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; or (iii) either no shares of common stock of the surviving corporation are to be issued in the merger, or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than twenty percent (20%).

In addition, the DGCL permits the merger of one corporation, of which at least ninety percent (90%) of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without shareholder approval of either corporation.

Neither NCC’s articles of incorporation nor bylaws provide for any special voting requirements for mergers or sales.

Preemptive Rights:

Under the FBCA, shareholders of a corporation do not have a preemptive right to acquire the corporation’s unissued shares or the corporation’s treasury shares, except in each case to the extent the articles of incorporation so provide.

FFHI’s articles of incorporation provide that the holders of FFHI common stock have no preemptive rights to acquire any shares of capital stock of FFHI.

Under the DGCL, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. NCC’s certificate of incorporation does not provide for preemptive rights.

Dividends:

The FBCA provides that a board of directors may authorize and the corporation may make distributions to its shareholders; however, no distribution may be made if, after giving it effect: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

 FFHI’s bylaws provide that dividends, if any, may be declared by the board at any regular or special meeting and may be paid in cash, in property or in shares of stock, subject to the articles of incorporation.

Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by NCC are derived from NCC’s bank subsidiary, NBC, and there are various statutory limitations on the ability of NBC to pay dividends to NCC.

NCC’s bylaws provide that dividends, if any, may be declared by the board at any regular or special meeting and may be paid in cash, in property or in shares of stock.

FFHI	NCC

BOARD OF DIRECTORS

Duties of Directors Generally:

The FBCA provides that all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors, subject to any limitation set forth in the articles of incorporation or in an agreement among the shareholders. The FBCA requires that a director shall discharge his or her duties as a director, including his or her duties as a member of a committee, in good faith, with the care an ordinarily prudent person in like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the corporation.

The FBCA further provides that in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate and the economy of the state and the nation.

Under the FBCA, a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office as described above.

FFHI’s articles of incorporation provide that, in the event that the board of directors evaluates an offer from a third party for certain types of business combinations, the board must consider all relevant factors in the exercise of its judgment as to what is in the best interest of FFHI and its shareholders, including, without limitation, the social and economic effect of acceptance among of the offer on (i) FFHI’s present and future customers and employees and those of its subsidiaries, (ii) the communities in which FFHI or its subsidiaries operate or are located, (iii) the ability of FFHI to fulfill its corporate objectives as a financial institution holding company and (iv) the ability of FFHI’s financial institution subsidiaries to fulfill their objectives under applicable statutes and regulations.

The DGCL provides that the business and affairs of every corporation organized under Delaware law will be managed by or under a board of directors, except as may be otherwise provided in the certificate of incorporation.

The standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the corporation’s affairs to use that level of care that ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Neither the DGCL nor NCC’s certificate of incorporation or bylaws contain provisions specifically allowing directors to consider the interests of other constituencies; however, Delaware case law permits such consideration under certain circumstances, provided that the interests to be considered bear some rational relationship to the interests of the stockholders.

Size of the Board of Directors and Qualifications of Directors:

The FBCA requires that a corporation’s board of directors must consist of one (1) or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The FBCA further provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws. The FBCA requires that directors be eighteen (18) years of age or older. The articles of incorporation or bylaws may prescribe additional qualifications for directors.

The DGCL provides that a corporation’s board of directors must consist of one (1) or more individuals, with the number fixed by, or determined in the manner provided in, the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors may be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation or bylaws to prescribe qualifications for directors. NCC’s bylaws provide that, in order to be eligible for election as a director, the candidate must be nominated in accordance with the procedures described in NCC’s bylaws or corporate governance guidelines, as applicable, and must provide certain prescribed information to NCC.

FFHI	NCC

FFHI’s articles of incorporation provide that the board of directors will consist of not less than three (3) nor more than fifteen (15) individuals, the exact number of which may be fixed from time to time by a vote of a majority of directors then in office, provided that the board is authorized to increase the number of directors by no more than two (2) positions and to fill the vacancies created by such increase until the next annual meeting of shareholders, at which time the new positions will be filled by persons elected by FFHI’s shareholders.

FFHI’s board of directors is currently composed of eight (8) members. All directors are elected annually for a one-year term or until a successor is elected and qualified.

NCC’s certificate of incorporation and bylaws provide that the board of directors shall consist of such number of members to be fixed from time to time by resolution adopted by the board of directors; provided, however, that the total number of directors may never be less than three (3) or more than twenty (20).

NCC’s board of directors is currently composed of fourteen (14) members; however, under the merger agreement, NCC has agreed to take all steps required under its organizational documents to increase the size of the board of directors as of the effective time of the merger, and to appoint a current FFHI director to the board. See “The Merger Agreement – Interests of Certain Persons in the Merger; Addition to NCC Board of Directors” on page 58. All directors are elected annually for a one (1)-year term and until a successor is elected and qualified.

Classification of Board of Directors:

The FBCA permits, but does not require, a classified board of directors and provides that a classified board is to be divided into one, two, or three classes as equal in number of directors as possible, with the term of office of one class expiring each year. If the directors have staggered terms, any increase or decrease in the number of directors is to be apportioned among the classes so as to make all classes nearly as equal as possible.

FFHI does not have a classified board of directors.

The DGCL permits, but does not require, a classified board of directors, which can be divided into classes with staggered terms of office, with only one class of directors standing for election each year.

NCC does not have a classified board of directors.

Shareholder Voting Rights for Election of Directors:

The FBCA requires that, unless otherwise provided in the articles of incorporation, or in a bylaw that fixes a greater voting requirement and that is adopted by the board of directors or the shareholders of a corporation having shares listed on a national securities exchange at the time of adoption, directors must be elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present.

FFHI’s articles of incorporation and bylaws do not provide for a greater voting requirement for the election of directors.

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a corporation’s directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders meeting at which a quorum is present.

NCC’s bylaws provide that election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and a plurality of the votes cast by shares of NCC common stock at any meeting for the election of directors at which a quorum is present shall elect directors.

Cumulative Voting:

The FBCA provides that cumulative voting is not permissible in the election of directors unless a corporation’s articles of incorporation provides otherwise.

FFHI’s articles of incorporation do not provide for cumulative voting in the election of directors.

The DGCL provides that cumulative voting is not permissible in the election of directors unless a corporation’s certificate of incorporation provides otherwise. NCC’s certificate of incorporation does not provide for cumulative voting in the election of directors.

FFHI	NCC

Shareholder Nominations of Directors:

FFHI’s articles of incorporation and bylaws do not provide a specific procedure for shareholders to nominate individuals for election as a director of the corporation.

NCC’s bylaws provide that, in order to nominate a director before the annual meeting of stockholders, a stockholder must (1) be a stockholder of record at the time of giving of notice of such annual meeting and at the time of the annual meeting, (2) be entitled to vote at such annual meeting and (3) comply with the procedures in the bylaws as to such nominations.

Nominations by stockholders must be made in writing and delivered or mailed to the Secretary of NCC no earlier than 150 or later than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or seventy (70) days after such anniversary, or if no annual meeting was held in the preceding year, then notice must be received no earlier than 150 days before nor less than 120 days before the annual meeting, unless the first public announcement of the date of such meeting is less than 130 days before the date of such annual meeting, in which case notice must be given no later than the tenth day following the day on which such announcement is made.

A stockholder’s notice must set forth, among other things, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (A) the name and address of such stockholder, as they appear on NCC’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (B) (i) the class or series and number of shares of NCC that are, directly or indirectly, owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, (ii) certain details about all ownership interests in NCC common stock held by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote NCC common stock, (iii) any direct or indirect interest of such stockholder in any contract with NCC, any affiliate of NCC or any principal competitor of NCC, (iv) any rights to dividends on the shares of NCC held by such stockholder and any beneficial owner that are separated or separable from the underlying shares of NCC, (v) any proportionate interest in shares NCC held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (vi) any performance-related fees (other than an asset-based fee) that such stockholder or any beneficial owner is entitled to, based on any increase or decrease in the value of shares of NCC, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (vii) any direct or indirect interest of such stockholder or beneficial owner in any contract with NCC, any affiliate of NCC or any principal competitor of NCC (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (viii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act.

As to any proposed nominee, the stockholder’s notice must also set forth: (1) all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election or otherwise pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (2) a notarized affidavit executed by the nominee attesting to the nominee’s eligibility and willingness to serve as a director and providing consent to be named in a proxy statement as a nominee, (3) a description of all direct and indirect compensation and any other material relationships between or among the stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (4) a description of any voting commitments and/or any other arrangements or obligations by which the nominee is or will be bound as a director, (5) a questionnaire completed by the proposed nominee containing, among other things, information relating to stock exchange listing requirements for director independence that are applicable to NCC and (6) any other information relating to the proposed nominee that is required to be disclosed in a proxy statement on Schedule 14A for solicitation of proxies for election of directors under the Exchange Act and pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of NCC are traded.

FFHI	NCC

Removal of Directors:

The FBCA provides that shareholders may remove one (1) or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

FFHI’s bylaws provide that, unless the articles of incorporation or applicable law provides otherwise, directors may only be removed for cause by the holders of a majority of shares entitled to vote on the election of directors. FFHI’s articles of incorporation do not eliminate the requirement that removal be for cause but do increase the required vote for removal to sixty-six percent (66%) of the voting power of the outstanding shares of capital stock entitled to vote on the election of directors. The articles of incorporation do not require cause for the removal of directors.

Under the DGCL, the holders of a majority of the shares entitled to vote may effect a removal of any director with or without cause.

Vacancies on the Board of Directors:

The FBCA provides that a vacancy on a board of directors (including as a result of an increase in the number of directors) may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. The FBCA further provides that such a vacancy may be filled by the shareholders, unless the articles of incorporation provide otherwise.

FFHI’s articles of incorporation specifically limit the right to fill a vacancy on the board of directors only to a majority of the directors then in office.

When any vacancy occurs on NCC’s board of directors, whether as a result of the creation of a new directorship or the death, resignation, disqualification or removal of a director, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors.

FFHI	NCC

Liability of Directors and Officers:

The FBCA generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director’s breach of or failure to perform those duties constitutes: (i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) an unlawful distribution; (iv) in a proceeding by or in the right of the corporation or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

FFHI’s articles of incorporation and bylaws do not alter the foregoing provisions.

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, for certain unlawful dividends and redemptions and for any transaction from which the director derived an improper personal benefit.

NCC’s certificate of incorporation contains a provision consistent with the DGCL and further provides that any amendment to the DGCL authorizing corporate action that would further eliminate or limit the liability of directors will have the effect of eliminating the personal liability of NCC directors to the fullest extent permitted by such amendment. Conversely, any repeal or modification of the provisions of the NCC certificate of incorporation that limit director liability will not adversely affect any right or protection of a director of NCC existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Indemnification:

The FBCA provides that a corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) because such an individual was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation in such a capacity at another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

FFHI	NCC

The FBCA further provides that a corporation has the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor because that person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation in such a capacity at another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification with regard to a proceeding by or in the right of the corporation is to be made in respect of any claim, issue, or matter as to which such person has been found liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under the FBCA, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The FBCA provides that any indemnification described above, unless pursuant to a determination by a court, shall be made by the corporation only if indemnification is permitted under the circumstances because the applicable standard of conduct has been met, as determined by: (i) a majority vote of a quorum consisting of directors who were not parties to such proceeding; (ii) a majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two (2) or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by such a quorum or committee, or in certain cases, by majority vote of the full board of directors (in which directors who are parties may participate); or (iv) a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner, except that if the determination as to the permissibility of indemnification is made by independent legal counsel, then the persons and groups entitled to select such counsel shall evaluate the reasonableness of expenses and may authorize indemnification.

Expenses incurred by an officer or director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

NCC’s bylaws provide that its directors, officers and (to the extent approved by the board of directors) other agents will be indemnified by NCC to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as directors, officers or other agents on behalf of the corporation.

NCC’s bylaws further provide for the advancement of expenses to directors and officers in defending any proceeding prior to its final disposition; provided, that to the extent required by law, an advancement of expenses will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to indemnification for such expenses. The bylaws also permit NCC’s board of directors to provide for indemnification and advancement of expenses to employees and other agents to the extent and in the manner permitted by the DGCL.

NCC’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in NCC’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, NCC has entered into an indemnification agreement with each of its directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require NCC to indemnify its directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. NCC is also required to advance expenses to its directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by NCC regarding the maintenance of directors’ and officers’ liability insurance.

NCC’s bylaws authorize NCC to purchase and maintain insurance on behalf of its directors, officers, employees, and agents, and persons serving at NCC’s request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not NCC would have the power or obligation to indemnify such person against the liability.

FFHI	NCC

The FBCA permits indemnification and advancement of expenses in addition to that described above, except that no indemnification or advancement may be made if a final adjudication establishes that the party’s acts or omissions were material to the cause of action and constitute: (i) a criminal violation, unless the party had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the party derived an improper personal benefit; (iii) in the case of a director, certain acts related to unlawful distributions; or (iv) in a proceeding by or in the right of the corporation or a shareholder, willful misconduct or a conscious disregard for the best interests of the corporation.

Unless otherwise provided when authorized or ratified, the indemnification and advancement rights described above continue as to a person who has ceased to be a director, officer, employee, or agent and inure to the benefit of his or her heirs, executors, and administrators.

Under the FBCA, unless the articles of incorporation provide otherwise, a director, officer, employee, or agent of the corporation with respect to whom a corporation has failed or declined to provide indemnification or advancement may seek a judicial order for indemnification or advancement in certain circumstances, as well as reimbursement for expenses incurred in seeking court-ordered indemnification or advancement.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation in such a capacity at another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify the person against such liability.

FFHI’s articles of incorporation require the corporation to indemnify its directors, officers, employees and agents to the fullest extent permitted by Florida law. In addition, FFHI’s bylaws contain permissive indemnification provisions that are consistent with the standards set forth in the FBCA as described above.

FFHI		NCC

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

Control Share Acquisition Statute. The FBCA provides that the voting rights to be accorded control shares, as defined below, of a Florida corporation that has (1) 100 or more stockholders, (2) its principal place of business, its principal office, or substantial assets in Florida, and (3) either more than ten percent (10%) of its shareholders residing in Florida, more than ten percent (10%) of its shares owned by Florida residents, or 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the control shares will be granted any voting rights. “Control shares” are defined in the FBCA as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: twenty percent (20%) or more but less than thirty-three percent (33%) of all voting power of the corporation’s voting securities; thirty-three percent (33%) or more but less than a majority of all voting power of the corporation’s voting securities; or a majority or more of all of the voting power of the corporation’s voting securities. These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the FBCA and to which the corporation is a party, or an acquisition of shares previously approved by the board of directors of the corporation. The FBCA also provides that a corporation may “opt out” of these provisions by electing to do so in its articles of incorporation or bylaws.

Affiliated Transactions Statute. The FBCA provides that if any person who, together with such person’s affiliates and associates, beneficially owns ten percent (10%) or more of any voting stock of the corporation (referred to as an “interested person”), is a party to (i) any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, (ii) an exchange of securities requiring shareholder approval, or (iii) a business combination, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested person; provided, that such approval is not required if:

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person beneficially owning fifteen percent (15%) or more of the corporation’s voting stock for three (3) years following the time that such person becomes a fifteen percent (15%) beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

NCC has not opted out of the protections of Section 203 of the DGCL.

●	a majority of the disinterested directors has approved the interested person transaction;

●	the corporation has not had more than 300 shareholders of record at any time during the three (3) years preceding the date of the transaction’s announcement;

●
the interested person has been the beneficial owner of at least eighty percent (80%) of the corporation’s outstanding voting shares for at least five (5) years preceding the date of the transaction’s announcement;

●
the interested person is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;

FFHI		NCC

●	the corporation is an investment company registered under the Investment Company Act of 1940; or

●	the consideration holders of the stock will receive of the corporation meets certain minimum levels determined by a formula under the FBCA.

MEETINGS AND ACTIONS BY SHAREHOLDERS

Ability to Call Special Meetings of Shareholders:

The FBCA provides that special meetings of shareholders may be called by the board of directors, by any person or persons authorized by the articles of incorporation or bylaws and by holders of not less than ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, unless a greater percentage, not to exceed fifty percent (50%), is required by the articles of incorporation.

FFHI’s articles of incorporation and bylaws provide that special meetings of shareholders may be called only by the chairman, president, chief executive officer or by the board of directors pursuant to a resolution stating the purpose or purposes thereof adopted by a majority of the authorized directors.

Under the DGCL, special meetings of stockholders may be called by the board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

NCC’s bylaws provide that special meetings of stockholders may be called only by a resolution of the board of directors. The bylaws further provide that only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to NCC’s notice of meeting.

Notice of Meetings of Shareholders:

The FBCA provides that a corporation must notify shareholders of the date, time and place of each annual and special meeting of shareholders no fewer than ten (10) or more than sixty (60) days before the meeting date.

FFHI’s bylaws provide that notice of a shareholders’ meeting may be given in writing, by mail, postage prepaid, addressed to each shareholder at his or her address as it appears on the records of the corporation, and the notice will be deemed to be given at the time at which it is deposited in the mail.

The DGCL provides that written notice of an annual or special meeting must be given or mailed to each stockholder entitled to vote at such meeting at least ten (10) but not more than sixty (60) days prior to the meeting. Such notice must state the location, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting. In the case of a stockholders meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice not less than twenty (20) days before the meeting. NCC’s bylaws provide for stockholder notice consistent with the DGCL.

Quorum for Shareholder Meetings:

The FBCA generally provides that a quorum for a shareholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the articles of incorporation provides otherwise.

FFHI’s articles of incorporation and bylaws do not alter this requirement.

The DGCL generally provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

NCC’s bylaws provide that generally a majority of the voting power of all outstanding shares of common stock entitled to vote at a meeting is necessary and sufficient to constitute a quorum.

FFHI	NCC

Submission of Shareholder Proposals:

FFHI’s articles of incorporation provide that advance notice of shareholder proposals for business to be brought by the shareholders before a meeting of the corporation’s shareholders must be given in the manner prescribed in FFHI’s bylaws. However, the bylaws do not provide a particular procedure for the submission of proposals to be considered at an annual or special meeting of FFHI’s shareholders.

NCC’s bylaws contain certain requirements for stockholders to follow in connection with making any proposal to be considered at a meeting of stockholders. These requirements are similar to those required for the nomination of directors, as described above. If the stockholder’s notice relates to a proposal of business other than a director nomination, the notice must also set forth (1) a brief description of the business proposed, (2) the reasons for conducting such business, (3) any material interest of such stockholder and beneficial owner, if any, in such business, (4) the text of the proposal and (5) a description of all agreements, arrangements and understandings between the stockholder, the beneficial owners, if any, and any other person related to such business proposal.

Shareholder Action Without a Meeting:

The FBCA provides that, unless otherwise provided in the articles of incorporation, action permitted to be taken at an annual or special meeting of shareholders may be taken without a vote if the action is taken by the holders of outstanding stock of each voting group that would be necessary to authorize the action at a meeting. In order to be effective, the action must be evidenced by written consents describing the action taken, dated and signed by the approving shareholders, and delivered to the corporation’s principal office, principal place of business, the corporate secretary or another officer having custody of the records of shareholders’ meetings.

FFHI’s bylaws permit the shareholders of FFHI to take action by written consent in accordance with the standards and procedures described above. In addition, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to any shareholders who have not consented in writing.

The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NCC’s certificate of incorporation provides that no action of stockholders may be taken without a meeting of stockholders, and the stockholders do not have the power to take any action by written consent.

Rights of Inspection:

List of Shareholders. Under the FBCA, a corporation is required to prepare a list of shareholders entitled to vote at a meeting of shareholders, arranged in alphabetical order and by voting group, showing the address of each shareholder and the number of shares registered in the name of each shareholder. The list must be available for inspection by any shareholder for a period of ten (10) days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the corporation’s principal office, at a place identified in the notice in the city where the meeting will be held, or at the office of the corporation’s transfer agent or registrar. A shareholder or the shareholder’s agent or attorney is entitled on written demand to inspect the list, during regular business hours and at his or her expense, during the period it is available for inspection. The corporation shall make the list available at the meeting, and any shareholder or his or her agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

List of Stockholders. Under the DGCL, a corporation generally is required to prepare, at least ten (10) days prior to a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of the corporation. The list is also required to be made available for inspection during the stockholders’ meeting by any stockholder who is present.

FFHI	NCC

Corporate Books and Records. Under the FBCA, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, certain books and records if the shareholder gives the corporation written notice of his or her demand at least five (5) business days before the date on which he or she wishes to inspect and copy. A shareholder may inspect and copy such records only if: (a) the shareholder’s demand is made in good faith and for a proper purpose; (b) the shareholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect; and (c) the records are directly connected with the shareholder’s purpose.

Corporate Books and Records. Under the DGCL, a stockholder has the right during normal business hours to inspect and make copies and extracts from the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand under oath stating the purpose, so long as the purpose is reasonably related to the person’s interest as a stockholder.

RIGHTS OF DISSENTING SHAREHOLDERS

For a description of dissenters’ appraisal rights of FFHI stockholders under the FBCA, see “Dissenters’ Rights” beginning on page 60.	NCC stockholders are not entitled to vote on the merger described herein and therefore do not have appraisal rights with respect to the merger.

AMENDMENT OF GOVERNING DOCUMENTS

Amendments to Articles or Certificate of Incorporation:

The FBCA provides that a corporation’s board of directors may adopt certain minor amendments to a corporation’s articles of incorporation without a shareholder vote. Other proposed amendments to the articles must be submitted to a vote of the shareholders by the board of directors. Unless a greater vote is required by the FBCA, the articles of incorporation or an action of the board in proposing the amendment, an amendment to the articles of incorporation requiring shareholder action must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, and a majority of the votes cast by any other voting group entitled to vote on the amendment, provided that a quorum of the voting group is present.

FFHI’s articles of incorporation provide that FFHI reserves the right to amend the articles of incorporation in the manner described in the FBCA and that all rights conferred upon the shareholders in the articles of incorporation are subject to this reservation.

The DGCL generally provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

NCC’s certificate of incorporation provides that any provisions of the certificate of incorporation may be amended, altered, changed or repealed, subject to any requirements or restrictions of the DGCL.

Amendments to the Bylaws:

The FBCA provides that the directors may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation or the FBCA reserve the power to amend the bylaws generally or a particular bylaw provision exclusively to the shareholders, or the shareholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board may not amend or repeal the bylaws or that bylaw provision. The FBCA further provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

NCC’s certificate of incorporation provides that the board of directors is expressly authorized to make, repeal, alter, amend or rescind from time to time any or all of the bylaws. NCC’s bylaws provide that they may be amended, altered or repealed or added to by the board of directors or the stockholders.

FFHI	NCC

SHAREHOLDER RIGHTS PLANS

FFHI does not have a shareholder rights plan currently in effect.	NCC does not have a stockholder rights plan currently in effect.

SHARE TRANSFER RESTRICTIONS

FFHI does not have a shareholders agreement, and transfer of shares of FFHI common stock is not restricted, except as required by law.	NCC does not have a stockholders agreement, and transfer of shares of NCC common stock is not restricted, except as required by law.

EXCLUSIVE FORUM

Neither the articles of incorporation nor the bylaws of FFHI contain any provision governing the forum for shareholder derivative actions or other actions against FFHI or any of its directors or officers.

The DGCL provides that the certificate of incorporation or the bylaws may require, consistent with applicable jurisdictional requirements, that any or all internal corporate claims shall be brought solely and exclusively in any or all of the courts in the State of Delaware, and no provision of the certificate of incorporation or the bylaws may prohibit bringing such claims in the courts of Delaware.

NCC’s certificate of incorporation provides that the certificate of incorporation, bylaws and internal affairs of NCC shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless NCC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NCC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NCC to the company or its stockholders, (iii) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the requirement that the court have personal jurisdiction over the indispensable parties named as defendants. NCC or any current or former director or officer of NCC made a party to any actual or threatened action to which the foregoing provision applies shall be entitled to an injunction and/or specific performance without any requirement to post bond. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of NCC shall be deemed to have notice of and to have consented to the foregoing provisions.

LEGAL MATTERS

Maynard, Cooper & Gale, P.C. has provided an opinion to NCC as to the validity of the shares of common stock that NCC will issue in the merger. Certain additional legal matters relating to the merger, including the material U.S. federal income tax consequences of the merger, have been or will be passed upon for NCC by Maynard, Cooper & Gale, P.C. and for FFHI by Troutman Sanders LLP. Members of Maynard, Cooper & Gale, P.C. own shares of NCC common stock representing on an aggregate basis less than one percent (1%) of the total number of shares of NCC’s common stock outstanding.

EXPERTS

The audited consolidated financial statements of NCC incorporated by reference into this document have been audited by Porter Keadle Moore, LLC, independent registered public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this document in reliance upon such report of Porter Keadle Moore, LLC given on the authority of such firm as experts in auditing and accounting.

The audited consolidated financial statements of Private Bancshares, Inc. as of December 31, 2016 and 2015 incorporated by reference herein have been audited by Porter Keadle Moore, LLC, independent auditors, in reliance upon the report of such firm incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

OTHER MATTERS

FFHI’s management is not aware of any other matters to come before the special meeting. If any other matter not mentioned in this proxy statement-prospectus is brought before the special meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

If the merger is completed, FFHI shareholders will become stockholders of NCC. In order for a proposal by a stockholder of NCC to be eligible to be included in the proxy statement for the 2018 annual meeting of stockholders pursuant to the proposal process prescribed by SEC Rule 14a-8, the proposal must be received by the Corporate Secretary at National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, on or before December 22, 2017.

If a stockholder proposal is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under NCC’s advance notice bylaw provision (Section 1.4(a) of the bylaws), the proposal must be received by the Corporate Secretary at National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209 not earlier than December 24, 2017 or later than January 23, 2018, together with the necessary supporting documentation required under that bylaw provision.

WHERE YOU CAN FIND MORE INFORMATION

NCC has filed with the SEC a registration statement under the Securities Act that registers the issuance of the shares of NCC common stock to be issued in connection with the merger. This proxy statement-prospectus is a part of that registration statement and constitutes the prospectus of NCC in addition to being a proxy statement for FFHI shareholders. The registration statement, including this proxy statement-prospectus and the attached annexes and exhibits, contains additional relevant information about NCC and NCC common stock.

NCC also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as NCC, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by NCC with the SEC are also available, at no cost, at NCC’s investor relations website, which may be accessed through http://www.nationalbankofcommerce.com, or by contacting NCC at the address and telephone number set forth below.

The web addresses of the SEC and NCC are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement-prospectus, information on those web sites is not part of this proxy statement-prospectus.

As permitted by SEC rules, NCC “incorporates by reference” into this proxy statement-prospectus the information in documents it files with the SEC, which means that NCC can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement-prospectus. Some information contained in this proxy statement-prospectus updates the information incorporated by reference and some information filed by NCC subsequently with the SEC will automatically update this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents listed below that NCC previously filed with the SEC (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the date of the special meeting). They contain important information about NCC and its financial condition.

SEC Filing (SEC File No. 001-36878)	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2016, filed on March 10, 2017

Quarterly Report on Form 10-Q	For the quarter ended March 31, 2017, filed on May 10, 2017 For the quarter ended June 30, 2017, filed on August 9, 2017

Proxy Statement on Schedule 14A	Filed on April 21, 2017

Current Reports on Form 8-K

Filed on January 3, 2017, January 18, 2017, January 25, 2017, March 10, 2017, March 22, 2017, April 25, 2017, May 11, 2017, May 23, 2017, June 6, 2017, June 7, 2017, June 12, 2017, June 22, 2017, July 26, 2017, July 31, 2017, August 11, 2017, August 16, 2017, August 31, 2017 and October 4, 2017

Description of NCC’s common stock contained in a registration statement filed under the Exchange Act	Form 8-A, filed on March 16, 2015

In addition, NCC also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the date of the special meeting, provided that NCC is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, NCC has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to NCC, and FFHI has supplied all information contained in this proxy statement-prospectus relating to FFHI.

You can obtain any of the documents incorporated by reference from the SEC. Documents incorporated by reference are also available from NCC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from NCC at the following address and phone number:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

FFHI shareholders requesting documents must do so by [●], 2017, to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from NCC, NCC will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

FFHI does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither NCC nor FFHI has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that have been incorporated in this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than the date of this proxy statement-prospectus, and neither the mailing of this proxy statement-prospectus to FFHI shareholders nor the issuance of NCC common stock in the merger shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL COMMERCE CORPORATION

(a Delaware corporation)

and

FIRSTATLANTIC FINANCIAL HOLDINGS, INC.

(a Florida corporation)

Dated as of

August 16, 2017

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 16, 2017, by and between National Commerce Corporation (“NCC”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office in Birmingham, Alabama; and FirstAtlantic Financial Holdings, Inc. (“FFHI”), a corporation organized and existing under the Laws of the State of Florida, with its principal office in Jacksonville, Florida.

Preamble

The respective Boards of Directors of NCC and FFHI have determined that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the acquisition of FFHI by NCC pursuant to the merger of FFHI with and into NCC (the “Merger”). At the effective time of the Merger, and except as provided herein, the outstanding equity securities of FFHI shall be converted into the right to receive shares of common stock of NCC or, at the election of the stockholders of FFHI, into cash (subject to the requirements and limitations set forth herein).

The transactions described in or otherwise contemplated by this Agreement are subject to, among other things: (i) the filing by NCC and the effectiveness of a registration statement with respect to the shares of common stock of NCC to be issued by NCC in the Merger; (ii) the approval of the stockholders of FFHI; (iii) the approval of, notice to and/or waiver of the Federal Reserve and the OCC; and (iv) the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

Article 1
Transaction and Terms of Merger

1.1     The Merger.     Subject to the terms and conditions of this Agreement, at the Effective Time, FFHI shall be merged with and into NCC in accordance with the provisions of Section 252 of the DGCL and Section 607.1107 of the FBCA. At the Effective Time, the separate corporate existence of FFHI shall cease. NCC shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of NCC and FFHI.

1.2     Time and Place of Closing.      The place of the Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and FFHI, the Closing will take place at 9:00 a.m. Central Time on the last Business Day of the month in which the closing conditions set forth in Article 9 below (other than those conditions that are to be satisfied at the Closing) have been satisfied or waived pursuant to Section 11.4 of this Agreement (the date of such Closing, the “Closing Date”).

1.3     Effective Time. Subject to the terms and conditions of this Agreement and the occurrence of the Closing, the Merger shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger required by the DGCL shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger required by the FBCA shall be accepted for filing by the Secretary of State of Florida; or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date on which the Certificate of Merger and Articles of Merger are filed) (such time is hereinafter referred to as the “Effective Time”). Unless the chief executive officers of NCC and FFHI otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the Closing Date.

1.4     Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a material condition hereto, each member of the FFHI Board and certain executive officers of FFHI are entering into Voting Agreements with NCC whereby, among other things, such Persons have agreed, upon the terms and subject to the conditions set forth therein, to vote all of the shares of FFHI Common Stock owned by them in favor of this Agreement and the Merger and to support actions necessary to consummate the Merger and the Bank Merger.

1.5     Merger of Bank Subsidiaries. At the later of the Effective Time or such time as provided in Section 8.13, FirstAtlantic Bank, a federal savings association and wholly owned subsidiary of FFHI (“FirstAtlantic Bank”) will be merged (the “Bank Merger”) with and into National Bank of Commerce, a national banking association and wholly owned subsidiary of NCC (“NBC”), with NBC as the surviving association, upon the terms and with the effect set forth in an agreement and plan of merger (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit A.

Article 2
Effect of THE Merger

2.1     Certificate of Incorporation and Bylaws. The Certificate of Incorporation of NCC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law. The Bylaws of NCC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law.

2.2     Directors and Officers. The directors of the Surviving Corporation immediately following the Effective Time shall consist of the directors of NCC immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; provided, however, that NCC shall take any and all steps required under its Certificate of Incorporation and Bylaws to increase the size of the NCC Board as of the Effective Time and to appoint the FFHI Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to include the FFHI Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders of NCC following the Effective Time. Nothing in this Section 2.2 shall require NCC to elect, appoint, nominate or recommend the FFHI Designee for election to the NCC Board if he or she shall become the subject of a Disqualification; provided, however, that if the FFHI Designee becomes the subject of a Disqualification prior to the Effective Time, NCC shall select a substitute FFHI Designee. The officers of the Surviving Corporation immediately following the Effective Time shall consist of the officers of NCC immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.3     Effect of Merger. At the Effective Time, the Merger shall have the effect set forth in Sections 259 and 261 of the DGCL and the comparable provisions of the FBCA. Without limiting the generality of the foregoing, all rights, franchises and interests of FFHI and NCC in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by FFHI and NCC at the Effective Time. All Liabilities and obligations of FFHI and NCC shall be deemed to have been assumed by the Surviving Corporation, and the Surviving Corporation shall be bound thereby in the same manner and to the same extent as each of FFHI and NCC was so bound at the Effective Time.

Article 3
Conversion of constituents’ CAPITAL STOCK AND OTHER EQUITY

3.1     Manner of Converting Equity Securities. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of NCC, FFHI or the holders of any shares of capital stock thereof, the shares of capital stock and the rights, options and warrants to acquire shares of capital stock of the constituent corporations shall be converted as follows:

(a)     NCC Capital Stock. Each share of capital stock of NCC issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time.

(b)     FFHI Common Stock Held by Parties. Each share of FFHI Common Stock issued and outstanding immediately prior to the Effective Time that is held as treasury stock or that is owned, directly or indirectly, by any FFHI Company or any NCC Company (other than shares of FFHI Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of FFHI Common Stock held, directly or indirectly, in respect of a debt previously contracted) shall be cancelled and shall cease to exist at the Effective Time without any conversion thereof, and no shares of NCC Common Stock, cash or other consideration shall be delivered in exchange therefor.

(c)     Exchange Ratio for FFHI Common Stock. Subject to Sections 3.2 and 3.4 below, each share of FFHI Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares cancelled pursuant to Section 3.1(b) above, (ii) Cash Election Shares described in Section 3.1(d)(i) below, and (iii) shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.3 below) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.44 shares of NCC Common Stock (the “Exchange Ratio”).

(d)     Stock and Cash Election.

(i)     Holders of FFHI Common Stock shall be provided an opportunity to elect to receive cash consideration in lieu of receiving NCC Common Stock in the Merger, in accordance with the election procedures set forth below. Subject to Section 3.1(d)(v), a holder of FFHI Common Stock who properly elects to receive cash with respect to one or more shares of FFHI Common Stock (each, a “Cash Election Share”) shall receive $17.25, without interest, for each such Cash Election Share (the “Per Share Cash Consideration”); provided, however, that the aggregate number of shares of FFHI Common Stock that will be converted into and exchanged for the right to receive the Per Share Cash Consideration shall be equal to, as nearly as practicable, but shall not exceed 646,293 (the “Cash Conversion Share Limitation”), and the aggregate cash consideration to be paid in respect of such Cash Election Shares (excluding, for purposes of clarity, amounts paid or payable to holders of Dissenting Shares) shall be equal to, as nearly as practicable, but shall not exceed $11,148,555 (the “Total Cash Amount”). Subject to the foregoing limitation and the proration procedures set forth in Section 3.1(d)(v), at the Effective Time, each Cash Election Share shall cease to be outstanding and, in lieu of converting into and being exchanged into the right to receive shares of NCC Common Stock, shall be converted into and exchanged for the right to receive the Per Share Cash Consideration.

(ii)     The Exchange Agent shall mail an election form in such form as NCC and FFHI shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus, to each holder of record of FFHI Common Stock. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of FFHI Common Stock to elect to receive cash with respect to all or a portion of such holder’s FFHI Common Stock, subject to the Cash Conversion Share Limitation in Section 3.1(d)(i) above and the proration procedures set forth in Section 3.1(d)(v).

(iii)     Any shares of FFHI Common Stock (A) with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the FFHI Stockholders’ Meeting (or such other time and date as NCC and FFHI may mutually agree) (the “Election Deadline”), (B) with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, or (C) that are issued after the Election Deadline but prior to the Effective Time to the holder of a FFHI Option or FFHI Warrant pursuant to the valid exercise thereof during such period (all such shares described in this subsection (iii) being referred to as “Stock Election Shares”) shall, subject to the proration procedure in subsection (v) below, be converted into NCC Common Stock at the Effective Time as set forth in, and subject to, Section 3.1(c) above.

(iv)     Any Election Form may be revoked or amended by the Person submitting such Election Form at or prior to the Election Deadline. In the event that an Election Form is revoked and a replacement Election Form therefor is not submitted prior to the Election Deadline, the shares of FFHI Common Stock represented by such Election Form shall become Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. Neither NCC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(v)     Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of FFHI Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(A)     Cash Elections More Than the Total Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payment”) is greater than the Total Cash Amount, then, at NCC’s sole option and election by written notice to FFHI, NCC may increase the Cash Conversion Share Limitation up to the actual number of Cash Election Shares (subject to an adjusted maximum Cash Conversion Share Limitation of 861,293 shares) and the Total Cash Amount up to the amount of the actual Potential Cash Payment (subject to an adjusted maximum of $14,857,305). If NCC elects to increase the Cash Conversion Share Limitation and Total Cash Amount so as to equal the number of Cash Election Shares and Potential Cash Payment, respectively, then the provisions of Section 3.1(d)(v)(C) shall apply. If NCC either (x) does not elect to increase the Cash Conversion Share Limitation and Total Cash Amount or (y) elects to increase the Cash Conversion Share Limitation and Total Cash Amount but after such increase the actual number of Cash Election Shares and Potential Cash Payment still exceed the Cash Conversion Share Limitation and Total Cash Amount, respectively, then:

(1)     the number of Cash Election Shares designated by each holder of FFHI Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Conversion Share Limitation (as increased in accordance with Section 3.1(d)(v)(A) above, as applicable), and the denominator of which is the aggregate number of Cash Election Shares designated in all Election Forms;

(2)     each Cash Election Share remaining after adjustment pursuant to subsection (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i);

(3)     each share of FFHI Common Stock that would have been a Cash Election Share but for the adjustment pursuant to subsection (1) above shall automatically be deemed to be a Stock Election Share; and

(4)     each Stock Election Share, including those so designated pursuant to subsection (3) above, shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(B)     Cash Elections Less Than the Total Cash Amount. If the Potential Cash Payment is less than the Total Cash Amount, then:

(1)     the Exchange Agent shall select first from among the Stock Election Shares that obtained such status because the holders thereof did not submit an effective, properly completed Election Form by the Election Deadline, by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and each share of FFHI Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (1) shall automatically be deemed to be a Cash Election Share. The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes as shall be mutually determined by NCC and FFHI before the Effective Time;

(2)     each Cash Election Share, including those so designated pursuant to subsection (1) above, shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i); and

(3)     each Stock Election Share remaining after the adjustment process pursuant to subsection (1) above shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(C)     Cash Elections Equal to the Total Cash Amount. If the Potential Cash Payment is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subsections (A) and (B) above shall not apply and:

(1)     each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i); and

(2)     each Stock Election Share shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(e)     FFHI Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding and unexercised option to purchase shares of FFHI Common Stock pursuant to the FFHI Stock Incentive Plan (each, a “FFHI Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall automatically be cancelled and converted into an obligation of NCC to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any rights in respect of the FFHI Option, a cash payment, without interest, equal to the product of (i) the total number of shares of FFHI Common Stock subject to such FFHI Option, multiplied by (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of FFHI Common Stock subject to such FFHI Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any required withholding Tax. Any FFHI Option that has an exercise price per share that is equal to or greater than the Per Share Cash Consideration shall not be entitled to any payment with respect to such cancelled FFHI Option, and such FFHI Options shall be excluded from the calculations above. The Surviving Corporation shall pay (or cause to be paid) to the holders of FFHI Options the cash payments described in this Section 3.1(e) on or as soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days following the Effective Time. For the sake of clarity, neither NCC nor NBC shall assume any FFHI Option or the FFHI Stock Incentive Plan. Any amounts payable pursuant to this Section 3.1(e) for purposes of unexercised FFHI Options shall not be considered part of, or in any way adjust, the Total Cash Amount. Concurrently with the execution and delivery of this Agreement, certain holders of FFHI Options have executed and delivered an Option Termination Agreement with FFHI (each, an “Option Termination Agreement”) pursuant to which each such holder has agreed to the treatment of the FFHI Options provided for in this Section 3.1(e).

(f)     FFHI Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each FFHI Warrant, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall cease to represent a right to purchase shares of FFHI Common Stock and shall be converted into a right to purchase shares of NCC Common Stock, and NCC will assume such FFHI Warrant subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to any instrument or agreement governing such FFHI Warrant; provided, however, that after the Effective Time: (i) the number of shares of NCC Common Stock purchasable upon exercise of each FFHI Warrant will equal the product of (A) the number of shares of FFHI Common Stock that were purchasable under the FFHI Warrant immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share; (ii) the per share exercise price for each FFHI Warrant will equal the quotient obtained by dividing (A) the per share exercise price of the FFHI Warrant in effect immediately before the Effective Time by (B) the Exchange Ratio, rounded to the nearest cent; and (iii) where the context so requires, all references to FFHI shall be deemed to be references to NCC and its Subsidiaries, as applicable, and all references to the FFHI Board (or the Compensation Committee thereof) shall be deemed to be references to the NCC Board (or the Compensation Committee thereof).

(g)     FFHI Restricted Stock. At the Effective Time, each share of FFHI Restricted Stock that is outstanding immediately prior to the Effective Time shall become fully vested and treated as any other share of outstanding FFHI Common Stock for purposes of this Agreement, and, for purposes of the election procedures set forth in Section 3.1(d), shall be deemed outstanding and of record at the time such election materials are provided to holders of record of FFHI Common Stock and shall, without duplication, receive the form of consideration with respect thereto determined in accordance with Section 3.1(d), less applicable withholding Taxes.

(h)     FFHI Actions to Effectuate Exchange. Prior to the Effective Time, (i) the compensation committee of the FFHI Board shall adopt such resolutions or take such other actions as may be reasonably required to effect the transactions described in Sections 3.1(e), (f) and (g), (ii) FFHI shall notify each holder of FFHI Warrants and/or FFHI Restricted Stock (which form notices shall be provided to NCC for review and comment in advance of distribution to holders of FFHI Warrants and/or FFHI Restricted Stock) stating that such holder’s FFHI Warrants and/or FFHI Restricted Stock shall be treated in the manner set forth in Sections 3.1(f) and (g) hereof, respectively, (iii) FFHI shall use its reasonable best efforts to obtain from each holder of FFHI Warrants and/or FFHI Restricted Stock a written acknowledgement of the receipt of such notice, and (iv) prior to the Closing Date, FFHI shall use its reasonable best efforts to obtain an Option Termination Agreement from each holder of FFHI Options that are outstanding as of the Closing Date who did not enter into such an agreement concurrently with the execution and delivery of this Agreement.

(i)     Maximum Number of Shares of NCC Common Stock Issuable. Subject to the terms and conditions of this Agreement, assuming that (i) there are no FFHI Dissenting Shares, (ii) there is no adjustment to the Exchange Ratio pursuant to Section 3.2 below, (iii) the number of Cash Election Shares equals the Cash Conversion Share Limitation (without any increase therein) such that holders of FFHI Common Stock receive an aggregate of $11,148,555 in Per Share Cash Consideration in the Merger, (iv) all of the FFHI Options are vested and the holders exercise all of the FFHI Options prior to the Effective Time (and do so by paying the exercise price in cash), (v) the holders of FFHI Warrants exercise all of the FFHI Warrants prior to the Effective Time (and do so by paying the exercise price in cash), and (vi) all of the FFHI Restricted Stock is fully vested and treated as any other share of outstanding FFHI Common Stock, then the holders of FFHI Common Stock (including the holders of FFHI Restricted Stock), FFHI Options, and FFHI Warrants would have the right to receive, in the aggregate, a maximum of 2,559,323 shares of NCC Common Stock as a result of the Merger.

3.2     Anti-Dilution Provisions. If NCC changes the number of shares of NCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor is prior to the Effective Time, then the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(c).

3.3     FFHI Dissenting Stockholders. Notwithstanding the provisions of Section 3.1 or anything in this Agreement to the contrary, shares of FFHI Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who properly dissents from the Merger (“Dissenting Shares”) when and in the manner required by Sections 607.1302 et seq. of the FBCA (the “Dissenter Provisions”) shall not be treated as Stock Election Shares or Cash Election Shares and shall not be converted into the right to receive either shares of NCC Common Stock or the Per Share Cash Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the Dissenter Provisions, with such amount not being considered part of or in any way adjusting the Total Cash Amount. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the Dissenter Provisions; provided, however, that no payment shall be made with respect to any Dissenting Shares unless and until the holder thereof shall have complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Corporation the certificate or certificates representing the Dissenting Shares for which payment is to be made. If any holder of shares of FFHI Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such FFHI Common Stock under the Dissenter Provisions, then such holder’s shares of FFHI Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, been Stock Election Shares and converted into the right to receive shares of NCC Common Stock in accordance with Section 3.1(c), subject to the proration adjustment process in Section 3.1(d)(v). FFHI shall give NCC (i) prompt notice of any written notices of any holder’s intent to demand payment or exercise appraisal rights in respect of any shares of FFHI Common Stock, withdrawals or attempted withdrawals of such notices and any other notices or instruments served pursuant to the Dissenter Provisions and received by FFHI relating to any attempted, purported or actual exercise of appraisal rights and (ii) the opportunity to participate in, direct and control all discussions, negotiations and proceedings with respect to the exercise of such appraisal rights under the Dissenter Provisions. Each holder of Dissenting Shares who becomes entitled, pursuant to the Dissenter Provisions, to payment for any Dissenting Shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). FFHI shall not, except with the prior written consent of NCC, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a holder of Dissenting Shares. Nothing contained in this Section 3.3 shall in any way limit the right of NCC to terminate this Agreement and abandon the Merger under Section 10.1(i).

3.4     Fractional Shares. Fractional shares of NCC Common Stock shall not be issued upon the surrender of certificates representing FFHI Common Stock for exchange; no dividend or distribution with respect to NCC Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NCC. In lieu of any such fractional share, NCC shall pay to each former FFHI stockholder who otherwise would be entitled to receive a fractional share of NCC Common Stock an amount in cash (without interest) equal to the product of (i) the Average Quoted Price multiplied by (ii) the fraction of a share of NCC Common Stock to which such stockholder would otherwise be entitled.

Article 4
exchange of EQUITY SECURITIES

4.1     Exchange Procedures. Promptly (and within five (5) Business Days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former holders of FFHI Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFHI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(d)(v) and upon surrender of one or more certificates theretofore representing shares of FFHI Common Stock (each, an “FFHI Certificate”) for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such FFHI Certificate shall be entitled to receive promptly thereafter in exchange therefor: (a) that number of whole shares of NCC Common Stock that such holder of FFHI Common Stock became entitled to receive pursuant to Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof (rounded to the nearest cent), and the FFHI Certificate so surrendered shall forthwith be cancelled. The shares of NCC Common Stock to be issued pursuant to Article 3 and this Section 4.1 shall be in uncertificated book entry form, and upon compliance by a former holder of FFHI Common Stock with the provisions hereof and of the letter of transmittal, NCC shall instruct its registrar and transfer agent to make appropriate book entries with respect to such shares of NCC Common Stock. Such book entries of the issuance of uncertificated shares shall constitute delivery thereof for all purposes pursuant to this Agreement. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to former holders of FFHI Common Stock. None of NCC, the Surviving Corporation or the Exchange Agent shall be obligated to deliver the consideration to which any former holder of FFHI Common Stock is entitled as a result of the Merger until such holder surrenders the FFHI Certificate for exchange as provided in this Section 4.1. The FFHI Certificate so surrendered shall be duly endorsed as the Exchange Agent may require.

4.2     Rights of Former FFHI Stockholders. At the Effective Time, the stock transfer books of FFHI shall be closed as to holders of FFHI Common Stock immediately prior to the Effective Time, and no transfer of FFHI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each FFHI Certificate, other than shares to be cancelled pursuant to Section 3.1(b) of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of FFHI Common Stock shall be entitled to vote after the Effective Time at any meeting of NCC stockholders (with a record date after the Effective Time) the number of whole shares of NCC Common Stock into which their respective shares of FFHI Common Stock (excluding Cash Election Shares) have been converted, regardless of whether such holders have exchanged their FFHI Certificates for shares of NCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any Person holding any FFHI Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of NCC Common Stock, which dividend or other distribution is attributable to such Person’s NCC Common Stock represented by said FFHI Certificate held after the Cutoff, until such Person surrenders such FFHI Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FFHI Certificate, appropriate book entries shall be made with respect to the NCC Common Stock, and all such undelivered dividends or other distributions (without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such FFHI Certificate. No holder of shares of FFHI Common Stock shall be entitled to voting rights or to receive any dividends or distributions declared or made with respect to the NCC Common Stock with a record date before the Effective Time.

4.3     Identity of Recipient of NCC Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a Person other than the Person in whose name any FFHI Certificate surrendered is registered, such FFHI Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such FFHI Certificate surrendered or establish to the satisfaction of NCC that such tax has been paid or is not applicable.

4.4     Lost or Stolen Certificates. If any holder of FFHI Common Stock convertible into the right to receive shares of NCC Common Stock or cash is unable to deliver such holder’s FFHI Certificate, NCC shall instruct its registrar and transfer agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, to make appropriate book entries with respect to such holder for the shares of NCC Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such FFHI Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such Person is the owner of the shares theretofore represented by each FFHI Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such FFHI Certificate for exchange pursuant to this Agreement.

4.5     Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of FFHI Common Stock is not paid or delivered within the time period specified by any applicable Laws concerning abandoned property, escheat or similar Laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, NCC or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable Laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of NCC, FFHI, the Exchange Agent or any other Person acting on their behalf shall be liable to a holder of FFHI Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

4.6     Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, FFHI, FirstAtlantic Bank, NCC, NBC and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to (i) the making of such payment under any provision of Tax law and (ii) the disposition of any FFHI Stock Option, FFHI Restricted Stock or FFHI Warrant under this Agreement. If the Exchange Agent, FFHI, FirstAtlantic Bank, NCC, NBC or the Surviving Corporation, as the case may be, so withholds and timely remits such amounts to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to such payment under this Agreement or holder of the shares of FFHI Stock, FFHI Stock Options, FFHI Restricted Stock or FFHI Warrant, as the case may be, in respect of which the Exchange Agent, FFHI, FirstAtlantic Bank, NCC, NBC or the Surviving Corporation, as the case may be, made such deduction and withholding.

Article 5
REPRESENTATIONS AND WARRANTIES OF FFHI

Except as disclosed in a Schedule (subject to Section 11.4), FFHI hereby represents and warrants to NCC as follows:

5.1     Organization, Standing and Power. FFHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. FFHI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI. FFHI has delivered to NCC complete and correct copies of its Articles of Incorporation and Bylaws and the articles or certificate of incorporation, bylaws or similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2     Authority; No Breach By Agreement.

(a)     FFHI has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of FFHI, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of FFHI Common Stock in accordance with the FBCA and FFHI’s Articles of Incorporation and Bylaws. Subject to such requisite stockholder approval and required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of FFHI, enforceable against FFHI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar Laws of general applicability affecting creditors’ rights or by general principles of equity.

(b)     Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by FFHI or the Bank Merger Agreement by FirstAtlantic Bank, nor the consummation by FFHI of the transactions provided for in this Agreement or by FirstAtlantic Bank of the transactions provided for in the Bank Merger Agreement, nor compliance by FFHI with any of the provisions hereof or by FirstAtlantic Bank with any of the provisions of the Bank Merger Agreement, does or will (i) conflict with or result in a breach of any provision of FFHI’s Articles of Incorporation or Bylaws or the articles or certificates of incorporation or bylaws or similar governing documents of any FFHI Company or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FFHI Company under, any Contract or Permit of any FFHI Company, where such Default or failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such FFHI Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any FFHI Company or any of their respective Assets.

(c)     Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of FFHI of this Agreement and the Merger, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the FFHI Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by FFHI of the Merger and the other transactions provided for in this Agreement or by FirstAtlantic Bank of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by FFHI of this Agreement.

5.3     Capitalization.

(a)     The authorized capital stock of FFHI consists of (i) 20,000,000 shares of FFHI Common Stock, of which 6,032,033 shares of FFHI Common Stock are issued and outstanding (including 16,346 shares of FFHI Restricted Stock) and none of which shares of FFHI Common Stock are held as treasury shares, and (ii) 5,000,000 shares of FFHI Preferred Stock, of which no shares are issued and outstanding or held as treasury shares. All of the issued and outstanding shares of capital stock of FFHI are duly authorized and validly issued and outstanding and are fully paid and non-assessable. None of the shares of capital stock, options, or other securities of FFHI has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of FFHI or is subject to a right of rescission in favor of the holder thereof. No bonds, debentures, notes or other Indebtedness of FFHI having the right to vote on any matters on which the holders of FFHI Common Stock may vote are issued or outstanding. FFHI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, agreements or arrangements of any kind calling for the purchase or issuance of, or the payment of any amount based on, any shares of FFHI Common Stock or any other equity securities of FFHI or any securities representing the right to purchase or otherwise receive any shares of FFHI Common Stock or other equity securities of FFHI, except for 348,296 shares of FFHI Common Stock subject to outstanding awards under the FFHI Stock Incentive Plan and 82,609 shares of FFHI Common Stock currently issuable pursuant to the exercise of the FFHI Warrants. FFHI has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

(b)     Immediately prior to the Effective Time, the total number of shares of FFHI Common Stock issued and outstanding shall not exceed 6,462,938 in the aggregate, and all of such shares shall be outstanding by reason of constituting (i) shares of FFHI Common Stock issued and outstanding as of the date of this Agreement or (ii) shares of FFHI Common Stock issued upon valid exercise of FFHI Options or FFHI Warrants outstanding as of the date of this Agreement.

(c)     Schedule 5.3(c) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of FFHI Common Stock subject to outstanding awards granted under the FFHI Stock Incentive Plan; (ii) the number of shares of FFHI Common Stock reserved for issuance upon the exercise of FFHI Warrants; (iii) all outstanding FFHI Stock Options, indicating with respect to each the name of the holder thereof, the number of shares of FFHI Common Stock subject to such FFHI Stock Option and the exercise price and termination date thereof; and (iv) all outstanding FFHI Warrants, indicating with respect to each the name of the holder thereof, the number of shares of FFHI Common Stock subject to such warrant and the exercise price and termination date thereof. Other than as set forth on Schedule 5.3(c), no options, restricted share units, warrants or other equity-based awards are outstanding.

(d)     There are no contractual obligations of FFHI (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity security of FFHI, or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of FFHI or (ii) pursuant to which FFHI is or could be required to register shares of FFHI capital stock or other securities under the 1933 Act.

(e)     Except as set forth on Schedule 5.3(e), neither FFHI nor any FFHI Subsidiary has any Liabilities of any nature for any Indebtedness. Except with respect to Liens securing Indebtedness, which Liens are listed on Schedule 5.3(e) and shall be paid by FFHI and released in full prior to the Closing, no Liens exist on any of the property or Assets of FFHI or any FFHI Subsidiary. Schedule 5.3(e) describes all Indebtedness and Liens relating thereto and sets forth the principal amounts, interest rates and maturity dates for such Indebtedness.

5.4     FFHI Subsidiaries.

(a)     The FFHI Subsidiaries include FirstAtlantic Bank. Each of the FFHI Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the FFHI Subsidiaries has the power and authority necessary for it to own, lease and operate its Assets, to incur its Liabilities and to carry on its business as now conducted. Each FFHI Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI on a consolidated basis.

(b)     The authorized, issued and outstanding capital stock of each FFHI Subsidiary is set forth on Schedule 5.4(b). FFHI owns all of the issued and outstanding shares of capital stock of each FFHI Subsidiary. None of the shares of capital stock or other securities of any FFHI Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any FFHI Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such FFHI Subsidiary, and there are no Contracts by which any FFHI Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any FFHI Company is or may be bound to transfer any shares of the capital stock of any FFHI Subsidiary. There are no Contracts relating to the rights of any FFHI Company to vote or to dispose of any shares of the capital stock of any FFHI Subsidiary. All of the shares of capital stock of each FFHI Subsidiary are fully paid and non-assessable under the applicable Law of the jurisdiction in which such FFHI Subsidiary is organized and, except as set forth on Schedule 5.4(b), are owned by FFHI free and clear of any Lien. No FFHI Subsidiary has any Liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any FFHI Company that is a limited liability company.

(c)     The minute books of FFHI and each FFHI Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and boards of directors (including all committees thereof), since such entity’s formation.

(d)     No FFHI Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including, without limitation, the Securities Laws and all state and federal banking Laws and regulations, and (ii) satisfy the definition of a “third party brokerage arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. There has been no misrepresentation or omission of a material fact by any FFHI Company and/or any of their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(e)     None of the FFHI Companies is engaged in any activity that is not permissible for a national banking association.

5.5     Financial Statements. The FFHI Financial Statements for periods ended prior to the date hereof are listed on Schedule 5.5 and have been previously furnished to NCC. The FFHI Call Reports for periods ended prior to the date hereof have been filed with the FDIC and are available electronically at https://cdr.ffiec.gov. FFHI will promptly deliver to NCC copies of all FFHI Financial Statements and FFHI Call Reports prepared subsequent to the date hereof. The FFHI Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FFHI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, (b) present or will present, as the case may be, fairly in all material respects the consolidated financial position of the FFHI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the FFHI Companies for the periods indicated, and (c) have been or will have been, as the case may be, prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The FFHI Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each FFHI Call Report fairly presents, in all material respects, the financial position of FFHI and the results of its operations at the date and for the period indicated in such FFHI Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  None of the FFHI Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

5.6     Absence of Undisclosed Liabilities. No FFHI Company has any material Liabilities, except Liabilities (a) accrued or reserved against in the balance sheet of FFHI as of December 31, 2016, that is included in the FFHI Financial Statements or reflected in the notes thereto, (b) incurred or paid in the ordinary course of business consistent with past business practice, (c) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (d) disclosed on Schedule 5.6. No FFHI Company has incurred or paid any material Liability since December 31, 2016, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No FFHI Company is a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off balance sheet entity.

5.7     Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2016: (a) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI or its Subsidiaries, including, without limitation, any change in the administrative or supervisory standing or rating of FFHI with any Regulatory Authority, and (b) the FFHI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of FFHI provided in Article 7 of this Agreement.

5.8     Tax Matters.

(a)     All Tax Returns required to be filed by or on behalf of any of the FFHI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired; all Tax Returns filed are complete and accurate in all material respects; and all Taxes shown as due on filed returns, and all other material Taxes owed by any of the FFHI Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each FFHI Company, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FFHI, except as reserved against in the FFHI Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)     None of the FFHI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)     Adequate provision for any Taxes due or to become due for any of the FFHI Companies for the period or periods through and including the date of the respective FFHI Financial Statements has been made and is reflected on such FFHI Financial Statements.

(d)     Any and all deferred Taxes of the FFHI Companies have been provided for in accordance with GAAP.

(e)     None of the FFHI Companies is responsible for the Taxes of any other Person other than the FFHI Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f)     Except as set forth on Schedule 5.8(f), none of the FFHI Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it or any NCC Company as the successor to any such FFHI Company to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(g)     There has not been an ownership change, as defined in Section 382(g) of the Code, that occurred during or after any taxable period in which FFHI or any FFHI Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of FFHI immediately preceding the date of this Agreement.

(h)     Proper and accurate amounts have been withheld by the FFHI Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding. Federal, state and local returns have been filed by the FFHI Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes or charges due to any federal, state or local taxing authority. The amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by FFHI in the FFHI Financial Statements.

(i)     FFHI has delivered or made available to NCC correct and complete copies of all Tax Returns filed by FFHI and each FFHI Subsidiary for each fiscal year ended on or after December 31, 2013.

(j)     None of the FFHI Companies has (i) participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign tax law) or (ii) taken any reporting position on a Tax return, which reporting position (1) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Section 6662 or 6676 of the Code (or any similar provision of state, local or foreign tax law) and (2) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or similar provision of state, local or foreign tax Law).

(k)     None of the FFHI Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the Code) in conjunction with the Merger.

(l)     No FFHI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions provided for herein, including the Merger and the Bank Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.9     Loan Portfolio.

(a)         (i)      Except as set forth on Schedule 5.9(a)(i), as of the date of this Agreement, none of the FFHI Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (“Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii)     Except as set forth on Schedule 5.9(a)(ii), and except for Loans made after the date of this Agreement in accordance with, and subject to, Section 7.2(n) of this Agreement, none of the FFHI Companies is a creditor as to any Loan, including, without limitation, any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of any FFHI Company, any Person controlling, controlled by or under common control with any of the foregoing.

(iii)     All of the Loans held by any of the FFHI Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms and are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the FFHI Companies were solicited, originated and exist in material compliance with all applicable Laws and FFHI loan policies, except for deviations from such policies that (a) have been approved by current management of FFHI, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of FFHI, will not adversely affect the ultimate collectability of such Loan.

(iv)     Except as set forth on Schedule 5.9(a)(iv), as of the date of this Agreement, none of the FFHI Companies holds any Classified Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate.

(v)     The allowance for possible loan or credit losses (the “FFHI Allowance”) shown on the consolidated balance sheets of FFHI included in the most recent FFHI Financial Statements dated prior to the date of this Agreement was, and the FFHI Allowance shown on the consolidated balance sheets of FFHI included in the FFHI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FFHI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FFHI Companies as of the dates thereof. FFHI has calculated the FFHI Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  The reserve for losses with respect to other real estate owned (the “FFHI OREO Reserve”) shown on the most recent FFHI Financial Statements and FFHI Call Reports was, and the FFHI OREO Reserve shown on the FFHI Financial Statements and FFHI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to the other real estate owned portfolio of FFHI as of the dates thereof. The reserve for losses in respect of Litigation (the “FFHI Litigation Reserve”) shown on the most recent FFHI Financial Statements and FFHI Call Reports was, and the FFHI Litigation Reserve shown on the FFHI Financial Statements and FFHI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of all pending or threatened Litigation applicable to FFHI and the FFHI Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b)     The documentation relating to each Loan made by any FFHI Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on FFHI. Except as set forth on Schedule 5.9(b), no agreement pursuant to which any Loans or other assets have been or shall be sold by any FFHI Company entitles the buyer of such Loans or other assets to cause the FFHI Company to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the FFHI Company, except in the event of a breach by the FFHI Company of representations or warranties therein. No FFHI Company has Knowledge of a breach of a representation or warranty by any of the FFHI Companies in any such agreement or of the occurrence of any other facts or circumstances that would entitle the buyer of any Loan or other asset to cause any FFHI Company to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against any FFHI Company.

(c)     All Loans made by any FFHI Company have been made in compliance in all material respects with all applicable Laws at the time of such Loan or any renewal thereof, including, without limitation, Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of federal savings associations. Each FFHI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such FFHI Company.  Each Loan on the books of any FFHI Company was made in the ordinary course of its business.

(d)     Without limiting the foregoing or anything else in this Agreement:

(i)      Each FFHI Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage or other Loan originated, purchased or serviced by any FFHI Company has satisfied in all material respects: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage and other Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations set forth in any agreement between any FFHI Company and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each such Loan. Each FFHI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such FFHI Company; and

(ii)      No Agency, Loan Investor or Insurer has (A) claimed in writing that any FFHI Company has violated or has not complied with the applicable underwriting standards with respect to Loans sold by any FFHI Company to a Loan Investor or Agency, or with respect to any sale of servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of any FFHI Company or (C) indicated in writing to any FFHI Company that it has terminated or intends to terminate its relationship with such FFHI Company for poor performance, poor loan quality or concern with respect to such FFHI Company’s compliance with Laws.

5.10     Assets; Real Property; Insurance. Except as set forth on Schedule 5.10, the FFHI Companies have marketable title to, valid leasehold interests in, or valid licenses to use, in each case free and clear of all Liens, all of their respective Assets. All tangible real and personal properties and Assets used in the businesses of the FFHI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FFHI’s past practices. All Assets that are material to FFHI’s business on a consolidated basis, held under leases or subleases by any of the FFHI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by FFHI or, to the Knowledge of each FFHI Company, by any other party to the Contract. Schedule 5.10(a) identifies each parcel of real estate or interest therein owned by any of the FFHI Companies or in which any FFHI Company has any ownership interest. Schedule 5.10(b) identifies each parcel of real estate or interest therein leased or subleased by any of the FFHI Companies or in which any FFHI Company has any leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any FFHI Company is the lessee of any real property. One of the FFHI Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), free and clear of all Liens. None of the FFHI Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described or required to be described in Schedules 5.10(a) and 5.10(b), including, without limitation, any Law relating to zoning, building, occupancy, environmental or comparable matters, which individually or in the aggregate would have a Material Adverse Effect on FFHI. As to each parcel of real property owned or used by any FFHI Company, no FFHI Company has received notice of any pending or, to the Knowledge of each of the FFHI Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the FFHI Companies include all assets required to operate the business of the FFHI Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the FFHI Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the FFHI Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the FFHI Companies, and FFHI has provided true and correct copies of each such policy to NCC. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds.

5.11     Environmental Matters.

(a)     Each FFHI Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI.

(b)     There is no Litigation pending or, to the Knowledge of any FFHI Company, threatened before any court, Governmental Authority or agency or other forum in which any FFHI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FFHI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI.

(c)     There is no Litigation pending or, to the Knowledge of any FFHI Company, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or FFHI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI.

(d)     To the Knowledge of each FFHI Company, there is no reasonable basis for any Litigation of a type described in Sections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI.

(e)     During the period of (i) any FFHI Company’s ownership or operation of any of its respective current properties, (ii) any FFHI Company’s participation in the management of any Participation Facility or (iii) any FFHI Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI. Prior to the period of (i) any FFHI Company’s ownership or operation of any of its respective current properties, (ii) any FFHI Company’s participation in the management of any Participation Facility, or (iii) any FFHI Company’s holding of a security interest in a Loan Property, to the Knowledge of each FFHI Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI.

5.12     Compliance with Laws. FFHI is duly registered as a savings and loan holding company and FirstAtlantic Bank is a “qualified thrift lender” under the HOLA. Each FFHI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI, and there has occurred no Default under any such Permit. Except as set forth on Schedule 5.12, each of the FFHI Companies:

(a)     is and has been in compliance in all material respects with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b)     has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FFHI Company is not or may not be in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any FFHI Company, or asserting that any FFHI Company will be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting in any manner the operations of any FFHI Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each FFHI Company is and has been in compliance in all material respects with the United States Foreign Corrupt Practices Act; the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as Title III of the USA Patriot Act; the Currency and Foreign Transactions Reporting Act of 1970, as amended, otherwise known as the Bank Secrecy Act, and all regulations issued thereunder; and each FFHI Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each FFHI Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Department of the Treasury, including the Internal Revenue Service.  No FFHI Company or, to the Knowledge of any FFHI Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any FFHI Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”). No FFHI Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No FFHI Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each FFHI Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (of the United States Department of the Treasury) required to be filed by it under applicable Law. Each FFHI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such FFHI Company.

5.13     Labor Relations; Employees.

(a)     No FFHI Company is the subject of any Litigation asserting that it or any other FFHI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FFHI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FFHI Company pending or threatened, nor to its Knowledge, is there any activity involving any FFHI Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each FFHI Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI.

(b)     Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the FFHI Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2015, 2016 and 2017. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the FFHI Companies.

5.14     Employee Benefit Plans.

(a)     Schedule 5.14(a) lists, and FFHI has delivered or made available to NCC prior to the execution of this Agreement, correct and complete copies of all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreements, stock option, warrant, restricted stock unit, equity-based compensation, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), adopted, maintained by, sponsored in whole or in part by, or contributed to by any FFHI Company, any Affiliate of a FFHI Company, or any ERISA Affiliate thereof within the last six (6) years for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “FFHI Benefit Plans”). FFHI also has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of (where applicable): (i) all summary plan descriptions, summaries of material modifications, and amendments related to such FFHI Benefit Plans; (ii) the most recent determination or opinion letters, as applicable, received from the Internal Revenue Service; (iii) the three (3) most recent Form 5500 Annual Reports; (iv) the three (3) most recent audited financial statements and actuarial valuations; (v) all material related agreements, trust agreements, insurance contracts and other documents that implement each such FFHI Benefit Plan; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor or any other governmental entity relating to any material matter of non-compliance in respect of any FFHI Benefit Plan received in the last six (6) years. Any FFHI Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, is referred to herein as a “FFHI ERISA Plan.” No FFHI Benefit Plan is or has been a “defined benefit plan” (as defined in Section 414(j) of the Code) or a “multi-employer plan” (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 3(40) of ERISA) or Section 413(c) of the Code, or a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA), and no ERISA Affiliate of any FFHI Company maintains, sponsors or contributes or has maintained, sponsored or contributed to any such employee benefit plan within the last six (6) years.

(b)     All FFHI Benefit Plans and the administration thereof are in, and have been in, compliance with the applicable terms of ERISA, the Code and any other applicable Laws, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FFHI. Each FFHI ERISA Plan that is intended to be qualified under Section 401(a) of the Code and each corresponding trust intended to be exempt under Section 501(a) of the Code has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype or volume submitter arrangement, as applicable, from the Internal Revenue Service, and FFHI is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No transaction has been entered into with respect to any FFHI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FFHI Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in amounts that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFHI. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other Governmental Authority pending (other than routine claims for benefits) or, to the Knowledge of FFHI, threatened against any FFHI Benefit Plan, any FFHI Company or ERISA Affiliate with regard to any FFHI Benefit Plan or related trust. To the Knowledge of each FFHI Company, there are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other Governmental Authority, pending (other than routine claims for benefits) or threatened against any trustee, fiduciary, custodian, administrator or other third party holding or controlling assets of any FFHI Benefit Plan respecting such FFHI Benefit Plan.

(c)     Except as set forth on Schedule 5.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any FFHI Company from any FFHI Company or any NCC Company under any FFHI Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any FFHI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(d)     With respect to all FFHI Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) or previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions required to be made under any FFHI Benefit Plan have been made by the applicable due date and meet the requirements for deductibility under the Code, and all contributions that are required and that have not been made have been properly recorded on the books of FFHI in accordance with GAAP.

(e)     Each contract, arrangement, plan, or FFHI Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained and is, in form and operation, in compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder.  No amounts under any such contract, arrangement, plan, or such FFHI Benefit Plan required the payment of the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.  Except as set forth on Schedule 5.14(e), no FFHI Company has any obligation to gross-up or indemnify any Person with respect to any Taxes imposed under Section 409A of the Code.

(f)     (i)      Each FFHI Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with all Laws applicable to such plan (including the Patient Protection and Affordable Care Act of 2010), its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Except as set forth on Schedule 5.14(f), no FFHI Benefit Plan or written or oral agreement exists that obligates the FFHI Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee of any FFHI Company or member of the FFHI Board or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment, including, but not limited to, retiree medical, health or life benefits, other than as required under COBRA Coverage or other similar applicable Law.

(ii)      Except as set forth on Schedule 5.14(f), no FFHI Benefit Plan, excluding any short-term disability, non-qualified deferred compensation, vacation, bonus, fringe benefit or health flexible spending account plan or program, is self-insured or funded through the general assets of a FFHI Company or an ERISA Affiliate. No FFHI Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

5.15     Material Contracts. Except as set forth on Schedule 5.15, none of the FFHI Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any FFHI Company or the guarantee by any FFHI Company of any such obligation (other than Contracts evidencing deposit Liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the FFHI Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the FFHI Companies, any member of the immediate family of the foregoing or, to the Knowledge of any FFHI Company, any related interest (as defined in Regulation O promulgated by the Federal Reserve) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the FFHI Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any FFHI Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the FFHI Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the FFHI Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “FFHI Contracts”). FFHI has delivered or made available to NCC correct and complete copies of all FFHI Contracts. Each of the FFHI Contracts is in full force and effect, and none of the FFHI Companies is in Default under any FFHI Contract. All of the Indebtedness of any FFHI Company for money borrowed is prepayable at any time by such FFHI Company without penalty or premium. Schedule 5.15 lists the deadlines for extensions or terminations of all FFHI Contracts.

5.16     Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of any FFHI Company, threatened (or unasserted but considered probable of assertion) against any FFHI Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of FFHI and its Subsidiaries, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities or arbitrators outstanding, pending or, to the Knowledge of any FFHI Company, threatened against any FFHI Company. No FFHI Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any FFHI Company, would have a Material Adverse Effect on such FFHI Company or would materially restrict the right of any FFHI Company to carry on its businesses as presently conducted.

5.17     Reports. Since January 1, 2014, each FFHI Company has timely filed all reports, registration statements, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Regulatory Authorities, and (ii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the ordinary course of the business of the FFHI Companies, to the Knowledge of any FFHI Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any FFHI Company, investigation into the business or operations of any FFHI Company. To the Knowledge of any FFHI Company, there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any FFHI Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents complied in all material respects with the provisions of applicable Law. The financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) have been prepared in all material respects in accordance with GAAP or RAP, as applicable, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly present the financial position of the FFHI Companies as of the respective dates thereof, and (c) fairly present the results of operations of the FFHI Companies for the respective periods therein set forth. No FFHI Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among FFHI and any other FFHI Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, FFHI or any other FFHI Company in FFHI’s or such other FFHI Company’s financial statements.

5.18     Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any FFHI Company or any Affiliate thereof to NCC pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FFHI Company or any Affiliate thereof for inclusion in the documents to be prepared by NCC in connection with the transactions provided for in this Agreement, including, without limitation: (i) documents to be filed with the SEC, including, without limitation, the Registration Statement on Form S-4 of NCC registering the shares of NCC Common Stock to be offered to the holders of FFHI Common Stock and to the holders of the FFHI Warrants, and all amendments thereto (as amended, the “Registration Statement”), and the proxy statement and prospectus in the form contained in the Registration Statement, and all amendments and supplements thereto, to be delivered to the holders of FFHI Common Stock in accordance with the provisions of this Agreement (as amended and supplemented from time to time, the “Proxy Statement/Prospectus”); (ii) filings pursuant to any state securities Laws; and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the Registration Statement, at the time the Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, at the time that such documents are filed with a Regulatory Authority and/or at the time they are distributed to holders of FFHI Common Stock, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any FFHI Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19     Regulatory Matters. No FFHI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(b).

5.20     Offices. The headquarters of each FFHI Company and each other office, branch or facility maintained and operated by each FFHI Company (including, without limitation, representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the FFHI Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21     Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the FFHI Companies, including both hardware and software, (i) are supplied by a third-party provider; (ii) satisfactorily perform the data processing function for which they are presently being used; and (iii) are wholly within the possession and control of one of the FFHI Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of NCC’s third-party provider.

5.22     Intellectual Property. Each of the FFHI Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and since January 1, 2012, none of the FFHI Companies has received any notice of conflict with respect thereto that asserts the rights of others. The FFHI Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the FFHI Companies. Each of the FFHI Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.

5.23     Fiduciary Responsibilities. Neither FFHI nor any of its Subsidiaries is authorized to act, or has acted or currently acts, in any fiduciary capacity.

5.24     Financial Advisor. FFHI has retained FIG Partners, LLC (the “FFHI Financial Advisor”) to serve as its financial advisor and, as of the Effective Time, shall incur a Liability to the FFHI Financial Advisor in the amount set forth on Schedule 5.24 (the “FFHI Advisory Fee”) in connection with the Merger. Other than the FFHI Financial Advisor and the FFHI Advisory Fee, neither FFHI nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement. Before the execution of this Agreement, FFHI has received a written opinion from the FFHI Financial Advisor to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the merger consideration (defined in such opinion as the Exchange Ratio and the Per Share Cash Consideration, taken together) is fair to the stockholders of FFHI from a financial point of view, and such opinion has not been withdrawn, amended, waived, modified or rescinded.

5.25     Regulatory Capital. FFHI is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). FirstAtlantic Bank is an “eligible depository institution” (as defined in 12 C.F.R. Part 5.3(h).

5.26     Opinion of Counsel. No FFHI Company has Knowledge of any facts that would preclude issuance of the opinions of counsel referred to in Section 9.1(e).

5.27     Repurchase Agreements; Derivatives; Securitizations. With respect to all agreements currently outstanding pursuant to which any FFHI Company has purchased securities subject to an agreement to resell, such FFHI Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any FFHI Company has sold securities subject to an agreement to repurchase, no FFHI Company has pledged collateral in excess of the amount of the debt secured thereby. No FFHI Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any FFHI Company or for the account of a customer of any FFHI Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of such FFHI Company, enforceable according to their terms.  Each FFHI Company has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. No FFHI Company is a party to any agreement securitizing any of its assets.

5.28     Antitakeover Provisions. Each FFHI Company has taken all actions required to exempt such FFHI Company, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (collectively, “Takeover Laws”). Each FFHI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any FFHI Company or restrict or impair the ability of NCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FFHI Company that may be directly or indirectly acquired or controlled by it.

5.29     Transactions with Management. Except for (a) deposits that are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of FFHI at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the FFHI Companies set forth on Schedule 5.14(a), and (e) any items described on Schedule 5.29, there are no contracts with or commitments to any present or former stockholders who to the Knowledge of FFHI own or owned more than 1% of the FFHI Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person) or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30     Absence of Certain Business Practices. No FFHI Company or, to the Knowledge of any FFHI Company, any officer, employee or agent of any FFHI Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any FFHI Company (or assist any FFHI Company in connection with any actual or proposed transaction) that (a) might subject FFHI to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on FFHI or (c) if not continued in the future, might result in a Material Adverse Effect on FFHI or might subject FFHI to suit or penalty in any private or governmental Litigation or proceeding.

5.31     Privacy of Customer Information. The FFHI Companies collectively are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons (“Identifiable Personal Information”) with respect to customers, former customers and prospective customers. The FFHI Companies’ collection, use, and transfer of such Identifiable Personal Information complies in all material respects with FFHI’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy and other applicable Laws, and any agreement or industry standard relating to privacy.

5.32     Deposits. Except as set forth on Schedule 5.32, as of the date of this Agreement, none of the deposits of FFHI are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, setoff rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of FFHI represents a deposit of any Affiliate of FFHI. The deposit accounts of FirstAtlantic Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, and FirstAtlantic Bank has paid all regular premiums and special assessments and filed all reports required thereunder.

5.33     Accounting Controls. Each of the FFHI Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of the FFHI Financial Statements and FFHI Call Reports in accordance with GAAP and RAP, and to maintain asset and Liability accountability; (c) access to each FFHI Company’s assets and incurrence of each FFHI Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (d) the recorded accountability for assets and Liabilities is compared with the existing assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  None of FFHI’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the FFHI Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on FFHI.  No FFHI Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.  No material weakness in internal controls has been identified by FFHI’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

5.34     Securities Law Compliance; Registration Obligations. FFHI’s common stock is traded on the OTCQX Market under the symbol “FFHD.” FFHI has complied in all material respects with all applicable state and federal securities Laws and the rules, regulations or orders, injunctions or decrees of any applicable Regulatory Authority relating thereto. No FFHI Company is under any obligation, contingent or otherwise, to register its securities under the 1933 Act, the 1934 Act, or any state securities Laws.

Article 6
REPRESENTATIONS AND WARRANTIES OF NCC

Except as disclosed in (a) a Schedule (subject to Section 11.4 below) or (b) any publicly available report, statement, schedule form or other document filed by NCC with the SEC in each case after December 31, 2016 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), NCC hereby represents and warrants to FFHI as follows:

6.1     Organization, Standing and Power. NCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.2     Authority; No Breach By Agreement.

(a)     NCC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of NCC. Subject to required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable against NCC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar Laws of general applicability affecting creditors’ rights or by general principles of equity.

(b)     Neither the execution and delivery of this Agreement by NCC or of the Bank Merger Agreement by NBC, nor the consummation by NCC of the transactions provided for in this Agreement or by NBC of the transactions provided for in the Bank Merger Agreement, nor compliance by NCC with any of the provisions of this Agreement or by NBC with any of the provisions of the Bank Merger Agreement, will (i) conflict with or result in a breach of any provision of NCC’s Certificate of Incorporation or Bylaws or similar governing documents of NBC, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NCC Company under, any Contract or Permit of any NCC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such NCC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NCC Company or any of their respective Assets.

(c)     Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules and requirements of Nasdaq, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) notices to or filings with Nasdaq regarding the listing on Nasdaq of the shares of NCC Common Stock to be issued in the Merger and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by NCC of the Merger and the other transactions provided for in this Agreement or for the consummation by NBC of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by NCC of this Agreement.

6.3     Capital Stock. The authorized capital stock of NCC, as of the date of this Agreement, consists of (i) 30,000,000 shares of NCC Common Stock and (ii) 250,000 shares of NCC Preferred Stock. As of the date hereof, 14,070,528 shares of NCC Common Stock and no shares of NCC Preferred Stock are issued and outstanding. All of the shares of NCC Common Stock to be issued in exchange for shares of FFHI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and non-assessable under the DGCL. None of the shares of NCC Common Stock to be issued in exchange for shares of FFHI Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the stockholders of NCC.

6.4     Reports and Financial Statements.

(a)     Since January 1, 2013, or the date of organization or acquisition if later, each NCC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the NCC Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, the Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The NCC Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (A) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of the NCC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, (B) present, or will present, fairly in all material respects the consolidated financial position of the NCC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the NCC Companies for the periods indicated, and (C) have been or will have been, as the case may be, prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved (subject to exceptions specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). Porter Keadle Moore, LLC is a registered public accounting firm and throughout the periods covered by the financial statements filed by NCC with the SEC has been “independent” with respect to NCC within the meaning of Regulation S-X under the 1934 Act.

(b)     NCC maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2016, there has not been any material change in the internal controls utilized by NCC to provide reasonable assurance that its consolidated financial statements conform with GAAP. NCC maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by NCC in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to NCC’s management as appropriate to allow timely decisions regarding required disclosures and to allow NCC’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of NCC required under the 1934 Act.

(c)     Each of the principal executive officer and the principal financial officer of NCC (or each former principal executive officer and each former principal financial officer of NCC, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Section 302 and 906 of the Sarbanes-Oxley Act with respect to the reports of NCC filed with the SEC, and the statements contained in such certifications are true and accurate in all material respects. No NCC Company has outstanding (or has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any NCC Company, other than loans or extensions of credit permitted by, or excluded from the prohibition of, Section 402 of the Sarbanes Oxley Act. NCC is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     No NCC Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among NCC and any other NCC Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of NCC or any NCC Company in NCC’s or such other NCC Company’s financial statements.

6.5     Absence of Undisclosed Liabilities. No NCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, except Liabilities (i) accrued or reserved against in the consolidated balance sheets of NCC as of June 30, 2017, that are included in the NCC Financial Statements or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past business practice, (iii) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (iv) disclosed on Schedule 6.5. Except as disclosed on Schedule 6.5, no NCC Company has incurred or paid any Liability since June 30, 2017, except for such Liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.6     Absence of Certain Changes or Events. Since June 30, 2017: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, including, without limitation, any change in the administrative or supervisory standing or rating of NCC with any Regulatory Authority, and (ii) the NCC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCC provided in Article 7 of this Agreement.

6.7     Compliance with Laws. NCC is duly registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended. Each NCC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, and there has occurred no Default under any such Permit. Each of the NCC Companies:

(a)     is and since October 31, 2010, has been in compliance in all material respects with all Laws, Orders or Permits applicable to its business or employees conducting its business; and

(b)     since October 31, 2010, has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCC Company is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any NCC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any NCC Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

6.8     Material Contracts. No NCC Company is in Default under any of its Contracts.

6.9     Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of each NCC Company, threatened (or unasserted but considered probable of assertion) against any NCC Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities or arbitrators outstanding, pending or, to the Knowledge of any NCC Company, threatened against any NCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.10     Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any NCC Company or any Affiliate thereof to FFHI pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCC Company or any Affiliate thereof for inclusion in (i) the documents to be filed with the SEC, including, without limitation, the Registration Statement and the Proxy Statement/Prospectus to be mailed to holders of FFHI Common Stock and (ii) any other documents to be filed by any NCC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time at which such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the holders of FFHI Common Stock, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11     Tax Matters. Each NCC Company has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects. All material Taxes due and owing by any NCC Company have been paid other than Taxes that have been reserved or accrued on the balance sheet of NCC or which NCC is contesting in good faith. Since December 31, 2013, no claim has been made by an authority in a jurisdiction where NCC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any NCC Company. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger and the Bank Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.12     Regulatory Matters. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13     1933 Act and 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that NCC makes no representation or warranty with respect to any information provided by or on behalf of any FFHI Company for inclusion in the Proxy Statement/Prospectus.

6.14     Regulatory Capital. NCC is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). NBC is an “eligible bank” (as defined in 12 C.F.R. Part 5.3(g)).

6.15     Opinion of Counsel. NCC has no Knowledge of any facts that would preclude issuance of the opinions of counsel referred to in Section 9.1(e).

6.16     Deposits. The deposit accounts of NBC are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, and NBC has paid all regular premiums and special assessments and filed all reports required thereunder.

6.17     Financial Advisor. NCC has engaged Keefe, Bruyette & Woods, Inc. (the “NCC Financial Advisor”) to act as financial advisor to NCC in connection with the Merger, pursuant to which the NCC Financial Advisor agreed, upon request by NCC, to render an opinion to the NCC Board as to the fairness, from a financial point of view, to NCC of the consideration to be offered in the transaction. The NCC Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the NCC Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the merger consideration (defined in such opinion as the Exchange Ratio and the Per Share Cash Consideration, taken together) is fair, from a financial point of view, to NCC.

Article 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1     Affirmative Covenants. Unless the prior written consent of NCC shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, FFHI shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles (if applicable), and (ii) preserve intact its business organization, goodwill, Assets and relationships with depositors, customers and employees and maintain its rights and franchises. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, each Party shall and shall cause each of its Subsidiaries to take no action, except as required by applicable Law, that would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2     Negative Covenants of FFHI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FFHI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCC, which consent shall not be unreasonably withheld, except in connection with the actions referenced in subsections (b), (d) or (e), in which case such consent may be withheld for any reason or no reason:

(a)     amend the articles of incorporation, bylaws or other governing instruments of any FFHI Company;

(b)     incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of FFHI or its Subsidiaries consistent with past practices (which shall include the creation of deposit Liabilities, purchases of federal funds, sales of certificates of deposit, advances from the Federal Reserve or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any FFHI Company of any Lien or permit any such Lien to exist;

(c)     repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FFHI Company, except pursuant to, and in accordance with, the Option Termination Agreements, or declare or pay any dividend or make any other distribution in respect of FFHI’s capital stock, except for quarterly dividends consistent with past practice not to exceed $0.04 per share of FFHI Common Stock per quarter;

(d)     except for this Agreement or as required upon valid exercise of any of the FFHI Options or FFHI Warrants, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FFHI Common Stock or any other capital stock of any FFHI Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock;

(e)     adjust, split, combine or reclassify any capital stock of any FFHI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any FFHI Company or, other than in the ordinary course of business for reasonable and adequate consideration, any Asset;

(f)     acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of equity interests by any FFHI Company acting solely in a fiduciary capacity;

(g)     except for the payments and amounts set forth on Schedule 7.2(g), (i) grant any increase in compensation or benefits to the directors, officers or employees of any FFHI Company, except in accordance with past practices with respect to employees; (ii) pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the FFHI Board prior to the date of this Agreement; or (iii) except as may be required by applicable Law, the terms of any FFHI Benefit Plan as of the date hereof or the express terms of this Agreement, enter into or amend any severance agreement, change in control agreement, warrant agreement, option agreement, restricted stock agreement or similar agreement with any director, officer or employee of any FFHI Company;

(h)     enter into or amend any employment Contract between any FFHI Company and any Person (unless such amendment is required by Law) that the FFHI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)     adopt any new employee benefit plan of any FFHI Company or make any material change in or to any existing employee benefit plans of any FFHI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan or that is required by the terms of the FFHI Benefit Plan as of the date hereof;

(j)     make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or RAP;

(k)     commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any FFHI Company for material money damages or restrictions upon the operations of any FFHI Company;

(l)     enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws;

(m)     fail to file timely any report required to be filed by it with any Regulatory Authority;

(n)     make any Loan or advance to any 5% stockholder, director or officer of FFHI, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of any FFHI Company) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance;

(o)     cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any FFHI Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of FFHI or any of its Subsidiaries) of any of the foregoing;

(p)     enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any FFHI Company or any member of the immediate family of the foregoing, or any Related Interest of any of the foregoing;

(q)     modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)     file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(s)     except as may be required by applicable Law or to comply with any request or recommendation made by any Regulatory Authority, change its or any of its Subsidiaries’ lending, investment, Liability management and other material banking policies in any material respect;

(t)     intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement;

(u)     take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and FFHI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(v)     make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any FFHI Company more than an aggregate of $2,000,000 of secured indebtedness or more than $250,000 of unsecured indebtedness;

(w)     increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with FFHI’s past policies;

(x)     purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five (5) years (except for municipal bonds of any maturity after consultation by a Designated Representative of FFHI with a Designated Representative of NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(y)     except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of FFHI as of the date hereof, the sale of which will not, individually or in the aggregate, result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

(z)     make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

(aa)     take any action that is likely to materially impair or delay FFHI’s ability to perform any of its obligations under this Agreement or FirstAtlantic Bank’s ability to perform any of its obligations under the Bank Merger Agreement; or

(bb)      agree or commit to do any of the foregoing.

7.3     Adverse Changes in Condition. Each Party agrees to give written notice promptly (and in any event within two (2) Business Days) to the other Party upon becoming aware of the occurrence or impending occurrence or existence of any event, circumstance or fact relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or (b) would reasonably be expected to cause, constitute, give rise to or result in a material breach at or prior to the Closing Date of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not (i) limit or otherwise affect any remedies available to the Party receiving such notice or (ii) be deemed to amend or supplement the Schedules to this Agreement or prevent or cure any inaccuracy, misrepresentations, breach of warranty or breach of covenant.

7.4     Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and FFHI shall deliver to NCC copies of all such reports filed by FFHI or its Subsidiaries promptly after the same are filed.

7.5     Acquisition Proposals.

(a)     FFHI shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”), or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the FFHI Stockholders’ Meeting, and without any breach of the terms of this Section 7.5(a), (A) FFHI receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the FFHI Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, and (B) the FFHI Board determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions with such Person concerning such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable Law, then FFHI may (x) furnish information (including non-public information) with respect to FFHI to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between NCC and FFHI dated on or around May 1, 2017 (provided that FFHI must contemporaneously furnish to NCC all such information furnished to such Person), and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b)     Except as set forth in Section 10.1(k) below, neither the FFHI Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NCC, the approval or recommendation by the FFHI Board, or such committee, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit FFHI or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)     FFHI agrees that it and its Subsidiaries shall, and FFHI shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. FFHI agrees that it will notify NCC promptly (and in any event within 48 hours) if, to FFHI’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, FFHI, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter FFHI shall keep NCC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

7.6     Stockholder Litigation. FFHI shall provide NCC the opportunity to participate in the defense or settlement of any stockholder litigation against FFHI and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and FFHI shall in good faith consider the recommendations by NCC regarding such litigation. FFHI shall not settle any stockholder litigation without NCC’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.7     Covenants of NCC. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of FFHI, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NCC shall not, and shall not permit any of its Subsidiaries to, take any action that is intended to or is reasonably likely to prevent or materially impair or delay NCC’s ability to consummate the Merger or the transactions provided for in this Agreement or NBC’s ability to consummate the Bank Merger and the transactions provided for in the Bank Merger Agreement.

ARTICLE 8

additional agreements

8.1     Regulatory Matters.

(a)     NCC shall prepare the Registration Statement as promptly as reasonably practicable after the date hereof. Assuming that FFHI promptly furnishes all information concerning the FFHI Companies needed for preparation of the Registration Statement, NCC shall use commercially reasonable efforts to file the Registration Statement with the SEC within 90 days following the date hereof. NCC shall use commercially reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Registration Statement has been declared effective by the SEC, FFHI shall mail the Proxy Statement/Prospectus to holders of FFHI Common Stock simultaneously with delivery of notice of the FFHI Stockholders’ Meeting. NCC shall also use commercially reasonable efforts to obtain all necessary state securities Law Permits and approvals required to carry out the transaction provided for in this Agreement, and FFHI shall furnish all information concerning FFHI and the holders of FFHI Common Stock as may be requested in connection with any such action. If, at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, the Party being aware of the event will promptly inform the other Party and the Parties will cooperate and assist each other in preparing such amendment or supplement and mailing the same to the holders of FFHI Common Stock. Subject to Section 10.1(k) of this Agreement, the FFHI Board shall unanimously recommend that the holders of FFHI Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement. In accordance with the listing rules of the Nasdaq Stock Market, NCC shall cause the shares of NCC Common Stock issuable to the holders of FFHI Common Stock upon consummation of the Merger to be approved for listing on Nasdaq on or prior to the Closing Date.

(b)     The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions provided for in this Agreement and the Bank Merger Agreement. NCC and FFHI shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to NCC or FFHI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c)     NCC and FFHI shall, upon request, furnish to each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of NCC, FFHI or any of their Subsidiaries to any Regulatory Authority in connection with the Merger, the Bank Merger and any other transactions provided for in this Agreement.

(d)     NCC and FFHI shall promptly furnish to each other copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by NCC or FFHI, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e)     NCC will indemnify and hold harmless FFHI and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which FFHI or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse FFHI and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus, or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any NCC Company.

(f)     FFHI will indemnify and hold harmless NCC and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which NCC or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse NCC and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus, or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any FFHI Company.

8.2     Access to Information.

(a)     During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of NCC and FFHI shall: (i) cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations; (ii) upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford to the officers, employees, accountants, counsel and other representatives of the other Party access to all of its and its Subsidiaries’ respective properties, books, contracts, commitments and records; and (iii) make available to the other Party (A) a copy of each report, schedule, registration statement and other document filed or received by it or its Subsidiaries during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents that such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (B) such other information concerning its and its Subsidiaries’ business, properties and personnel as the other Party may reasonably request; provided, however, that neither Party shall be required to provide any information to the other if such Party reasonably determines that providing such information violates the rights of such Party’s customers under applicable Law or jeopardizes the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties).

(b)     All information furnished by NCC to FFHI or its representatives pursuant hereto shall be treated as the sole property of NCC and, if the Merger shall not occur, FFHI and its representatives shall return to NCC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. FFHI shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to any information that (i) was already in FFHI’s possession prior to the disclosure thereof by NCC; (ii) was then generally known to the public; or (iii) was disclosed to FFHI by a third party not bound by an obligation of confidentiality, or disclosures made as required by Law.

(c)     All information furnished by FFHI or its Subsidiaries to NCC or its representatives pursuant hereto shall be treated as the sole property of FFHI and, if the Merger shall not occur, NCC and its representatives shall return to FFHI all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NCC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to any information that (i) was already in NCC’s possession prior to the disclosure thereof by FFHI or any of its Subsidiaries; (ii) was then generally known to the public; or (iii) was disclosed to NCC by a third party not bound by an obligation of confidentiality, or disclosures made as required by Law.

(d)     No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other Parties set forth herein.

8.3     Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of FFHI and NCC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including, without limitation, obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof. NCC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. FFHI expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Concurrently with the execution and delivery of this Agreement, FFHI shall deliver to NCC all Voting Agreements, Option Termination Agreements, Non-Competition Agreements, Claims Letters, Employment Agreement Termination Letters, and Employment Agreements required to be executed and delivered pursuant to Sections 1.4, 3.1, 8.17, 8.18 and 8.19 hereof.

8.4     Stockholders’ Meeting. FFHI shall call the FFHI Stockholders’ Meeting, to be held as soon as reasonably practicable after the date on which the Registration Statement is declared effective by the SEC, for the purpose of voting upon this Agreement and the Merger and such other related matters as FFHI deems appropriate. In connection with the FFHI Stockholders’ Meeting: (i) FFHI shall, with the assistance of NCC, prepare, publish and mail a notice of meeting in accordance with the requirements of the FBCA; (ii) NCC shall furnish all information concerning it that FFHI may reasonably request in connection with conducting the FFHI Stockholders’ Meeting; (iii) NCC shall prepare and furnish to FFHI, for printing, copying and distribution to FFHI’s stockholders at FFHI’s expense, the form of the Proxy Statement/Prospectus; (iv) FFHI shall furnish all information concerning it that NCC may reasonably request in connection with preparing the Proxy Statement/Prospectus; (v) subject to Section 10.1(k) of this Agreement, the FFHI Board shall unanimously recommend to its stockholders the approval of this Agreement; and (vi) FFHI shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 60 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to FFHI stockholders.

8.5     Certificate of Objections. As soon as practicable (but in no event more than three (3) Business Days) after the FFHI Stockholders’ Meeting, FFHI shall deliver to NCC a certificate of the Secretary of FFHI containing the names of the stockholders of FFHI that (a) gave written notice at or prior to the taking of the vote on this Agreement at the FFHI Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of this Agreement. Such certificate shall include the number of shares of FFHI Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6     Publicity. Neither NCC nor FFHI shall, or shall permit any of its respective Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transactions contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure that it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law.

8.7     Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement and the Bank Merger Agreement, including, without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of a Party, shall be paid by the Party incurring such costs and expenses. Each Party hereby agrees to satisfy, and shall indemnify the other Party against, any Liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8     Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger and the Bank Merger each to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes and the Treasury regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. NCC and FFHI shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable Law.

8.9     [Removed and Reserved.]

8.10     Compliance Matters. Prior to the Effective Time, FFHI shall take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance by FFHI; provided, however, that NCC shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to FFHI, and shall not have any Liability resulting from such deficiencies or attempts to cure them.

8.11     Conforming Accounting and Reserve Policies. At the request of NCC, FFHI shall immediately prior to Closing establish and take such charge-offs, reserves and accruals as NCC reasonably shall request to conform FFHI’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC (collectively, the “Conforming Adjustments”).

8.12     [Removed and Reserved.]

8.13     Bank Merger. NCC and FFHI agree to take all action necessary and appropriate, including causing the entering into of the Bank Merger Agreement as soon as practicable following the date of this Agreement, to effectuate the Bank Merger in accordance with applicable Laws and the terms of the Bank Merger Agreement as of the Effective Time or such later time, if any, as determined by NCC. Notwithstanding the foregoing, the Bank Merger may be abandoned at the election of NCC at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

8.14     Directors’ and Officers’ Indemnification.

(a)     For a period of six (6) years after the Effective Time, NCC shall indemnify each director and officer of FFHI (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted under the Articles of Incorporation and Bylaws of FFHI as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such Articles of Incorporation and Bylaws, and (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA.

(b)     Any Indemnified Party wishing to claim indemnification under Section 8.14(a) above, upon learning of any such Liability or Litigation, shall promptly notify NCC thereof; provided that the failure to so notify shall not affect the obligation of NCC under this Section 8.14 unless, and only to the extent that, NCC is actually and materially prejudiced in the defense of such claim as a consequence. In the event of any claim or Litigation that may give rise to indemnity obligations on the part of NCC (whether arising before or after the Effective Time), (i) NCC shall have the right to assume the defense thereof, and NCC shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if NCC elects not to assume such defense or counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between NCC and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and NCC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that NCC shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) NCC shall not be liable for any settlement effected without its prior written consent; and provided further, that NCC shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c)     For a period of six (6) years following the Effective Time, NCC will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of FFHI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by FFHI as of the date of this Agreement; provided, however, that (i) if NCC is unable to maintain or obtain the insurance called for by this Section 8.14(c), then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of FFHI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 8.14(c), NCC may require FFHI to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not NCC or FFHI shall procure such coverage, in no event shall FFHI expend, or shall NCC be required to expend, for such tail insurance a premium amount in excess of $175,000 (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then FFHI or NCC, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)     If NCC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of NCC and its Subsidiaries shall assume the obligations set forth in this Section 8.14. The provisions of this Section 8.14 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.15     System Integration. From and after the date hereof, subject to applicable Law and regulation, FFHI shall, and shall cause its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause FirstAtlantic Bank’s data processing consultants and software providers to, cooperate and assist FirstAtlantic Bank and NBC in connection with an electronic and systematic conversion of all applicable data of FirstAtlantic Bank to the NBC system following the Effective Time and the consummation of the Bank Merger, including the training of FirstAtlantic Bank employees during normal business hours without undue disruption to FirstAtlantic Bank’s business.

8.16     Coordination; Integration. Subject to applicable Law and regulation, during the period from the date hereof until the Effective Time, FFHI shall cause the Chief Executive Officer of FirstAtlantic Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of NBC, on a weekly basis, relating to the development, coordination and implementation of the post-Bank Merger operating and integration plans of NBC, as the resulting association in the Bank Merger. Notwithstanding the conversion of the core processing and other data processing and information systems of FirstAtlantic Bank in conjunction with the Bank Merger, and subject to applicable provisions of Law and non-objection from any Regulatory Authorities, it is the Parties’ intent that following the Bank Merger, the former main office and branches of FirstAtlantic Bank, along with any branches of NBC in the same market area and under common day-to-day management with the former branches of FirstAtlantic Bank, may operate and conduct business under the trade name “FirstAtlantic Bank, a division of National Bank of Commerce” for at least two (2) years following the Effective Time (along with signage, stationery and marketing materials in such name).

8.17     Non-Competition Agreements. FFHI shall cause each non-employee director of FFHI to execute and deliver to NCC a Non-Competition Agreement in the form attached hereto as Exhibit B, concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.18     Claims Letters. FFHI shall cause each director and executive officer of FFHI to execute and deliver a Claims Letter in the form attached hereto as Exhibit C concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.19     Employment Agreements.

(a)     As of the date of this Agreement, FFHI has entered into agreements that terminate, effective immediately prior to (and subject to the occurrence of) the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Schedule 8.19(a) (collectively, the “Employment Agreement Termination Letters”). In connection with the foregoing terminations, the individual who was a party to any such agreement shall receive a cash payment at or around the Effective Time in a single lump sum in the amount set forth on Schedule 8.19(a) opposite the individual’s name (subject to applicable tax withholdings and the terms and conditions of the applicable Employment Agreement Termination Letter). NCC and FFHI will work together in good faith to implement mutually satisfactory arrangements such that the termination and liquidation of such agreements will be made consistent with the provisions of Section 409A of the Code for termination and liquidation of a plan in connection with a change in control event under Section 409A of the Code, so as to avoid any additional tax, interest or penalties in connection with the termination and liquidation of said agreements.

(b)     As of the date of this Agreement, NBC (as successor to FirstAtlantic Bank) has entered into employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.19(b) (the “Employment Agreements”).

8.20     Section 280G Matters. Prior to the Closing, NCC and FFHI will work together in good faith to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including, without limitation, any “excess parachute payment” as defined in Section 280G of the Code, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the Code.

8.21     Employee Matters.

(a)     Following the Effective Time, NCC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of FFHI and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of NCC or its Subsidiaries. Subject to applicable Law and the requirements of the insurers under NCC’s benefit plans, NCC shall give the Covered Employees full credit for their prior service with the FFHI Companies (including prior service with any companies acquired by the FFHI Companies or from whom branch offices were acquired by the FFHI Companies, except to the extent resulting in duplication of benefits) (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, severance plans, vacation plans and similar arrangements maintained by NCC (which shall not include, for the sake of clarity, duplication of any severance obligations under Section 8.21(e) below). Each Covered Employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

(b)     With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, NCC shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such Covered Employee to the extent that such condition was or would have been covered under the FFHI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)     Prior to the Effective Time, FFHI shall, and shall cause its Subsidiaries to, take all actions requested by NCC in writing upon no less than five (5) days’ advance notice that may be necessary or appropriate to (i) cause one or more FFHI Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any FFHI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any FFHI Benefit Plan for such period as may be requested by NCC, or (iv) facilitate the merger of any FFHI Benefit Plan into any employee benefit plan maintained by NCC or an NCC Subsidiary. Prior to the Effective Time, FFHI shall also take all actions that may be necessary or appropriate to cause the FFHI Stock Incentive Plan to terminate as of the date immediately preceding the Effective Time in exchange for the treatment of outstanding awards as contemplated under Sections 3.1(e) and 3.1(g) of this Agreement, such that neither NCC nor NBC shall assume any FFHI Option or the FFHI Stock Incentive Plan. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 8.21(c) shall be subject to NCC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)     Nothing in this Section 8.21 shall be construed to limit the right of NCC or any of its Subsidiaries to amend or terminate any FFHI Benefit Plan that is assumed by any NCC Company at or subsequent to the Effective Time or other employee benefit plan, to the extent that such amendment or termination is permitted by the terms of the applicable plan and applicable Law, nor shall anything in this Section 8.21 be construed to require NCC or any of its Subsidiaries to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by NCC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to NCC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(e)     If, within nine (9) months after the Effective Time, any Covered Employee is terminated by any NCC Company solely as a result of the Merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, NCC will pay severance to such Covered Employee in an amount equal to two weeks’ pay for each twelve (12) months or portion thereof of such Covered Employee’s prior employment with a FFHI Company; provided, however, that in no event will the total amount of severance for any single Covered Employee exceed the lesser of $25,000 or an amount equal to 26 weeks’ pay in the aggregate. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in the severance policies of NCC and its Subsidiaries as then in effect. For the sake of clarity, this Section 8.21(e) does not apply to or benefit any Covered Employee who is a party to an Employment Agreement or any change in control or severance agreement; rather, the terms and conditions of such Employment Agreement, change in control agreement or severance agreement, as applicable, shall govern and control upon any termination of employment.

Article 9

conditions precedent to obligations to consummate

9.1     Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.4 of this Agreement:

(a)     Stockholder Approval. The stockholders of FFHI shall have approved this Agreement and the consummation of the transactions provided for herein by the requisite vote, as and to the extent required by Law and by the provisions of any governing instruments.

(b)     Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger and the Bank Merger.

(c)     Consents and Approvals. Each of the Parties shall have obtained any and all Consents required for consummation of the Merger and the Bank Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party that, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or the Bank Merger.

(d)     Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transaction provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, that seeks to restrain the consummation of the Merger, the Bank Merger or any other transaction provided for in this Agreement that, in the opinion of the NCC Board or the FFHI Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e)     Tax Opinions. NCC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to NCC, and FFHI shall have received a written opinion of counsel from Troutman Sanders LLP, in form reasonably satisfactory to FFHI (each, a “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of FFHI Common Stock for NCC Common Stock will not give rise to gain or loss to the stockholders of FFHI with respect to such exchange (except to the extent of any cash received), and (iii) neither FFHI nor NCC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). In rendering such Tax Opinion, counsel for NCC and counsel for FFHI shall be entitled to rely upon representations of officers of FFHI and NCC reasonably satisfactory in form and substance to such counsel.

(f)     Registration Statement Effective. The Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. NCC shall have received all state securities Laws permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the NCC Common Stock pursuant to the terms of this Agreement.

(g)     Exchange Listing. In accordance with the Nasdaq listing rules, NCC shall have caused the shares of NCC Common Stock issuable upon consummation of the Merger to be approved for listing on Nasdaq.

9.2     Conditions to Obligations of NCC. The obligations of NCC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NCC pursuant to Section 11.4(a) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of FFHI set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of FFHI set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of FFHI set forth in Section 5.3 (Capitalization) and the second sentence of Section 5.4(b) (FFHI Subsidiaries) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, and the representations and warranties of FFHI set forth in Section 5.7 (Absence of Certain Changes or Events) and Section 5.18 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of FFHI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. FFHI shall have delivered to NCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to NCC’s obligations set forth in Sections 9.2(a), 9.2(b), 9.2(d) and 9.2(n) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the FFHI Board and the FFHI stockholders evidencing the taking of all corporate action necessary to authorize the Merger, the execution, delivery and performance of this Agreement, and (iii) certified copies of resolutions duly adopted by the Board of Directors of FirstAtlantic Bank and by FFHI as the sole stockholder of FirstAtlantic Bank evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions provided for therein, all in such reasonable detail as NCC and its counsel shall request.

(d)     Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “FFHI Measuring Date”), the Adjusted FFHI Stockholders’ Equity shall not be less than $59,000,000, as determined in accordance with GAAP. For purposes of this Section 9.2(d), “Adjusted FFHI Stockholders’ Equity” means the consolidated equity of FFHI as set forth on the balance sheet of FFHI on the FFHI Measuring Date (excluding any Conforming Adjustments), minus any unrealized gains or plus any unrealized losses (as the case may be) in FFHI’s securities portfolio due to mark-to-market adjustments as of the FFHI Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, the FFHI Financial Advisor and other advisors and agents for FFHI and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $2,000,000 (exclusive of reasonable costs paid to or advanced by such advisors), (b) the payments, if any, made at the request of NCC by FFHI under the Employment Agreement Termination Letters, (c) the premiums, if any, paid at the request of NCC by FFHI for the D&O Insurance in accordance with Section 8.14(c) above, and (d) any other amounts requested by NCC in writing to be expensed by FFHI prior to the FFHI Measuring Date, including without limitation the Conforming Adjustments.

(e)     Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of NCC in its sole discretion.

(f)     Matters Relating to 280G Taxes. NCC shall be reasonably satisfied, either through mutually agreeable pre-Closing amendments or otherwise, that FFHI shall have taken any and all reasonably necessary steps such that neither the Merger nor the Bank Merger will trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any employment agreements, change in control agreements, FFHI Benefit Plans, supplemental compensation, retirement or similar arrangements between a FFHI Company and any officers, directors or employees thereof.

(g)     Employment Matters. NCC shall have received documentation reasonably satisfactory to NCC that all of the Employment Agreement Termination Letters and all of the Employment Agreements have been duly executed and delivered concurrently with the execution of this Agreement, and that Mitchell W. Hunt, Jr. shall become an employee of NBC as of the Effective Time under the terms of his Employment Agreement.

(h)     Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any FFHI Company is not in material compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any FFHI Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of NCC, materially restricts or impairs the conduct of such FFHI Company’s business or future prospects.

(i)     Absence of Adverse Facts. There shall have been no reasonable determination by NCC in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of NCC, would have a Material Adverse Effect on, or may be foreseen to have a Material Adverse Effect on, FFHI or the consummation of the transactions provided for in this Agreement.

(j)     Consents Under Agreements. FFHI shall have obtained all consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by a FFHI Subsidiary of, as the case may be, any obligation, right or interest of FFHI or such FFHI Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of NCC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or the FFHI Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(k)     Deposits. NCC shall have received Schedule 5.32 updated as of the FFHI Measuring Date and the brokered deposits and other items described or required to be described thereon shall not exceed, in the aggregate, $40,000,000.

(l)     Loan Portfolio. NCC shall have received Schedule 5.9(a)(iv) updated as of the FFHI Measuring Date and there shall not have been any material increase since the date of this Agreement in the Loans described or required to be described thereon; provided, however, that regardless of any such increase, the condition in this Section 9.2(n) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the FFHI Companies as of the FFHI Measuring Date divided by the sum of (i) FFHI’s equity plus (ii) the FFHI Allowance, both as set forth on FFHI’s balance sheet on the FFHI Measuring Date, is less than 0.20.

(m)     Action on Plans. NCC shall have received such evidence and documentation as it shall have reasonably requested to effectuate the provisions of Sections 8.21(c) and (d) regarding the FFHI Benefit Plans and FFHI Stock Incentive Plan.

(n)     Bank Merger Agreement. Prior to the FFHI Stockholders’ Meeting, the Bank Merger Agreement shall have been executed and delivered by FirstAtlantic Bank and approved by FFHI as FirstAtlantic Bank’s sole stockholder.

(o)     Related Agreements. None of the Voting Agreements, Option Termination Agreements, Non-Competition Agreements or Claims Letters delivered pursuant to this Agreement shall have been amended, revoked or terminated by any party thereto (other than by a non-breaching party due to a material breach by NCC), and NCC shall be reasonably satisfied that the FFHI Options, FFHI Warrants and FFHI Restricted Stock shall be treated in accordance with the terms and conditions of this Agreement and, with respect to the FFHI Options, the Option Termination Agreements as they exist on the date of this Agreement.

(p)     Securities Market Matters. FFHI shall have provided notice of the Merger to any Regulatory Authority that maintains or exercises oversight authority over any securities market on which the FFHI Common Stock is traded, including, without limitation, the OTC Markets Group and FINRA, and shall have made all filings and completed any other actions required by such Regulatory Authority to cause the FFHI Common Stock to no longer be eligible for trading or quotation on such market effective as of, and subject to the occurrence of, the Effective Time.

9.3     Conditions to Obligations of FFHI. The obligations of FFHI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by FFHI pursuant to Section 11.4(b) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of NCC set forth in Section 6.6 (Absence of Certain Changes or Events) and Section 6.10 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of NCC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. NCC shall have delivered to FFHI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to FFHI’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the NCC Board evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement by NCC, and the consummation of the transactions provided for herein, and (iii) certified copies of resolutions duly adopted by the Board of Directors of NBC and by NCC as the sole stockholder of NBC evidencing the taking of all corporate action necessary to authorize the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement by NBC, and the consummation of the transactions provided for therein, all in such reasonable detail as FFHI and its counsel shall request.

(d)     Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any NCC Company is not in material compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, or (ii) issued, or required any NCC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of FFHI, materially restricts or impairs the conduct of such NCC Company’s business or future prospects.

(e)     Absence of Adverse Facts. There shall have been no reasonable determination by FFHI in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of FFHI, would have a Material Adverse Effect on, or may reasonably be foreseen to have a Material Adverse Effect on, NCC or the consummation of the transactions provided for in this Agreement.

ARTICLE 10

TERmination

10.1    Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FFHI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     by mutual written consent of the NCC Board and the FFHI Board; or

(b)     by the NCC Board or the FFHI Board in the event of an inaccuracy of any representation or warranty contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c)     by the NCC Board or the FFHI Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d)     by the NCC Board or the FFHI Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger, the Bank Merger or the other transactions provided for herein shall have been denied by final non-appealable action of such authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal, or (ii) the stockholders of FFHI fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the FFHI Stockholders’ Meeting where the transactions are presented to such FFHI stockholders for approval and voted upon; or

(e)     by the NCC Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to FFHI, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to FFHI, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within twenty one (21) days after receipt by FFHI of notice in writing from NCC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)     by the FFHI Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to NCC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to NCC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within twenty one (21) days after receipt by NCC of notice in writing from FFHI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g)     by the NCC Board or the FFHI Board if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); provided, however, that if on such 270th day approval by a Regulatory Authority is pending and has not been finally resolved or any stockholder litigation referenced in Section 7.6 has not been resolved (by dismissal, settlement or otherwise), then such number of days shall be automatically increased from 270 to 360; or

(h)     by the NCC Board or the FFHI Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i)     by the NCC Board if (i) the holders of in excess of ten percent (10%) of the outstanding shares of FFHI Common Stock properly assert their dissenters’ rights of appraisal pursuant to applicable Law; or

(j)     by the NCC Board if (i) the FFHI Board shall have withdrawn, or adversely modified, or failed upon NCC’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the FFHI Board shall have approved or recommended to the stockholders of FFHI that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) FFHI fails to call the FFHI Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than FFHI or an Affiliate of FFHI) or group becomes the beneficial owner of 50% or more of the outstanding shares of FFHI Common Stock; or

(k)     by the FFHI Board if it concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with outside legal counsel) that failure to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would likely result in a violation of its fiduciary duties under applicable Law; provided, however, that the FFHI Board may not terminate this Agreement pursuant to this Section 10.1(k) unless and until (i) FFHI shall have complied with the terms of this Agreement; (ii) the FFHI Board determines in good faith (after consultation with outside legal counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by NCC under this Section 10.1(k); (iii) the FFHI Board has given NCC at least three (3) Business Days’ prior written notice of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the Person making such Superior Proposal) and has contemporaneously provided to NCC a detailed summary of the proposed terms from the Person making such Superior Proposal; and (iv) FFHI has negotiated, and has caused its representatives to negotiate, in good faith with NCC during such notice period (to the extent NCC wishes to negotiate) to enable NCC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, FFHI shall, in each case, be required to deliver to NCC a new written notice, the notice period shall recommence, and FFHI shall be required to comply with its obligations under this Section 10.1(k) with respect to such new written notice. Any termination under this Section 10.1(k) shall be subject to NCC’s receipt of the Termination Fee as set forth in Section 10.2(b) below, and if such amount is not received by NCC in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void.

(l)     by the FFHI Board if both of the following conditions are satisfied:

(i)     the Average Quoted Price is less than $31.84 (calculated as 80% of the Starting Price); and

(ii)     the quotient obtained by dividing the Average Quoted Price by the Starting Price is less than 80% of the quotient obtained by dividing the Average Index Price on the Determination Date by $3,680.30 (calculated as the Average Index Price on the Nasdaq trading day prior to the effective date of this Agreement).

If the FFHI Board elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to NCC at any time during the two (2) Business Day period commencing on the Business Day following the Determination Date; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two (2) Business Day period. During the two (2) Business Day period commencing on the Business Day following the day on which NCC receives such notice, NCC shall have the option, but not the obligation, to increase the consideration to be paid for each Stock Election Share by making a cash payment (as part of the Merger consideration in addition to, and not in lieu of, the NCC Common Stock into which such Stock Election Share is converted pursuant to Section 3.1(c) of this Agreement) for each Stock Election Share (the “Cash Payment Per Stock Election Share”) in an amount (rounded to the nearest cent) equal to the product of (x) the Exchange Ratio and (y) the difference between (i) $31.84, calculated as the amount representing 80% of the Starting Price, and (ii) the Average Quoted Price; provided, however, that NCC shall not be permitted to elect to make the Cash Payment Per Stock Election Share if making such cash payments would preclude issuance of the opinions of counsel referred to in Section 9.1(e).

If NCC makes this election within such two (2) Business Day period, it shall give prompt written notice to FFHI of such election, whereupon no termination shall have occurred pursuant to this Section 10.1(l), and this Agreement shall remain in effect in accordance with its terms. If the Closing Date would naturally occur during NCC’s two (2) Business Day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NCC no more than ten (10) Business Days following the close of such two-day period (unless NCC does not exercise its option and the Agreement is thereby terminated).

FFHI and the FFHI Subsidiaries shall not, and shall use their best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of FFHI do not, purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of NCC Common Stock or any options, rights or other securities convertible into shares of NCC Common Stock during the determination period for the Average Quoted Price.

For purposes of this Section 10.1(l), the following terms shall have the meanings indicated:

“Average Index Price” on a given date means the price (rounded to two decimal places) derived by adding the closing price of the Nasdaq Bank Index as reported by Bloomberg LP (symbol: CBNK) on each of the ten (10) consecutive Nasdaq trading days ending on such given date, and dividing such sum by ten (10).

“Average Quoted Price” has the meaning defined in Section 11.1.

“Determination Date” means the Nasdaq trading day ending on the fifth (5th) Business Day prior to the date of the Closing.

“Starting Price” means $39.80.

The calculations pursuant to this Section 10.1(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into NCC Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of NCC Common Stock outstanding after the date hereof and prior to the Closing Date.

10.2    Effect of Termination.

(a)     In the event of a termination of this Agreement by either the NCC Board or the FFHI Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of NCC or FFHI or their respective Subsidiaries or any of the officers or directors of any of them, except that this Section 10.2 and Article 11 and Sections 8.2 (Access to Information) and 8.7 (Expenses) of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b)     In the event that this Agreement is terminated (i) by the NCC Board pursuant to Section 10.1(j), (ii) by the FFHI Board pursuant to Section 10.1(k), or (iii) otherwise by the FFHI Board at a time when the NCC Board or NCC has grounds to terminate the Agreement pursuant to Section 10.1(j), then FFHI shall, in the case of clause (i), two (2) Business Days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to NCC, by wire transfer of immediately available funds, the amount of $4,000,000.00 (the “Termination Fee”).

(c)     In the event that (i) after the date hereof and prior to the FFHI Stockholders’ Meeting, an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by FFHI stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to FFHI, and thereafter this Agreement is terminated by the NCC Board or the FFHI Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine (9) months of such termination FFHI enters into a definitive agreement with respect to such Acquisition Proposal or consummates such Acquisition Proposal, then FFHI shall, upon the earlier of entering into a definitive agreement with respect to such Acquisition Proposal or consummating an Acquisition Proposal, pay to NCC, by wire transfer of immediately available funds, the Termination Fee.

(d)     FFHI acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, NCC would not enter into this Agreement; accordingly, if FFHI fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, NCC commences a suit which results in a judgment for any of the Termination Fee, FFHI shall pay NCC its costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(e)     Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful breach of this Agreement, the payment of the Termination Fee pursuant to this Section 10.2 shall fully discharge FFHI from, and be the sole and exclusive remedy of NCC with respect to, any and all losses that may be suffered by them based upon, resulting from, or rising out of the circumstances give rise to such termination of this Agreement. In no event shall FFHI be required to pay the Termination Fee on more than one occasion.

10.3     Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1     Definitions.(a)      Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal,” with respect to FFHI, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving FFHI or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the business, Assets or deposits of, FFHI or any of its Subsidiaries, including a plan of liquidation of FFHI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Regulatory Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage Loans originated, purchased or serviced by any FFHI Company or (ii) originate, purchase, or service mortgage Loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” means this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” means the price (rounded to two decimal places) derived by adding the closing price of one share of NCC Common Stock as reported on Nasdaq on each of the ten (10) consecutive trading days ending on the fifth Business Day prior to the date of the Closing, and dividing such sum by ten (10).

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking institutions in Alabama or Florida are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Classified Loans” means Loans that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by FFHI or by any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

“Closing” means the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative”

(a)     with respect to FFHI, means Mitchell W. Hunt, Jr.; and

(b)     with respect to NCC, means John H. Holcomb, III; William E. Matthews, V; and/or Richard Murray, IV.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disqualification” means the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the NCC Board or the board of directors of NBC; (ii) the director or nominee shall have been convicted of any felony; (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two (2) years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two (2) years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days; (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (v) the director or nominee shall have been removed from the NCC Board by the stockholders of NCC without the encouragement or recommendation of NCC; (vi) the members of NCC’s nominating committee shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties; or (vii) the director or nominee shall have resigned or retired from the NCC Board.

“Employment Laws” means all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” means all Laws that are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any related company or trade or business that is required to be aggregated with any FFHI Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Agent” means Broadridge Corporate Issuer Solutions, Inc.

“FBCA” means the Florida Business Corporation Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means Board of Governors of the Federal Reserve System.

“FFHI Board” means the Board of Directors of FFHI.

“FFHI Call Reports” means (i) the Reports of Income and Condition of FirstAtlantic Bank filed with the FDIC during the years ended December 31, 2016, 2015 and 2014, and with respect to periods ended subsequent to December 31, 2016, and (ii) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of FFHI filed with the Federal Reserve during the years ended December 31, 2016, 2015 and 2014, and with respect to periods ended subsequent to December 31, 2016.

“FFHI Common Stock” means the common stock of FFHI, par value $0.01 per share, including, without limitation, all FFHI Restricted Stock, whether vested or unvested.

“FFHI Companies” means, collectively, FFHI and all FFHI Subsidiaries.

“FFHI Designee” means one (1) director of FFHI to be identified by NCC before the Effective Time who is reasonably acceptable to FFHI.

“FFHI Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of FFHI as of December 31, 2016, 2015 and 2014, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Hancock, Askew & Co., LLP, independent certified public accountants, and (ii) the unaudited balance sheets of FFHI (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2016.

“FFHI Options” means options to purchase FFHI Common Stock granted or issued pursuant to the FFHI Stock Incentive Plan.

“FFHI Preferred Stock” means the preferred stock of FFHI, par value $0.01 per share.

“FFHI Restricted Stock” means any share of FFHI Common Stock that is subject to restrictions on transfer and/or forfeiture granted under the FFHI Stock Incentive Plan.

“FFHI Stock Incentive Plan” means the FirstAtlantic Financial Holdings, Inc. 2007 Stock Incentive Plan, as amended.

“FFHI Stockholders’ Meeting” means the meeting of the stockholders of FFHI to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“FFHI Subsidiaries” means the Subsidiaries of FFHI, which shall include the FFHI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of FFHI in the future and owned by FFHI at the Effective Time.

“FFHI Warrant Agreement” means that certain Warrant to Purchase Common Stock dated November 19, 2010, between FFHI (as issuer) and Financial Services Partners Fund I LLC (as warrant holder).

“FFHI Warrants” means warrants to purchase FFHI Common Stock pursuant to a Warrant Assignment Certificate dated on or around July 31, 2014, by which such warrants were assigned to the holder thereof by Financial Services Partners Fund I LLC under the FFHI Warrant Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency, commission, bureau, department, authority, court, arbitration tribunal or instrumentality of any such government or political subdivision or regulatory authority.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“HOLA” means the federal Home Owners’ Loan Act, as amended.

“Indebtedness” means the aggregate amount (including the current portion thereof), without duplication, of:

(a)      all of FFHI’s and each FFHI Subsidiary’s indebtedness, contingent or otherwise, for money borrowed from others, purchase money indebtedness (other than accounts payable by FFHI or a FFHI Subsidiary to any Person in the ordinary course of business to the extent such accounts payable are not more than ninety (90) days past due) and reimbursement obligations of FFHI or a FFHI Subsidiary with respect to letters of credit;

(b)      all of the indebtedness and obligations of the type described in clause (a) of this definition guaranteed in any manner by FFHI or a FFHI Subsidiary through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the ordinary course of business;

(c)      all of the indebtedness or obligations of the type described in clauses (a) and (b) of this definition secured by any Lien upon property owned by FFHI or a FFHI Subsidiary, even though neither FFHI nor a FFHI Subsidiary has in any manner become liable for the payment of such indebtedness;

(d)      all of FFHI’s or a FFHI Subsidiary’s obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that are required to be classified and accounted for as capital leases on a consolidated balance sheet of FFHI as of such date computed in accordance with GAAP;

(e)      the deferred purchase price of assets, property or services incurred outside the ordinary course of business by FFHI or a FFHI Subsidiary;

(f)      all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner by FFHI or a FFHI Subsidiary;

(g)      all obligations pursuant to which FFHI or a FFHI Subsidiary is responsible for any earn-out or similar contingent purchase price payment arising from events occurring on or before the Effective Time; and

(h)      all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into this Agreement and the consummation of the Merger (including any repayment of Indebtedness at or prior to the Effective Time).

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage Loans originated, purchased or serviced by any FFHI Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage Loans or the related collateral.

“Knowledge” as used with respect to a Party or any of its Subsidiaries means the actual knowledge of the executive officers and directors of such Party or its Subsidiary, as applicable, and that knowledge that any director of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such Party or its Subsidiary, as applicable, and that knowledge that any executive officer of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party or its Subsidiary, as applicable.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) for current property Taxes not yet due and payable, (ii) with respect to depository institution Subsidiaries of a Party, pledges to secure deposits and other liens incurred in the ordinary course of the banking business, and (iii) those that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage Loan originated, purchased or serviced by any FFHI Company or a security backed by or representing an interest in any such mortgage Loan.

“Loan Property” means any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” on a Party means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided, however, that “material adverse impact” shall not be deemed to include the impact of (v) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which a Party operates, (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts of Governmental Authorities, (x) changes in GAAP or RAP generally applicable to banks and their holding companies, (y) actions or omissions of a Party taken as required by this Agreement or with the prior informed written consent of the other Party in contemplation of the transactions contemplated by this Agreement (including, in the case of FFHI, the Conforming Adjustments) and (z) the Merger (including the incurrence of any expenses related thereto and required by this Agreement) or the announcement of the Merger on the operating performance of the Parties, except to the extent that the changes described in clauses (v), (w) and (x) have a materially disproportionate adverse effect on such Party relative to other similarly situated participants in the markets in which such Party operates.

“Nasdaq” means the Nasdaq Global Select Market.

“NCC Board” means the Board of Directors of NCC.

“NCC Common Stock” means the common stock of NCC, par value $0.01 per share.

“NCC Companies” means, collectively, NCC and all NCC Subsidiaries.

“NCC Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of NCC as of December 31, 2016, 2015 and 2014, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of NCC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2016.

“NCC Preferred Stock” means the preferred stock of NCC, par value $0.01 per share.

“NCC Subsidiaries” means the Subsidiaries of NCC.

“OCC” means the Office of the Comptroller of the Currency.

“Order” means any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” means any facility in which a Party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” means FFHI or NCC, and “Parties” means FFHI and NCC.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“RAP” means regulatory accounting principles.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, Nasdaq, the OTC Markets Group, FINRA and the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal that the FFHI Board concludes in good faith to be materially more favorable from a financial point of view to FFHI’s stockholders than the Merger and the other transactions contemplated hereby, after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, NCC agreeing that the FFHI Financial Advisor is a nationally recognized investment banking firm), after taking into account (i) the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (ii) all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that, for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and the definition of Acquisition Proposal shall only refer to a transaction involving FFHI and not its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(b)     Capitalized terms defined in other Sections of this Agreement have the definitions set forth in such Sections, as indicated below.

Defined Term	Section

Acquisition Agreement	7.5(a)

Adjusted FFHI Stockholders’ Equity	9.2(d)

Average Index Price	10.1(l)

Bank Merger	1.5

Bank Merger Agreement	1.5

Cash Conversion Share Limitation	3.1(d)(i)

Cash Election Share	3.1(d)(i)

Cash Payment Per Stock Election Share	10.1(l)

Closing Date	1.2

COBRA Coverage	5.14(f)(i)

Conforming Adjustments	8.11

Covered Employees	8.21(a)

Cutoff	4.2

D&O Insurance	8.14(c)

Determination Date	10.1(l)

Dissenter Provisions	3.3

Dissenting Shares	3.3

Effective Time	1.3

Election Deadline	3.1(d)(iii)

Defined Term	Section

Election Form	3.1(d)(ii)

Employment Agreements	8.19(b)

Employment Agreement Termination Letters	8.19(a)

Exchange Ratio	3.1(c)

FFHI	Preamble

FFHI Advisory Fee	5.24

FFHI Allowance	5.9(a)(v)

FFHI Benefit Plans	5.14(a)

FFHI Certificate	4.1

FFHI Contracts	5.15

FFHI ERISA Plan	5.14(a)

FFHI Financial Advisor	5.24

FFHI Litigation Reserve	5.9(a)(v)

FFHI Measuring Date	9.2(d)

FFHI Option	3.1(e)

FFHI OREO Reserve	5.9(a)(v)

FirstAtlantic Bank	1.5

Identifiable Personal Information	5.31

Indemnified Party	8.14(a)

Loans	5.9(a)(i)

Maximum D&O Tail Premium	8.14(c)

Merger	Preamble

NBC	1.5

NCC	Preamble

Defined Term	Section

NCC Financial Advisor	6.17

OFAC	5.12(b)

Option Termination Agreement	3.1(e)

Per Share Cash Consideration	3.1(d)(i)

Potential Cash Payment	3.1(d)(v)(A)

Proxy Statement/Prospectus	5.18

Registration Statement	5.18

Related Interest	5.15

Starting Price	10.1(l)

Stock Election Shares	3.1(d)(iii)

Surviving Corporation	1.1

Takeover Laws	5.28

Tax Opinion	9.1(e)

Termination Fee	10.2(b)

Total Cash Amount	3.1(d)(i)

11.2     Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3     Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of FFHI; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of FFHI, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4     Waivers.

(a)     Prior to or at the Effective Time, NCC, acting through the NCC Board or its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FFHI, to waive or extend the time for the compliance or fulfillment by FFHI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCC under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that NCC or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)     Prior to or at the Effective Time, FFHI, acting through the FFHI Board or its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCC, to waive or extend the time for the compliance or fulfillment by NCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FFHI under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FFHI. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that FFHI or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5     Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to FFHI, to:	FirstAtlantic Financial Holdings, Inc. 1325 Hendricks Avenue Jacksonville, FL 32207 Telecopy Number: (904) 446-2595 Attention: Mitchell W. Hunt, Jr.

with a copy to:	Troutman Sanders LLP 600 Peachtree Street NE Suite 5200 Atlanta, GA 30308 Telecopy Number: (404) 962-6599 Attention: David W. Ghegan, Esq.

If to NCC, to:	National Commerce Corporation 813 Shades Creek Parkway, Suite 100 Birmingham, AL 35209 Telecopy Number: (205) 313-8101 Attention: William E. Matthews, V

with a copy to:	Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, AL 35203 Telecopy Number: (205) 254-1999 Attention: John P. Dulin, Jr., Esq.

11.7     Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FFHI or NCC, each of FFHI and NCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8     Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent that federal Law shall be applicable. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document. The exchange of copies of this Agreement and of signature pages by fax, email or similar electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Transmission of executed counterparts by fax, email or similar electronic means shall have the same effect as physical delivery of manually signed originals.

11.10     Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11     Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing Party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13     Construction of Terms. Where the context so requires or permits, use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein shall be computed in accordance with, generally accepted accounting principles consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14     Schedules. The disclosures in the Schedules to this Agreement relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement; provided, however, that a disclosure in a particular Schedule shall also be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without needing to examine underlying documentation) by cross-referencing or otherwise. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15     Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16     No Third Party Beneficiaries. Except for (a) if the Effective Time occurs, Section 8.14, which is intended to benefit each Indemnified Party and his or her heirs and representatives, and (b) if the Effective Time occurs, the right of the holders of FFHI Common Stock to receive the Merger consideration payable pursuant to this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.17     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to or following the Effective Time, NCC shall be entitled to revise the structure of the Bank Merger in order to substitute a different NCC Subsidiary (or no NCC Subsidiary) in the place of NBC, whereby FirstAtlantic Bank or such other NCC Subsidiary would be the surviving bank upon consummation of the Bank Merger, or whereby the Bank Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, (ii) be capable of consummation in as timely a manner as the Bank Merger provided for herein, and (iii) not otherwise be prejudicial to the interests of FFHI’s stockholders. This Agreement, the Bank Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respective authorized officers as of the day and year first above written.

NATIONAL COMMERCE CORPORATION
Attest:
Attest:

By: /s/ Cindy Payton	By: /s/ Richard Murray, IV
Secretary	Its: President and Chief Executive Officer

FIRSTATLANTIC FINANCIAL HOLDINGS, INC.
Attest:

By: /s/ Timothy S. Ayers	By: /s/ Mitchell W. Hunt, Jr.
Chief Financial Officer and Secretary	Its: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

List of Exhibits

Exhibit A	Bank Merger Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Claims Letter

List of Schedules

Schedule 5.2(b):	No Conflict (FFHI)

Schedule 5.2(c):	Notices; Consents (FFHI)

Schedule 5.3(c):	Outstanding FFHI Options and FFHI Warrants (FFHI)

Schedule 5.3(e):	Indebtedness (FFHI)

Schedule 5.4(b):	Subsidiaries’ Outstanding Capital Stock (FFHI)

Schedule 5.5:	Financial Statements (FFHI)

Schedule 5.6:	Undisclosed Liabilities (FFHI)

Schedule 5.7:	Changes or Events (FFHI)

Schedule 5.8(f):	Disallowed Deductions under Code Sections 280G or 162(m) (FFHI)

Schedule 5.9(a)(i)	Loans over 90 Days (FFHI)

Schedule 5.9(a)(ii)	Insider Loans (FFHI)

Schedule 5.9(a)(iv):	Classified Loans (FFHI)

Schedule 5.9(b):	Loan Repurchase Obligations (FFHI)

Schedule 5.10:	Liens (FFHI)

Schedule 5.10(a):	Real Property (FFHI)

Schedule 5.10(b):	Leasehold Property (FFHI)

Schedule 5.10(c):	Insurance Policies (FFHI)

Schedule 5.12:	Compliance With Laws (FFHI)

Schedule 5.13(b):	Officers and Directors (FFHI)

Schedule 5.14(a):	Employee Benefit Plans (FFHI)

Schedule 5.14(c):	Payments Due Directors and Employees (FFHI)

Schedule 5.14(e):	Tax Gross-Ups (FFHI)

Schedule 5.14(f):	Certain Benefits Matters (FFHI)

Schedule 5.15:	Material Contracts (FFHI)

Schedule 5.16:	Legal Proceedings (FFHI)

Schedule 5.20:	Offices (FFHI)

Schedule 5.22:	Intellectual Property (FFHI)

Schedule 5.24:	FFHI Advisory Fee (FFHI)

Schedule 5.29:	Management Contracts (FFHI)

Schedule 5.32:	Brokered Deposits (FFHI)

Schedule 6.5:	Undisclosed Liabilities (NCC)

Schedule 6.9:	Legal Proceedings (NCC)

Schedule 7.2(g)	Compensation Matters (FFHI)

Schedule 7.2(n):	Unfunded Loan Commitments (FFHI)

Schedule 8.19(a):	Employment Agreement Termination Letters

Schedule 8.19(b):	Employment and Non-Competition Agreements

Appendix B

APPLICABLE DISSENT PROVISIONS

Florida Statutes

607.1301      Appraisal rights; definitions. The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302      Right of shareholders to appraisal.

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303      Assertion of rights by nominees and beneficial owners.

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320      Notice of appraisal rights.

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321      Notice of intent to demand payment.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322      Appraisal notice and form.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323      Perfection of rights; right to withdraw.

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324      Shareholder’s acceptance of corporation’s offer.

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326      Procedure if shareholder is dissatisfied with offer.

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330      Court action.

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

 607.1331      Court costs and counsel fees.

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332      Disposition of acquired shares.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333      Limitation on corporate payment.

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights

Appendix C

Fairness Opinion of FIG Partners, LLC

to the FFHI Board of Directors

August 16, 2017

FirstAtlantic Financial Holdings, Inc.

1325 Hendricks Avenue

Jacksonville, FL 32207

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (defined below) in connection with the proposed merger (the “Merger”) of FirstAtlantic Financial Holdings, Inc. (“FFHI”) and National Commerce Corporation (“NCC”) subject to the terms and conditions of the Agreement and Plan of Merger dated August 16, 2017 (the “Agreement”). The defined terms used herein shall have the same meaning as set forth in the Agreement unless otherwise noted.

Pursuant to the Agreement, each share of FFHI common stock issued and outstanding immediately prior to the Effective Time shall be converted into either the right to receive either the Stock Consideration or the Cash Consideration. The “Stock Consideration” is equal to .44 shares of NCC common stock (the “Exchange Ratio”) and the “Cash Consideration” is equal to $17.25 of cash. FFHI shareholders will have the opportunity to elect to receive the Stock Consideration or the Cash Consideration, subject to the limitation that no more than 646,293 of the FFHI shares outstanding at the Effective Time will be exchanged for the Cash Consideration. In the event the Cash Consideration is oversubscribed, NCC may at its sole discretion increase the number of shares exchanged for the Cash Consideration (up to 861,293 shares). Collectively the Stock Consideration and the Cash Consideration constitute the “Merger Consideration”. Warrants to purchase FFHI common stock outstanding at the Effective Time shall be converted into warrants to purchase NCC common stock using the Exchange Ratio. Options to purchase FFHI common stock outstanding at the Effective Time shall be exchanged for a cash payment equal to the number of option shares multiplied by the difference between $17.25 and the option exercise price. The terms of the Merger are set forth more fully in the Agreement.

FIG Partners, LLC ("FIG"), as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy.

FirstAtlantic Financial Holdings, Inc.

August 16, 2017

We were retained by FFHI to act as its financial advisor in connection with the Merger and in rendering this opinion. We will receive compensation from FFHI in connection with our services and FFHI has agreed to indemnify us for certain liabilities arising out of our engagement. FIG has not had a material relationship with FFHI or NCC for which we have received compensation during the prior two years.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement and terms of the Merger;

(ii)	reviewed the audited financial statements for FFHI and NCC for the years 2016 and 2015 and unaudited financial statements for FFHI and NCC for the three months and the six months ended June 30, 2017;

(iii)

reviewed certain historical publicly available business and financial information concerning FFHI and NCC including, among other things, quarterly reports filed by the parties with the SEC, FDIC and the Federal Reserve;

(iv)	reviewed certain internal financial statements and other financial and operating data concerning FFHI and NCC;

(v)	reviewed recent trading activity and the market for FFHI common stock and for NCC common stock;

(vi)	analyzed certain financial projections prepared by the management of FFHI and NCC;

(vii)

held discussions with members of the senior management of FFHI and NCC for the purpose of reviewing the future prospects of FFHI and NCC, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

FirstAtlantic Financial Holdings, Inc.

August 16, 2017

In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by FFHI and NCC. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of FFHI and NCC, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for FFHI and NCC are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of FFHI and NCC. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of FFHI and NCC or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to FFHI and NCC. In rendering this opinion, we have been advised by FFHI and NCC and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

The opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of FFHI and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, offering circular or information statement to be delivered to the holders of FFHI and NCC common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

FirstAtlantic Financial Holdings, Inc.

August 16, 2017

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of FFHI.

Sincerely,

FIG PARTNERS, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify any person, including directors, officers, employees, and agents, who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such person in connection with such suit, action, or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided, that, in the case of any threatened, pending, or completed action by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify such person against any expenses (including attorneys’ fees) reasonably incurred by such person in connection with the action.

Certificate of Incorporation and Bylaws

Article 9 of NCC’s certificate of incorporation limits the personal liability of NCC’s directors to the company or its stockholders for monetary damages for breach of fiduciary duty to the extent provided by Section 102(b)(7) of the DGCL.

Pursuant to Article 6 of NCC’s bylaws, NCC will indemnify and hold harmless its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, from and against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of NCC’s directors or officers or, while a director or officer, is or was serving at NCC’s request in any position or capacity for any other entity. NCC’s bylaws further provide for the advancement of expenses to directors or officers in defending any proceeding in advance of its final disposition; provided, that, to the extent required by law, such an advancement will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined by final judicial decision that he or she is not entitled to be indemnified for such expenses. In addition, NCC’s bylaws permit the company’s board of directors to provide for indemnification and advancement of expenses to NCC’s employees and agents to the extent and in the manner permitted by the DGCL.

Insurance and Contractual Arrangements

NCC’s bylaws authorize the company to purchase and maintain insurance on behalf of its directors, officers, employees, and agents, and persons serving at the company’s request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not the company would have the power or obligation to indemnify such person against the liability.

NCC maintains standard policies of insurance under which coverage is provided (i) to NCC’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to NCC with respect to payments that may be made by NCC to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law. NCC currently maintains management liability insurance, excess director and officer liability insurance, and Side A director and officer liability insurance. NCC’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, rule of law, provision in the company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, NCC has entered into an indemnification agreement with each of its directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require NCC to indemnify its directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. NCC is also required to advance expenses to its directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by NCC regarding the maintenance of directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a)      Index to Exhibits: The list of exhibits is set forth beginning on page II-5 of this registration statement and is incorporated herein by reference.

(b)      Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

(c)      Opinion of Financial Advisor: The opinion of FIG Partners, LLC to the FFHI board of directors is provided as Appendix C to the proxy statement-prospectus that forms a part of this registration statement.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

     (a)      (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(g)         (1)      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)      The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, National Commerce Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 6, 2017.

NATIONAL COMMERCE CORPORATION

/s/ Richard Murray, IV
By:	Richard Murray, IV
Its:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes John H. Holcomb, III, Richard Murray, IV and William E. Matthews, V, or any of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 6, 2017.

Name and Signature	Title

/s/ Richard Murray, IV	President, Chief Executive Officer and Director
Richard Murray, IV	(Principal Executive Officer)

/s/ William E. Matthews, V	Vice Chairman of the Board and Chief Financial Officer
William E. Matthews, V	(Principal Financial Officer)

/s/ Shelly S. Williams	Senior Vice President and Chief Accounting Officer
Shelly S. Williams	(Principal Accounting Officer)

/s/ John H. Holcomb, III	Executive Chairman
John H. Holcomb, III

/s/ Joel S. Arogeti	Director
Joel S. Arogeti

/s/ Bobby A. Bradley	Director
Bobby A. Bradley

/s/ Mark L. Drew	Director
Mark L. Drew

/s/ R. Holman Head	Director
R. Holman Head

/s/ C. Phillip McWane	Director
C. Phillip McWane

/s/ G. Ruffner Page, Jr.	Director
G. Ruffner Page, Jr.

/s/ Stephen A. Sevigny	Director
Stephen A. Sevigny

/s/ W. Stancil Starnes	Director
W. Stancil Starnes

/s/ Temple W. Tutwiler, III	Director
Temple W. Tutwiler, III

/s/ Russell H. Vandevelde, IV	Director
Russell H. Vandevelde, IV

/s/ Donald F. Wright	Director
Donald F. Wright

Exhibit Index

Exhibit Number	Description
2.1*

Agreement and Plan of Merger, dated August 16, 2017, by and between National Commerce Corporation and FirstAtlantic Financial Holdings, Inc. (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement and incorporated herein by reference)

3.1

Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

3.1A

Amendment to Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1A to NCC’s Annual Report on Form 10-K (File No. 000-55336), filed on February 20, 2015)

3.2	Bylaws of National Commerce Corporation (incorporated herein by reference to Exhibit 3.2 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

4.1

Form of Common Stock Certificate of National Commerce Corporation (incorporated herein by reference to Exhibit 4.1 to NCC’s Registration Statement on Form S-1 (File No. 333-201371), filed on February 27, 2015)

5.1	Opinion of Maynard, Cooper & Gale, P.C. regarding legality of securities being registered (including its consent)

8.1	Opinion of Maynard, Cooper & Gale, P.C. regarding certain tax matters (including its consent)

8.2	Opinion of Troutman Sanders LLP regarding certain tax matters (including its consent)

10.1	Form of Shareholder Voting Agreement, by and between National Commerce Corporation and each director and executive officer of FirstAtlantic Financial Holdings, Inc.

21.1	Subsidiaries of National Commerce Corporation (incorporated herein by reference to Exhibit 21.1 to NCC’s Annual Report on Form 10-K (File No. 001-36878), filed on March 10, 2017)

23.1	Consent of Maynard, Cooper & Gale, P.C. regarding its legality opinion (included as part of Exhibit 5.1)

23.2	Consent of Maynard, Cooper & Gale, P.C. regarding its tax opinion (included as part of Exhibit 8.1)

23.3	Consent of Troutman Sanders LLP regarding its tax opinion (included as part of Exhibit 8.2)

23.4	Consent of Porter Keadle Moore, LLC (audited financial statements of National Commerce Corporation)

23.5	Consent of Porter Keadle Moore, LLC (audited 2016 financial statements of Private Bancshares, Inc)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy Card of FirstAtlantic Financial Holdings, Inc.

99.2	Consent of FIG Partners, LLC

99.3	Rule 438 Consent of Thomas H. Coley

*

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. National Commerce Corporation agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.